As filed with the Securities and Exchange Commission on June __, 2005

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYS
(Name of small business issuer in its charter)

California	8711	95-2467354
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5050 Murphy Canyon Road, Suite 200
San Diego, California 92123
(858) 715-5500
(Address and telephone number of principal executive offices and principal place of business)

Edward M. Lake, Chief Financial Officer
SYS
5050 Murphy Canyon Road, Suite 200
San Diego, California 92123
(858) 715-5500
(Name, address and telephone number of agent for service)

Copies to:
Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
(619) 236-1414
(619) 232-8311 (fax)

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock, no par value(2)	5,479,159	$2.71	$14,848,521	$1,747.67

Total(3)	5,479,159	$2.71	$14,848,521	$1,747.67

(1)       Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on June 16, 2005.

(2)       Represents 4,028,239 shares of common stock that are currently outstanding, 1,022,631 shares that are issuable upon the exercise of outstanding convertible notes, and 428,289 shares that are issuable upon the exercise of outstanding warrants.

(3)       Pursuant to Rules 416 and 457 under the Securities Act of 1933, additional shares as may be issuable pursuant to the anti-dilution provisions of the convertible notes are also being registered.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN A REGISTRATION STATEMENT THAT WAS FILED BY SYS WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS	Subject To Completion, dated

The information in this prospectus is not complete and may be changed.

SYS

5,479,159 Shares of
Common Stock

This prospectus relates to the resale by selling shareholders of up to 5,479,159 shares of our common stock, 4,028,239 of which are currently outstanding, 1,022,631 of which are issuable upon the exercise of outstanding convertible notes, and 428,289 of which are issuable upon the exercise of outstanding warrants. The selling shareholders may sell common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

You should read this document and any prospectus supplement carefully before you invest.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the trading symbol "SYS". The last reported sales price per share of our common stock, as reported by the American Stock Exchange on June 16, 2005 was $2.69.

Investing in our common stock involves significant risks.
See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2005

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our Company

SYS and its subsidiaries (collectively, SYS or the Company) provide real time information technology solutions and wireless communications systems for a wide variety of government and large industrial customers. SYS provides these capabilities through the sale of multiple-year engineering and management services, off-the-shelf component products, and end-to-end systems development.

            The Company's core expertise is in real time sensor capture, wireless radio communications and networking, communications software development and integration. The Company also provides applications in the areas of decision support, data visualization, and tailored applications supporting the communications network. These capabilities are applied to specific customer's needs including command and control systems, real time safety and security solutions and other decision support systems markets. In addition, SYS offers its customers project management, financial management, training, and logistic support services.

            Historically, our revenues have been generated by providing services to the Department of Defense (DoD). However, we have a growing revenue base with other U.S. Government agencies including the National Aeronautics and Space Administration (NASA) and the Department of Homeland Security (DHS), municipal and state governments, and with Fortune 1000 companies in the industrial marketplace.

            The Company has embarked on a growth strategy to balance its service and product offering to extend beyond its current markets which management believes will also lead to higher margins and competitive discriminators within SYS markets. This strategy includes internal growth as well as strategic acquisitions. Since April of 2004, SYS has completed three acquisitions in support of this strategy.

Over the next few years, we intend to continue our growth strategy through the acquisition of other companies which fulfill our strategic service and product offerings and meet our financial objectives. We expect that, in order to meet our growth objectives, we may need to raise additional capital, through a combination of future debt and/or equity offerings.

            The Company was formed and incorporated in the State of California in 1966 as Systems Associates, Inc. It became a public corporation in 1968. The Company changed its name to Systems Associates, Inc. of California on December 4, 1979, and, as of March 18, 1985, it was changed to SYS. On June 19, 2002, the Board of Directors adopted a resolution to use the DBA of SYS Technologies, Inc.

Our corporate headquarters are in San Diego, California, and we maintain regional offices in Arlington, Chesapeake and McLean, Virginia and Oxnard, California. Through our regional offices, we are able to provide our customers with localized teams to respond to their needs.

The Offering

Common stock offered by selling shareholders (including shares underlying convertible notes and warrants)	5,479,159 shares assuming full conversion of the outstanding convertible notes and warrants associated with this offering. This number represents 45.0% of our outstanding stock.
Common stock to be outstanding after the offering, assuming full conversion of the outstanding convertible notes and warrants associated with this offering.	12,185,780 shares (1)
Proceeds to Company

We will not receive proceeds from the resale of shares by the selling shareholders. However, we will receive a reduction of approximately $2,285,000 in long-term indebtedness to the extent that convertible notes are converted subsequent to the effectiveness of the registration statement of which this prospectus is a part. Additionally, to the extent that 428,289 warrants issued in our most recent financing are exercised at their $2.50 exercise price on other than a cashless basis, the Company would receive an additional $1,070,723 in cash proceeds.

American Stock Exchange Symbol	SYS

(1)         Based on 10,734,860 shares of common stock outstanding as of June 3, 2005 plus 727,283 shares issuable upon the conversion of convertible notes from a private placement of securities completed in 2004, 295,348 shares issuable upon the conversion of convertible notes from the acquisition of Polexis and 428,289 shares issuable upon the exercise of warrants associated with a private placement of securities completed in 2005 for a total of 12,185,780 shares, which excludes: (i) up to 2,420,200 shares of common stock issuable upon exercise of employee stock options, (ii) 706,250 shares upon the conversion of convertible notes from a private placement of securities completed in 2002, and (iii) 2,500 warrants to purchase common stock at a price of one dollar ($1.00) per share.

RISK FACTORS

This investment involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks are realized, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Business:

We have depended upon a single customer, the U.S. Government, for the majority of our revenues to date, and a decrease in its demand for our services might harm our operating results.

A substantial part of our business at the present time is with the DoD. Even though the level of business with this customer is growing and we have negotiated multiple-year contracts that include option and award years, there is no certainty that budget changes in Congress or the DoD will not seriously affect us.  In addition, there is no certainty that the U.S. Government will exercise each option or award year available on a contract.

The Company may, depending on the contract, perform as a prime contractor or as a subcontractor to another prime contractor. In cases where the Company performs as a subcontractor, the Company may be subject to price modifications required by the prime contractor. Such price modifications, if not mitigated by a corresponding reduction of costs, could have a negative impact on the Company's profitability.

Most of our customers are government agencies subject to unique political and budgetary constraints and have special contracting requirements that may affect our ability to obtain new government customers.

Most of our customers are government agencies, principally DoD agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure that may dictate the manner in which they spend money. Due to political and budgetary processes and other scheduling delays that frequently occur in the contract or bidding process, some government agency orders may be canceled or substantially delayed, and the receipt of revenues or payments may be substantially delayed.

In addition, future sales to government agencies will depend on our ability to meet government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain particular contracts. Common requirements in government contracts include bonding, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty and provisions permitting the agency to perform investigations or audits of our business practices.

The U.S. Government has a program that encourages and sometimes requires large prime contractors to use small businesses.  The U.S. Government restricts the competition on some contracts to only qualifying small businesses.  Some of the Company's contracts and subcontracts have been awarded based on its small business eligibility.  The definition of a small business changes depending on the type of product or service provided.  The U.S. Government uses the North American Industry Classification System (NAICS) codes to classify the small business size standards for all industries.  One of the Company's primary NAICS codes has been for engineering services, and beginning in fiscal year 2005, the Company no longer qualified as a small business using this code.  The Company still qualifies as a small business using several other NAICS codes.  In addition, the small business contracts currently held by the Company did not expire as a result of no longer qualifying as a small business under this specific NAICS Code.   Some of these contracts have option years, which are not affected by this change in small business status. While the Company's revenues to date include revenues based on the Company qualifying as a small business pursuant to U.S. Government regulations under which it is no longer eligible as a small business, these revenues were not material to its financial condition or results of operations.  The Company's future revenues may be impacted by not qualifying as a small business under certain NAICS codes.

Any inability to adequately retain or protect our employees, customer relationships and proprietary technology could harm our ability to compete.

Our future success and ability to compete depends in part upon our employees and customer relationships and proprietary technology and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret claims, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from soliciting our employees or customers or infringing upon or misappropriating our intellectual property.  Our employees, customer relationships and intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products and services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, and equivalent or superior to, our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we were to detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights would be costly and would cause us to divert financial and other resources away from our business operations.

The departure of certain key personnel could harm the financial condition of the Company.

Clifton L. Cooke, Jr., Edward M. Lake, and Kenneth D. Regan are intimately involved in our business and have day-to-day relationships with critical customers. Competition for highly skilled business, product development, technical and other personnel is intense, and there can be no assurance that we will be successful in recruiting new personnel or in retaining our existing personnel. A failure on our part to retain the services of these key personnel could have a material adverse effect on our operating results and financial condition. We do not maintain key man life insurance on any of our employees.

We face numerous competitors.

We have many competitors with comparable characteristics and capabilities that compete for the same group of customers. Our competitors are competent and experienced and are continuously working to take projects away from us. Many of our competitors have greater financial, technical, marketing and other resources than we do. Our ability to compete effectively may be adversely affected by the ability of these competitors to devote greater resources to the sales and marketing of their products and services than are available to us.

We must comply with numerous U.S. Government regulations.

The Company could become liable for penalties under various procurement rules and regulations.  Changes in government regulations could harm our operating results.  Our business must comply with and is affected by various government regulations.  Among the most significant regulations are:

  the Federal Acquisition Regulations, and agency regulations supplemental to the Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;
  the Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations;
  government accounting regulations, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts; and
  laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

Accuracy of indirect billing rates is critical.

The Company's indirect billing rates are approved at least annually by the Defense Contract Audit Agency (DCAA).  These rates can differ from the Company's actual indirect rates.  The Company budgets to have its actual indirect rates as close as possible to its DCAA approved indirect rates at fiscal year end.  Throughout the year, management assesses how these rates compare to forecasted rates for the year.  If a significant variance is anticipated, provisions for such variance are recognized at that time.  However, if the actual indirect rates at year-end are materially different from the DCAA approved indirect rates, the Company would have to recognize that difference at year-end, which could affect the Company's results of operations.

We rely on subcontractors.

The Company regularly employs subcontractors to assist us in satisfying our contractual obligations. If these subcontractors fail to perform their contractual obligations adequately, our prime contract performance and our ability to obtain future business could be materially and adversely impacted.

Our performance of government contracts may involve the issuance of subcontracts to other companies upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers.  There is a risk that we may have disputes with subcontractors concerning a number of issues, including the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our decision not to extend task orders or issue new task orders under a subcontract, or our hiring of former personnel of a subcontractor.  A failure by one or more of our subcontractors to satisfactorily deliver agreed-upon services on a timely basis could materially and adversely impact our ability to perform our obligations as a prime contractor.  In extreme cases, such subcontractor performance deficiencies could result in the government terminating our contract for default.  A default termination could expose us to liability for excess costs of procurement by the government and have a material adverse effect on our ability to compete for future contracts and task orders.

Security clearances are necessary.

If the Company cannot obtain the necessary security clearances, we may not be able to perform classified work for the government and our revenues may suffer.  Certain government contracts require our facilities and some of our employees to maintain security clearances.  If we lose or are unable to obtain security clearances required for a particular contract, the client can terminate the contract or decide not to renew it upon its expiration.  As a result, to the extent we cannot obtain the required security clearances for our employees working on a contract, we may not derive the revenue anticipated from that contract.  Any such reduction in revenue, if not replaced with revenue from other contracts, could seriously harm our operating results.

Security breaches in sensitive government systems could result in the loss of clients and negative publicity.  Many of the systems we develop involve managing and protecting information involved in national security and other sensitive government functions.  A security breach in one of these systems could cause serious harm to our business, could result in negative publicity and could prevent us from having further access to such critically sensitive systems or other similarly sensitive areas for other government clients.

There are risks associated with our planned growth.

We plan to grow the Company's revenues and profits by adding to our existing customer base through internal growth and by the acquisition of other government services and government or commercial technology related companies.  Over the past five years we have hired senior management personnel capable of establishing new business units within the Company.  The San Diego C4ISR (command, control, communications, computers, intelligence, surveillance and reconnaissance) operations were established during fiscal year 2001 and have grown steadily since inception.  The Arlington and Chesapeake operations were established during fiscal year 2002 and have also grown steadily since inception.  All of these operations were started with no assurance that they would develop into successful business units.  Rapid expansion through internal growth has required additional capital resources.  We plan to continue this approach to building our government services business.  There can be no assurance that this approach will result in increased profitability in the future.

Management believes that the Company can grow through the acquisition of other government services companies and government or commercial technology related companies that have product offerings which may be sold to both commercial and government customers.  The acquisition of other companies and growing those businesses is uncertain and contains a variety of business risks, including: integration, cultural differences, the retention of key personnel, competition, protection of intellectual property, profitability, industry changes and others.  Although we do not have an agreement to acquire any specific company at this time, we intend to attempt to expand our operations through the acquisition of other companies. Acquisitions and attempted acquisitions may place a strain on our limited personnel, financial and other resources. Our ability to manage this growth, should it occur, will require expansion of our capabilities and personnel.  We may not be able to find qualified personnel to fill additional positions or be able to successfully manage a larger organization. Further, we intend to finance these transactions through a combination of cash, equity and debt. Using our stock as a currency may have limitations as the trading volume in our stock has been limited, our stock price has been volatile, and our stock may not maintain a price sufficient to support transactions without being excessively dilutive.

We have very limited assets upon which to rely for adjusting to business variations and for growing new businesses.

While we are likely to look for new funding to assist in the acquisition of other profitable businesses, it is uncertain whether such funds will be available. Our substantial reliance on our revolving line of credit facility with Comerica Bank - California imposes certain limitations on us. If we are to grow and expand our operations, we will need to raise significant amounts of additional capital. There can be no assurance that we will be successful in raising a sufficient amount of additional capital, or if we are successful, that we will be able to raise capital on reasonable terms. If we do raise additional capital, our existing shareholders may incur substantial and immediate dilution.

There are a large number of shares that may be available for future sale, and the sale of these shares may depress the market price of our common stock.

As of June 3, 2005, we had issued 10,734,860 shares of common stock. Up to 2,420,200 shares of common stock were issuable upon exercise of employee stock options at prices ranging from $0.73 to $2.89 per share, 706,250 shares were issuable upon the conversion of convertible notes from a private placement in 2002 at $1.00 per share, 727,283 shares were issuable upon the conversion of convertible notes from a private placement in 2004 at $2.20 per share, 295,348 shares were issuable upon the conversion of convertible notes from the  acquisition of Polexis at $2.32 per share, 428,289 shares were issuable upon the exercise of warrants issued in connection with a private placement of securities completed in 2005 exercisable at $2.50 per share, and 2,500 shares were issuable upon the exercise of warrants to purchase common stock at $1.00 per share.  The sale of shares issued upon any conversion of our outstanding convertible notes or the exercise of outstanding options or warrants could adversely affect the market price of our common stock.

There is a limited market for our common stock.

Our common stock is traded on the American Stock Exchange.  Trading in our common stock has been sporadic, and at present, there is a limited market for the stock. There can be no assurance that a stronger market will develop. Even if such a market does develop, it may not be sustained.  There are no analysts currently covering the Company.

Future sales of our common stock by existing shareholders under Rule 144 could decrease the trading price of our common stock.

As of March 25, 2005, a total of 4,229,258 shares of our outstanding common stock were "restricted securities" and could be sold in the public markets only in compliance with Rule 144 adopted under the Securities Act of 1933 or other applicable exemptions from registration. Rule 144 provides that a person holding restricted securities for a period of one year may thereafter sell, in brokerage transactions, an amount not exceeding in any three-month period the greater of either (i) 1% of the issuer's outstanding common stock or (ii) the average weekly trading volume in the securities during a period of four calendar weeks immediately preceding the sale. Persons who are not affiliated with the issuer and who have held their restricted securities for at least two years are not subject to the volume limitation. Possible or actual sales of our common stock by present shareholders under Rule 144 could have a depressive effect on the price of our common stock.

Our directors, executive officers and affiliated persons beneficially own approximately 33.5% of our stock, including stock options and warrants exercisable within 60 days of June 3, 2005; their interests could conflict with yours; significant sales of stock held by them could have a negative effect on our stock price; shareholders may be unable to exercise control.

As of June 3, 2005, our directors, executive officers and affiliated persons were the beneficial owners of approximately 33.5% of our common stock, including stock options exercisable within 60 days of June 3, 2005. As a result, our executive officers, directors and affiliated persons will have a significant ability to:

  elect or defeat the election of our directors;

  amend or prevent amendment of our articles of incorporation or bylaws;

  effect or prevent a merger, sale of assets or other corporate transaction; and

  control the outcome of any other matter submitted to the shareholders for vote.

As a result of their ownership and positions, our directors and executive officers, collectively, are able to significantly influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.

Our common stock is subject to "penny stock" rules.

Our common stock is classified as a penny stock by the Securities and Exchange Commission. This classification severely and adversely affects the market liquidity for our common stock. The Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, sets forth (i) the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in public offerings and secondary trading and about the commissions payable to the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this prospectus.

RECENT FINANCINGS

During the period from October, 2001 through January, 2002, SYS sold 40 units to investors, pursuant to subscription agreements. Each unit consisted of (i) 25,000 shares of the Company's common stock at a price of one dollar ($1.00) per share and (ii) a $25,000 10% unsecured convertible note, which is convertible into 25,000 shares of common stock. As of March 25, 2005, approximately $294,000 worth of notes have converted to common stock at $1.00 per share. The notes bear interest at 10% and are convertible into our common stock at $1.00 a share. The notes are due and payable three years from the date of issuance, unless extended to a forty-eight month term at the option of the holder.  All of the remaining note holders have exercised this extension.

During the period from December, 2003 through February, 2004, SYS sold 64 units to investors, pursuant to subscription agreements. Each unit consisted of (i) 15,625 shares of the Company's common stock at a price of one dollar and sixty cents ($1.60) per share and (ii) a $25,000 10% unsecured convertible note, which is convertible into 11,364 shares of common stock. To date, no notes have been converted. The notes bear interest at 10% and are convertible into our common stock at $2.20 a share. The notes are due and payable on December 31, 2006.

On May 27, 2005, SYS entered into a securities purchase agreement pursuant to which the Company agreed to sell to certain institutional investors in a private placement transaction an aggregate of 1,427,655 shares of common stock at an aggregate purchase price of approximately $3,355,000 (or $2.35 per share). As part of the transaction, the Company also agreed to issue to the investors, warrants to purchase an aggregate of 428,289 shares of common stock at an exercise price of $2.50 per share. The transaction was closed on June 2, 2005.

RECENT TRANSACTIONS

On March 31, 2004, SYS acquired all of the outstanding stock of Polexis, Inc. (Polexis) a privately held, San Diego-based provider of advanced data management software for approximately $6.5 million in cash, stock, notes, and assumption of debt. The transaction was completed pursuant to an agreement and plan of merger among SYS, Shadow Research International, Inc., a wholly owned subsidiary of SYS and Polexis, and Polexis' principal shareholders. As a result of the acquisition, Polexis became a wholly owned subsidiary of SYS and, therefore, is in the consolidated financial results of SYS effective for periods subsequent to March 31, 2004.

Polexis is a provider of advanced data management software in support of enterprise operations and mission-critical decision-making primarily to the DoD. Polexis solutions offer customers' real-time access to and analysis of vital information, improving the speed and effectiveness of operations.

The merger consideration consisted of (i) $3,136,000 in cash, (ii) 697,973 shares of SYS common stock with a market value of approximately $1,570,000 at closing, (iii) $1,375,000 in unsecured subordinated convertible notes, and (iv) assumption of $325,000 bank indebtedness.

On December 16, 2004, SYS acquired all of the assets of Xsilogy, Inc. (Xsilogy), a privately held, San Diego-based provider of wireless sensor network technologies and applications. Xsilogy develops and markets low-cost wireless sensor modules, infrastructure products and software for creating, deploying and managing large machine-to-machine networks in industrial applications. The assets purchased consisted principally of intellectual property and technology, inventory, fixed assets and certain other intangible assets.

The consideration for the assets of Xsilogy consisted of cash, stock and the assumption of certain liabilities of which, (i) $344,000 of cash was paid in advance of or at closing and $78,000 of liabilities were assumed at closing; (ii) up to approximately $900,000, of which up to $200,000 may be in the form of SYS common stock and the remainder in cash,  may be earned and paid subject to certain milestones to be achieved from the date of closing through June 30, 2005 and (iii) up to a maximum of $3.5 million in additional contingent consideration, of which up to $2.5 million may be in the form of SYS common stock and the remainder in cash, may be earned and paid in installments, upon the completion of certain criteria from the date of closing through June 30, 2009.

On January 6, 2005, SYS completed its acquisition of all of the outstanding securities of Antin Engineering, Inc., (Antin); the effective date of the acquisition was January 3, 2005. The transaction was completed pursuant to an agreement and plan of merger by and among the Company, Shadow I, Inc. (a wholly-owned subsidiary of the Company), Antin, and all of Antin's stockholders. Antin is a defense contractor that provides information technology, C4ISR,and technical support services.

The aggregate initial purchase price for the outstanding securities of Antin was approximately $1,433,000, which consisted of $49,000 in cash paid at closing and $305,000 in cash paid subsequent to the end of the third quarter ended March 25, 2005, $988,000 of common stock and $91,000 of transaction costs that consisted primarily of fees paid for financial advisory, legal and accounting services. The Company issued 323,971 shares of common stock to the stockholders of Antin, the fair value of which was based on an average of the closing price of the Company's stock three days prior to the acquisition date. An additional 314,027 shares were issued to an escrow agent, on behalf of the Antin stockholders.  These shares are contingently issuable to the Antin stockholders based upon the future operating performance of Antin through June 30, 2006.

USE OF PROCEEDS

This prospectus relates to 5,479,159 shares of our common stock, which may be sold from time to time by the selling shareholders. We will not receive any part of the proceeds of the sale of common stock by the selling shareholders. We will receive approximately $2,285,000 of relief from indebtedness if all of the selling shareholders convert their convertible notes into common stock. Additionally, to the extent that 428,289 warrants issued in our most recent financing are exercised at their $2.50 exercise price on other than a cashless basis, the Company would receive an additional $1,070,723 in cash proceeds.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Effective January 3, 2005, our common stock began trading on the American Stock Exchange under the symbol "SYS".  Prior to January 3, 2005, our common stock was traded in the Over-the-Counter Bulletin Board market under the symbol "SYYS.OB." The Over-the-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

The following table sets forth the high and low bid prices per share of our common stock during our three most recent fiscal years and the first three quarters for fiscal year 2005. Prior to January 3, 2005, these prices may represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Low	High
2002
First Quarter	$1.25	$1.27
Second Quarter	1.40	1.10
Third Quarter	1.22	1.40
Fourth Quarter	1.21	1.89

2003
First Quarter	$0.90	$1.48
Second Quarter	1.01	2.35
Third Quarter	1.96	2.75
Fourth Quarter	1.75	2.49

2004
First Quarter	$1.75	$2.25
Second Quarter	1.65	2.20
Third Quarter	1.88	2.40
Fourth Quarter	2.20	2.89

2005
First Quarter	$2.15	$2.85
Second Quarter	2.25	2.80
Third Quarter	2.50	3.90

As of June 3, 2005, our common stock shares were held by 554 shareholders of record, excluding those holding of record through depository accounts. The transfer agent of our common stock is Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, CA 90071.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. We have never declared or paid cash dividends on our common stock. We do not expect to authorize the payment of cash dividends on our shares of common stock in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.

BUSINESS

Overview

SYS and its subsidiaries (collectively, SYS or the Company) provide real time information technology solutions and wireless communications systems for a wide variety of government and large industrial customers. SYS provides these capabilities through the sale of multiple-year engineering and management services, off-the-shelf component products, and end-to-end systems development.

                The Company's core expertise is in real time sensor capture, wireless radio communications and networking, communications software development and integration. The Company also provides applications in the areas of decision support, data visualization, and tailored applications supporting the communications network. These capabilities are applied to specific customer's needs including command and control systems, real time safety and security solutions and other decision support systems markets. In addition, SYS offers its customers project management, financial management, training, and logistic support services.

                Historically, our revenues have been generated by providing services to the Department of Defense (DoD). However, we have a growing revenue base with other U.S. Government agencies including the National Aeronautics and Space Administration (NASA) and the Department of Homeland Security (DHS), municipal and state governments, and with Fortune 1000 companies in the industrial marketplace.

                The Company has embarked on a growth strategy to balance its service and product offering to extend beyond its current markets which management believes will also lead to higher margins and competitive discriminators within SYS markets. This strategy includes internal growth as well as strategic acquisitions. Since April of 2004, SYS has completed three acquisitions in support of this strategy.

Over the next few years, we intend to continue our growth strategy through the acquisition of other companies which fulfill our strategic service and product offerings and meet our financial objectives. We expect that, in order to meet our growth objectives, we may need to raise additional capital, through a combination of future debt and/or equity offerings.

                The Company was formed and incorporated in the State of California in 1966 as Systems Associates, Inc. It became a public corporation in 1968. The Company changed its name to Systems Associates, Inc. of California on December 4, 1979, and, as of March 18, 1985, it was changed to SYS. On June 19, 2002, the Board of Directors adopted a resolution to use the DBA of SYS Technologies, Inc.

                Our corporate headquarters are in San Diego, California, and we maintain regional offices in Arlington, Chesapeake and McLean, Virginia and Oxnard, California. Through our regional offices, we are able to provide our customers with localized teams to respond to their needs.

 Industry Overview

Spending by the U.S. Government on information technology and services supporting the use of information technology is on the rise. Several trends suggest that spending will continue to rise, including the following:

  U.S. Government's pursuit of procurement reform;

  U.S. Government's need to transform legacy technology;

  Focus on efficiency requiring more technology as its base;

  Staffing crisis resulting in increased use of outsourcing; and

  Bush Administration commitment to technology transformation and consolidation.

President Bush's fiscal year (FY) 2006 budget for DoD requests $419.3 billion in DoD discretionary budget authority for FY 2006, a 4.8% increase over FY 2005 and begins implementation of the FY 2006-2011 Future Years Defense Program. The FY 2006 Defense Department budget proposal calls for raising information technology (IT) spending to $30.1 billion, an increase of 4.9%, and the largest margin in the past four years. The 2006 budget supports substantial investments in advanced technology to provide advantages over our enemies, particularly in remote sensing and high-performance computing. This includes investments in communications improving connectivity between troops and their commanders well beyond the field of battle. C4ISR capabilities, information communications and transformation are some of the key areas of focus for the DoD's technology spending.

Secretary Rumsfeld continues to stress the need for transforming the DoD into a more modern organization and for outsourcing non-military activities to the private sector. Shown below are the FY 2006 President's Defense Budget Request Tables:

$ Billions	FY 2005	FY 2006	FY 2007	FY 2008
Military Personnel	104.0	108.9	112.0	115.4
Operations & Maintenance	137.0	147.8	154.1	160.8
Procurement	78.1	78.0	91.6	101.4
RDT&E	68.8	69.4	66.8	66.5
Revolving & Mgmt Funds	6.0	7.8	12.3	13.6
Other DoD Programs	6.1	7.4	6.3	4.7
DoD Bill	400.1	419.3	443.1	462.4

SYS operates in a very diverse and fragmented marketplace. Historically, the principal markets for SYS have been U.S. Navy entities including:

  Naval Sea Systems Command (NAVSEA) and its field offices. This falls into the category of Operations and Maintenance (O&M) funding sources;

  Space and Naval Warfare Systems Command (SPAWAR) and its field offices. This consists of both Research, Development, Test and Evaluation (RDT&E) and O&M funding sources; and

  Office of Naval Research (ONR) which consists of RDT&E funding sources.

Within each of these commands, the Company operates in special niche areas with individual programs and specific customers, and much of our work is dependent upon the relationship between our customers and our employees.

We believe opportunities for growth can be found in the following areas:

  Systems integration

  Defense IT

  Knowledge management

  C4ISR

  Training/simulation

SYS has targeted these areas for growth in the past three years with engineering service solutions and intends to further supplement this growth with targeted products. Our first products were in the areas of knowledge management and training/ simulation.  Through the acquisitions of Polexis, Xsilogy and Antin over the past twelve months, SYS has added both service and product capabilities in software development, decision support systems and wireless sensor networking products.

Business Description

During the first quarter of fiscal year 2005, the Company reorganized its operating structure.  The Company's services were previously delivered through three divisions: the Enterprise Solutions Division, the Integrated Solutions Group Division and the Systems Engineering and Management Division. These divisions were consolidated into the Defense Solutions Group (DSG), which has accounted for substantially all of the Company's revenue to date.  In the second quarter, as a result of the acquisition of the assets of Xsilogy, the Company established the Sensor Networking Systems and Products Group (SNG) as a separate business segment. Accordingly, the Company now has two reportable business segments.

The DSG provides engineering, technical, and financial and management services primarily to U.S. Government customers including the U.S. Navy, U.S. Army and other agencies. Antin will initially be included in the DSG.

Xsilogy is a provider of wireless sensor network technologies and applications.  The Xsilogy business will form the basis of the new SNG, which will include sensor network technologies, public safety and security solutions and additional product based solutions for both commercial and government customers.

The DSG primarily operates out of five locations: San Diego and Oxnard, California and Arlington, McLean and Chesapeake, Virginia.

The Oxnard, California office is adjacent to major U.S. Navy facilities activities, including the Port Hueneme Division of the Naval Surface Warfare Center, the Naval Facilities Expeditionary Logistics Center and the Naval Air Warfare Center.  Work performed through this office includes engineering services, operational analysis and information technology services in support of these U.S. Navy customers.

  Engineering services are in support of combat systems, ships, auxiliary systems, components and equipment;
  Operational analysis and services include a full range of business functions performed both at the Company's facilities and under direct support at the customer site; and
  Information technology services provide requirements determination and analysis, software development, and documentation development as well as on-site administration, training and help desk operations as a subcontractor to a large information technology prime contractor.

The San Diego, California office is located near SPAWAR San Diego.  The office's customer base not only includes SPAWAR San Diego based organizations, but also Naval Air Systems Command (NAVAIR), Defense Advanced Research Projects Agency (DARPA), the Defense Information Systems Agency (DISA) and numerous operational commands.   This office also provides direct support to other DoD industry partners such as Boeing, Cubic Corporation, EDS, and Rockwell Collins.  The Company's personnel work closely with the ONR, the Assistant Secretary of the Navy for Research, Development and Acquisition, Advanced Research and Development Activity, the Chief of Naval Operations, the Naval Warfare Development Command, the Joint Forces Command, and other services and joint agencies.

Work performed through this office includes C4ISR system engineering services and solutions.  Initiatives currently being supported include:

  Systems engineering and high speed information transfer for the ground segments of the Global Hawk surveillance system;
  Development of new communications architectures for combining strategic and tactical communications and data links into a single composite network;
  Supporting SPAWAR Headquarters assessments of FORCEnet related capabilities and programs. FORCEnet is the operational construct and architectural framework for naval warfare in the information age;
  Assisting in the development of the DARPA/Army's Command Post of the Future, DISA's Common Operating Environment, and two of SPAWAR's key initiatives: Composable FORCEnet and Extensible Tactical C4I Framework;
  Providing information inte>>gration and knowledge management programs to the U.S. Navy, U.S. Army, and joint services, utilizing the Extensible Information Systems (XIS) product suite acquired in the acquisition of Polexis; and
  The use of our The Assessment Profiling System Decision Support System (TAPS)  to manage the Information Operations Campaign by the 8th Army in Korea.

The Arlington, Virginia office is located in the Crystal City Complex near numerous government facilities.  The Chesapeake office is located near Norfolk, Virginia, a major U.S. Navy installation.  The Company's third Virginia office is located in McLean near numerous U.S. Government installations.

Work performed through the Virginia offices includes DoD acquisition program management, U.S. Navy combat system safety engineering, communications and other information technology engineering and support services, port engineering for ship equipment installations, training, and budgeting and financial management.  Typical systems supported are:  Battle Force Tactical Training/Total Ship Training Systems (BFTT/TSTS), Fiber Optic Data Multiplex System, the Combat System Operating Sequencing System, the High Energy Laser, National Defense University projects and the Global Command and Control System - Army.

Some of the major contracts and task initiatives which the DSG is currently performing work under include:

  U.S. Navy Underway Replenishment (UNREP) prime contract that has been held by the Company since 1982. In support of this program, the Company is defining equipment loads, speeds, operating ranges, installation geometry and power necessary to achieve system throughput requirements. In support of the Advanced UNREP Program, the Company also provides engineering and technical services to develop and fabricate mockups and prototypes for new design concepts and design modifications to underway replenishment equipment;
  The Seaport prime contract (MSS) is a multiple award contract that the Company was awarded in fiscal year 2004 by the NAVSEA to provide a broad range of comprehensive engineering, technical, and programmatic support services. This delivery order replaces the majority of the work that was previously performed under the Management, Planning, Analytical and Administration (MPAA) contract;
  Navy Marine Corps Intranet (NMCI) subcontract for information technology services;
  Various prime contracts and a subcontract with SPAWAR to provide Engineering, Logistics, Integration, Test and Evaluation and C4ISR services. Subcontractors include Northrop-Grumman, Boeing, Lucent, Science Applications International Corporation (SAIC), Anteon, Booz-Allen & Hamilton and BAE;
  Technical support under a General Services Administration (GSA) contract to the BFTT/TSTS program for NAVSEA; and
  The Company has four contracts from the GSA. These four contracts are for information technology, financial and business solutions, professional engineering services and management, organizational and business improvement services. These contracts, which are time and material based, have proven to be a means to develop new customers and are registered in the GSA Advantage System. The GSA Advantage System is an on-line service provided by GSA that lists the price schedules for all registered companies.

The SNG was started at the beginning of the third quarter of fiscal year 2005 and operates out of San Diego. Management does not anticipate significant revenues from this group in the current fiscal year. Current sources of revenues from this group consist of applications service provider  revenues based on monthly monitoring of sensors for various industrial customers.  Future revenues in this group will include products and equipment sales, software, engineering and installation services for industrial and commercial customers as well as government customers.

Growth Strategies

Thus far our revenues have grown internally by establishing new business units with experienced senior executives who have the ability to grow market share and expand our customer base. Substantially all of our revenues to date have come from contracts with U.S. Government customers and principally from the U.S. Navy. In the near future, the majority of sales for SYS will continue to be for engineering services.

 The Company's business growth strategy is focused on continuing to develop our core strengths in C4ISR, information technology, and systems integration while adding capabilities that will allow us to grow our markets in these areas as well as expand into other markets, including commercial and industrial markets. We intend to accomplish this growth strategy through acquisitions and through productizing capabilities and solutions developed through our engineering services. We believe that this strategy will enable us to diversify our revenue sources, compete for larger DoD programs and grow our operating margins, especially through the inclusion of products.

Acquisition Strategy

Since March 2004, the Company has completed three acquisitions.

On March 31, 2004, SYS acquired all of the outstanding stock of Polexis, a privately held, San Diego-based provider of advanced data management software in support of enterprise operations and mission-critical decision-making. Polexis provides the DoD with information tools that transform time-critical and rapidly changing data into information delivered to decision makers. Polexis solutions offer customers' real-time access to and analysis of vital information, improving the speed and effectiveness of operations.

On December 16, 2004, SYS acquired all of the assets of Xsilogy, a privately held, San Diego-based provider of wireless sensor network technologies and applications. Xsilogy develops and markets low-cost wireless sensor modules, infrastructure products and software for creating, deploying and managing large machine-to-machine networks in industrial applications.

On January 6, 2005, SYS completed its acquisition of all of the outstanding securities of Antin, a defense contractor that provides information technology, C4ISR, and technical support services.

Through these acquisitions, we've expanded our capabilities and market opportunities. New capabilities include real-time safety and security solutions and sensor networking products and services. New markets include the DHS, large industrial OEMs and non-DoD government agencies. Our goal is to integrate products and services in order to provide complete systems solutions to address the unique challenges of our customers within these markets. The acquisition of Xsilogy is our first expansion into a products-oriented business and broadens our customer base outside of the DoD.

The capabilities acquired through these acquisitions together with our other core capabilities including software integration and geospatial information processing, as well as our success on similar projects, enabled us to form the Public Safety and Security Division (PSS), a division of SNG. The PSS division will offer a comprehensive solution to our customer base addressing homeland security and business security issues at the federal, state, and local level.

The division will draw on technical resources in other SYS divisions to effect timely and reliable solutions to meet the command and response needs of fire and law enforcement agencies in crises environments. The scope of this effort will involve the application of existing SYS sensor technology, wireless sensor networking, the application of service oriented internet architectures, information visualization, and decision support technologies. The formation of this new division reflects our commitment to applying our technology base to solving homeland security and homeland defense issues.

Productization Strategy

As a result of our contract experience in systems analysis, requirements definition and system operations, SYS seeks to develop a new solution for both military command and control and commercial management decision support needs. This solution approach utilizes information technology, artificial intelligence logic and advanced visualization techniques to develop knowledge management tools. The objective is to leverage both SYS' and the customer's subject matter expertise to make more effective decisions.

The trademarked line of tailored knowledge management tools developed by SYS is known as TopVu™.  These decision support and complex program visualization tools provide integrated solutions for the operational users and are the basis for a number of military and private sector efforts.  The set of tools employed by SYS creates the capability to provide to the customer a complete system assurance solution. The SYS consultative marketing process involves working with the customer to define the customer's key issues, formulating a "top down" solution concept and designing and implementing a decision support process that both mitigates decision risks and enhances the decision process.

Applications to date include support for program planning, decision-support tools, including effects-based planning, knowledge management systems, total ownership cost, life cycle cost, modeling and simulation, readiness assessment and human-computer interface design /evaluation. The SYS TopVu™ data fusion visualization tool is now used by the DoD Joint Command to present progress and results of major military war games and operations. As the tool matures, greater standardization and documentation will permit end users to apply the tool at a lower cost with less consulting assistance.

In addition, we are looking at product opportunities in other engineering areas where we can help our customers solve their current problems at a lower cost. Our current focus is analysis of embedded systems technologies and providing integration of these technologies and products into a solution for our customers.

Customers

SYS is engaged in multiple contracts with various agencies of the U.S. Navy as both a prime and subcontractor. Key customers include (but are not limited to) the following:

Defense	Public Safety & Security	Industrial
U.S. Navy:	DHS	Ashland Oil
NAVSEA	The City of Chula Vista	Eaton
SPAWAR	The State of California	NALCO
NAVAIR	The City of San Diego	Royal Dutch Shell
ONR
Other DoD Entities:
DARPA
Missile Defense Agency
Boeing
Cubic Corporation
EDS

Sales and Marketing

The Company markets its services directly to governmental agencies through its headquarters and regional offices. Each office responds to the needs of customers and looks for new business opportunities which match the Company's technical skills and competency. The Company often teams, either as a prime or subcontractor, with other companies when bidding on government contracts.

Distribution

We use multiple distribution channels to market our products and services including:

  Our website;

  Direct outbound sales efforts;

  Competitive bidding; and

  Strategic teaming arrangements.

Competitors

Nearly all of our business is awarded through competitive procurements. The engineering and management services industry consists of hundreds of companies with which SYS competes and who can provide the same type of services. Many of our competitors are larger and have greater financial resources than we do. We obtain much of our business on the basis of proposals to new and existing customers. Competition usually centers on successful past performance, technical capability, management, personnel experience and price.

SYS has many competitors who compete for the same customers. They are competent, experienced and continuously working to take work and projects away from SYS. These competitors range in size from small businesses to multi-billion dollar corporations. Much of the Company's business is long term and continuous. We recognize that the SYS niche areas are desirable to other professional service firms, and we continuously seek to improve within these niches rather than expanding hastily to new areas.

Competition is intense in DoD contracting. Typically, work is contracted to experienced incumbents who have existing business relationships with the contracting organization. Breaking into new markets is difficult and time consuming. Though competitors have a difficult time competing in those areas where the Company is entrenched, the Company has also experienced difficulties breaking into new DoD markets, where competitors are entrenched. In DoD contracting, there is a blurred line between competitors and partners. Often companies are in competition in bidding for one contract, while they are cooperating team members in winning another. Generally, the Company faces competition from three categories of competitors:

Large DoD Contractors.    Large DoD contractors, such as Lockheed-Martin, Anteon, Northrop Grumman, Raytheon and others, represent serious competition to the Company in areas of systems engineering and in-service engineering. GTE and others compete in information systems and communications. Large management consulting firms compete with us for management consulting, strategic planning and information technology work. These companies also team with smaller companies. Companies in this category include Booz, Allen & Hamilton, Bearing Point and Accenture. These large companies can rely upon considerable monetary and labor resources to win government contracts. They are broadly focused in the types of work they will seek to obtain and are often teamed with small businesses and minority-owned businesses in subcontract arrangements.

Small Business DoD Contractors.    Small business DoD contractors are generally more focused in their contracting strategies. They have less clout and fewer resources unless teamed with larger competitors. However, according to DoD policy, a certain portion of DoD work is set aside for small businesses, creating an environment of fierce competition among these companies for the allocated work.

Small Disadvantaged DoD Contractors.    The U.S. Government, according to policy, also sets aside certain contracts for companies owned by members of statutorily identified disadvantaged groups. Because SYS does not qualify, it cannot compete in this arena, except as a subcontractor to qualified businesses. These qualified businesses, however, are free to compete against the Company for standard small business set aside contracts.

Intellectual Property and Other Proprietary Rights

SYS has filed for a number of copyright protections on several of its products. In addition, we have also registered a number of trademarks for the protection of Company intellectual property.

In connection with its acquisition of the assets of Xsilogy, SYS acquired two issued patents and numerous filed pending patents. The two issued patents are in the fields of flow sensors and sensing pressure. The patents pending are in the fields of sensors and sensor network architecture.

We believe that our intellectual property is important to our success, and we try to protect it as described above and through the maintenance of trade secrets. We feel that name brand recognition will make our products and services stand out.

However, the steps we take to protect our intellectual property may be inadequate. Unauthorized parties may try to disclose, obtain or use our proprietary information, which could harm our business. Others may claim that we have violated their proprietary rights or infringed on their intellectual property. Any such claims could subject us to significant liability for damages and invalidate our proprietary rights. Any efforts to protect or defend our rights could be time-consuming and costly. Other parties may also independently develop similar or competing technology.

Employees

On June 3, 2005, we employed 334 full-time employees and 54 part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within SYS. We believe our employee relations are good.

Facilities

The business and operations of the Company are currently conducted in the following office spaces:

Location	Approximate Square Feet	Date Current Lease Expires	Monthly Rent
5050 Murphy Canyon Rd. Suite 200 San Diego, CA 92123	15,006	December 31, 2008	$22,505
1721 Pacific Avenue Suite 210 Oxnard, CA 93033	10,499	August 31, 2007	$14,311
2711 Jefferson Davis Highway Suite 200 Arlington, VA 22202	4,693	July 31, 2006	$11,111
1119 Executive Blvd. Suite A Chesapeake, VA 23320	3,545	September 30, 2007	$2,894
5095 Murphy Canyon Rd. Suite 300 San Diego, CA 92123	11,000	August 31, 2007	$14,114
5095 Murphy Canyon Rd. Suite 240 San Diego, CA 92123	1,760	August 31, 2005	$3,226
8201 Greensboro Drive Suite 820 McLean, VA 22102	3,662	March 31, 2010	$8,239

Legal Proceedings

We are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. We are named as defendants in legal proceedings from time to time and we may assert claims from time to time.  We are not currently involved in any litigation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations should be read in conjunction with the financial statements and the related notes. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Management's Discussion and Analysis

To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans" and "proposes." Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this report. These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements. When considering forward-looking statements in this report, you should keep in mind the cautionary statements in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, and other sections of this report.

Description of Business

Overview

SYS has provided engineering, technical, financial and management services to U.S. Government and commercial customers since 1966. Headquartered in San Diego, California, the Company currently has several multiple-year management and engineering service contracts, primarily with the U.S. Navy. SYS employees support these organizations at various locations across the country and periodically overseas.

During the first quarter of fiscal year 2005 the Company reorganized its corporate structure.  The Company's services were previously delivered through three divisions: the Enterprise Solutions Division (ESD), the Integrated Solutions Group Division (ISGD) and the Systems Engineering and Management Division (SEMD). These Divisions were consolidated into the DSG, which has accounted for substantially all of the Company's revenue to date.  In the second quarter, as a result of the acquisition of the assets of Xsilogy, the Company established the SNG as a separate business segment. Accordingly, the Company now has two reportable business segments.

The DSG provides engineering, technical, and financial and management services primarily to U.S. Government customers including the U.S. Navy, U.S. Army and other agencies. Antin will initially be included in the DSG.

Xsilogy is a provider of wireless sensor network technologies and applications.  The Xsilogy business will form the basis of the new SNG, which will include sensor network technologies, public safety and security solutions and additional product based solutions for both commercial and government customers.

Our revenues have grown internally by establishing new business units with experienced senior executives who have the ability to grow market share and expand our customer base. Substantially all of our revenues to date have come from contracts with U.S. Government customers and principally from the U.S. Navy. In addition, during 2004 and 2005 we completed acquisitions which have added or will add, to our revenues.  The Company's business growth strategy is focused on continuing to develop our core strengths in C4ISR, information technology, and systems integration while adding capabilities that will allow us to grow our markets in these areas as well as expand into other markets including commercial markets. These acquisitions form a key role in our overall growth strategy. We will continue to evaluate acquisition opportunities and make acquisitions if the transactions are in line with our strategy of increasing our core competencies, profitably increasing our revenues and expanding our customer base.

Our operating margins are affected by the mix of contract types (cost reimbursement, fixed-price or time and materials) as well as the mix of prime contracts versus subcontracts. Significant portions of our contracts are time and materials and cost reimbursement contracts. We are reimbursed for labor hours at negotiated hourly billing rates and other direct expenses under time and materials contracts and reimbursed for all actual costs, plus a fee, or profit, under reimbursement contracts. The financial risks under these contracts are generally lower than those associated with other types of contracts, and margins are also typically lower than those on fixed-price contracts. The U.S. Government also has awarded us fixed-price contracts. Such contracts carry higher financial risks because we must deliver the products, systems or contract services at a cost below the fixed contract value in order to earn a profit.

The following table shows our revenues from each of these types of contracts as a percentage of our total revenue for the following periods:

	Three Months Ended		Nine Months Ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004

Cost reimbursable	76%	61%	68%	63%
Time and materials	13%	34%	21%	33%
Fixed price	11%	5%	11%	4%
Total	100%	100%	100%	100%

We have derived a majority of our revenues from U.S. Government contracts under which we act as a prime contractor. We also provide services indirectly as a subcontractor. We intend to focus on retaining and increasing the percentage of our business as prime contractor because it provides us with client relationships that generate higher levels of revenue.  Currently our mix of contracts consists of approximately 65% prime contracts and 35% subcontracts.

DSG

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004
Revenue for DSG	$10,904,000	$8,094,000	$32,473,000	$23,304,000

The DSG primarily operates out of five locations: San Diego and Oxnard, California and Arlington, McLean and Chesapeake, Virginia.

The Oxnard, California office is adjacent to major U.S. Navy facilities activities, including the Port Hueneme Division of the Naval Surface Warfare Center, the Naval Facilities Expeditionary Logistics Center and the Naval Air Warfare Center.  Work performed through this office includes engineering services, operational analysis and information technology services in support of these U.S. Navy customers.

  Engineering services are in support of combat systems, ships, auxiliary systems, components and equipment;
  Operational analysis and services include a full range of business functions performed both at the Company's facilities and under direct support at the customer site; and
  Information technology services provide requirements determination and analysis, software development, and documentation development as well as on-site administration, training and help desk operations as a subcontractor to a large information technology prime contractor.

The San Diego, California office is located near SPAWAR San Diego.  The office's customer base not only includes SPAWAR San Diego based organizations, but also NAVAIR, DARPA, DISA and numerous operational commands.   This office also provides direct support to other DoD industry partners such as Boeing, Cubic Corporation, EDS, and Rockwell Collins.  The Company's personnel work closely with the ONR, the Assistant Secretary of the Navy for Research, Development and Acquisition, Advanced Research and Development Activity, the Chief of Naval Operations, the Naval Warfare Development Command, the Joint Forces Command, and other services and joint agencies.

Work performed through this office includes C4ISR system engineering services and solutions.  Initiatives currently being supported include:

  Systems engineering and high speed information transfer for the ground segments of the Global Hawk surveillance system;
  Development of new communications architectures for combining strategic and tactical communications and data links into a single composite network;
  Supporting SPAWAR Headquarters assessments of FORCEnet related capabilities and programs. FORCEnet is the operational construct and architectural framework for naval warfare in the information age;
  Assisting in the development of the DARPA/Army's Command Post of the Future, DISA's Common Operating Environment, and two of SPAWAR's key initiatives: Composable FORCEnet and Extensible Tactical C4I Framework;
  Providing information integration and knowledge management programs to the U.S. Navy, U.S. Army, and joint services, utilizing the Extensible Information Systems (XIS) product suite acquired in the acquisition of Polexis; and
  The use of our The Assessment Profiling System Decision Support System (TAPS)  to manage the Information Operations Campaign by the 8th Army in Korea.

The Arlington, Virginia office is located in the Crystal City Complex near numerous government facilities.  The Chesapeake office is located near Norfolk, Virginia, a major U.S. Navy installation.  The Company's third Virginia office is located in McLean near numerous U.S. Government installations.

Work performed through the Virginia offices includes DoD acquisition program management, software development, U.S. Navy combat system safety engineering, communications and other information technology engineering and support services, port engineering for ship equipment installations, training, and budgeting and financial management.  Typical systems supported are: BFTT/TSTS, Fiber Optic Data Multiplex System, the Combat System Operating Sequencing System, the High Energy Laser, National Defense University projects and the Global Command and Control System - Army.

Some of the major contracts and task initiatives which the DSG is currently performing work under include:

  UNREP prime contract that has been held by the Company since 1982. In support of this program, the Company is defining equipment loads, speeds, operating ranges, installation geometry and power necessary to achieve system throughput requirements. In support of the Advanced UNREP Program, the Company also provides engineering and technical services to develop and fabricate mockups and prototypes for new design concepts and design modifications to underway replenishment equipment;
  MSS is a multiple award contract that the Company was awarded in fiscal year 2004 by the NAVSEA to provide a broad range of comprehensive engineering, c support services. This delivery order replaces the majority of the work that was previously performed under the Management, Planning, Analytical and Administration (MPAA) contract;
  NMCI subcontract for information technology services;
  Various prime contracts and a subcontract with SPAWAR to provide Engineering, Logistics, Integration, Test and Evaluation and C4ISR services. Subcontractors include Northrop-Grumman, Boeing, Lucent, SAIC, Anteon, Booz-Allen & Hamilton and BAE;
  Technical support under a GSA contract to the BFTT/TSTS program for NAVSEA; and
  The Company has four contracts from the GSA. These four contracts are for information technology, financial and business solutions, professional engineering services and management, organizational and business improvement services. These contracts, which are time and material based, have proven to be a means to develop new customers and are registered in the GSA Advantage System. The GSA Advantage System is an on-line service provided by GSA that lists the price schedules for all registered companies.

SNG

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004
Revenue for SNG	$40,000	$-	$40,000	$-

The SNG was started at the beginning of the third quarter of fiscal year 2005 and operates out of San Diego. Management does not anticipate significant revenues from this group in the current fiscal year. Current sources of revenues from this group consist of applications service provider revenues based on monthly monitoring of sensors for various industrial customers.  Future revenues in this group will include products and equipment sales, software, engineering and installation services for industrial and commercial customers as well as government customers.

Costs incurred in this group currently are comprised of direct labor, overhead and general and administrative costs. As this group grows we anticipate that the costs will include cost of goods sold and other direct costs associated with product and equipment sales.

Results of Operations

The following table sets forth certain items, including consolidated revenues for the three and nine-month periods ended for fiscal years 2005 and 2004 (in thousands):

	Three Months Ended				Nine Months Ended
	Mar. 25 2005		Mar. 26 2004		Mar. 25 2005		Mar. 26 2004
Revenues	$10,944	100.0%	$8,094	100.0%	$32,513	100.0%	$23,304	100.0%
Operating costs and expenses:
Contract costs	8,956	81.8%	6,785	83.8%	27,061	83.2%	19,297	82.8%
General and administrative expenses	1,337	12.2%	840	10.4%	3,621	11.2%	2,863	12.3%
Total operating costs and expenses	10,293	94.1%	7,625	94.2%	30,682	94.4%	22,160	95.1%
Income from operations	651	5.9%	469	5.8%	1,831	5.6%	1,144	4.9%
Other income	(19)	(0.2)%	(4)	(0.0)%	(19)	(0.1)%	(35)	(0.2)%
Interest expense	130	1.2%	52	0.6%	366	1.1%	118	0.5%
Income before income taxes	540	4.9%	421	5.2%	1,484	4.6%	1,061	4.6%
Income tax provision	219	2.0%	172	2.1%	603	1.9%	442	1.9%
Net income	$321	2.9%	$249	3.1%	$881	2.7%	$619	2.7%

Revenues.  For the third quarter of 2005, our revenues increased 36% to $11.0 million from $8.1 million for the same period in 2004.  For the nine months, our revenues increased 39% to $32.5 million from $23.3 million for the same period in 2004.  These increases were primarily attributable to the acquisition of Polexis in 2004 and Antin in 2005 together with new contract awards, successful recompetition wins on existing programs and growth within existing programs. During the third quarter the acquisitions added $3.6 million of revenues. This increase was offset by a reduction in revenues on certain programs, primarily the NMCI, UNREP and MSS programs, all of which were due to planned decreases in activities by those customers. For the nine month period these acquisitions contributed $7.9 million on or 86% of the growth in revenues with the balance of the increase from growth in existing programs.

Contract costs.  Contract costs include all direct costs such as labor, materials and subcontractor costs.  Contract costs also include indirect overhead costs such as facilities, indirect labor, fringe benefits and other discretionary costs which are pooled and allocated to contracts on a pro rata basis. Generally, changes in direct costs are correlated to changes in revenue as resources are consumed in the production of that revenue.

As a percentage of revenue, contract costs were 81.8% for the third quarter of 2005 as compared to 83.8% for the same period in 2004.  For the nine months, contract costs were 83.2% as compared to 82.8% for the same period in 2004. The decrease in contract costs as a percentage of revenues in the third quarter is due to a reduction in subcontractor costs and overhead costs. The increase in contract costs for the year to date as a percentage of revenues is due to an overall increase in overhead costs.

General and administrative expenses.  General and administrative (G&A) expenses include indirect labor, fringe benefits, bid and proposal and other indirect costs.  While the actual dollar amounts have increased on both a quarterly and nine months basis, as a percentage of revenues for the nine month period, G&A has decreased due to the growth in revenues.  The spending increase is due to investments made to expand the Company's infrastructure to accommodate the increased scope of business operations from recent growth and acquisitions. The Company may increase the amount of G&A expenditures during the remainder of fiscal 2005 to develop new business lines and pursue acquisitions, which may increase G&A as a percentage of revenues.

Income from operations.  For the third quarter of 2005, the income from operations margin increased from 5.8% of revenues from the prior year to 5.9% in the current year.  This increase is due to fewer contract costs as a percentage of revenues in the third quarter of 2005 as compared to the prior year offset by an increase in G&A costs.  For the nine month period, income from operations margin increased to 5.6% due to the 39% revenue growth which results in the reduction of G&A costs as a percentage of revenues.

Interest expense.  For the third quarter of 2005, interest expense increased to $130,000 from $52,000 for the same period in 2004.  For the nine months, interest expense increased to $366,000 from $118,000 for the same period in 2004. This increase is primarily attributable to increased interest expense from the convertible notes issued by the Company during 2004 through its private placement and in connection with the Polexis acquisition. The increase is further attributable to the accretion of a debt discount related to the private placement.  On an annualized basis, the increase in interest expense resulting from these notes will be approximately $300,000.

Income tax provision.  For the third quarter of 2005, the income tax provision increased 27% to $219,000 from $172,000 for the same period in 2004.  For the year to date, the income tax provision increased 36% to $603,000 from $442,000 for the same period in 2004.  The effective tax rate was 40.6% for the nine month period versus 41.7% in the same period in 2004.

Dividends.  There were no dividends authorized or paid in 2005.  For the same period in 2004, there were $4,000 in dividends paid on the Company's preference stock.  This decrease was attributable to the redemption of the preference stock in fiscal 2004.

Fiscal Year 2004 vs. Fiscal Year 2003

Revenues.  For the fiscal year ended June 30, 2004, our revenues increased 41% to $34.9 million from $24.8 million for the same period in 2003.  This increase is attributable to new contract awards, successful recompetition wins on existing programs and growth within existing programs.  By division the increased revenues were: $4.0 million or a 29% increase for ESD, $5.4 million or 95% increase for ISGD (including Polexis), and $0.6 million or 13% increase for the SEMD.

Contract Costs.  Cost of revenues includes all direct costs such as labor, materials and subcontractor costs.

Historically, cost of revenues approximates 83% of revenues.  As a percentage of revenue, cost of revenues were 82.4% for 2004 as compared to 83.1% for 2003. This decrease in cost of revenues is due to a small increase in direct labor as a component of costs that carries a higher margin than other direct costs.

General and Administrative expenses.  General and Administrative expenses include indirect labor, fringe benefits, bid and proposal and other indirect costs.  For 2004, G&A expenses increased 14.5% to $4.1 million from $3.5 million for the same period in 2003. This $0.6 million increase was primarily attributable to the increase in support functions necessary to facilitate and administer the growth in revenues, which includes additional salaries and accrued compensation related to an incentive compensation plan implemented during the current fiscal year.

The increased salaries relate to key management personnel who are responsible for (i) executing on the Company's growth strategy including the recent fund raising and acquisition activities and (ii) ensuring the Company's ability to comply with the increased costs of being a publicly traded company under the recent Sarbanes-Oxley legislation. Audit and audit related expenses are expected to continue increasing as reporting and compliance obligations have been increased for both the Company and the independent accountants.

Income (loss) from operations.  For 2004, income from operations increased to $2.0 million after a loss of $0.3 million for the same period in 2003.  This improvement is directly attributable to the elimination of losses from discontinued operations, direct costs of aborted acquisitions and a legal settlement.  In 2003 the Company had the following special charges:  write down of goodwill and a note receivable associated with the acquisition of Shadow Research International for a total of $106,000; acquisition expenses of $352,000 associated with the terminated merger discussions with AP Labs; and litigation settlement of $750,000 and associated legal costs of $222,000.

Interest expense.  For 2004, net interest expense increased 12.4% to $226,000 from $201,000 for the same period in 2003.  This increase is attributable to increased interest expense from the convertible notes issued by the Company during 2004 through its private placement and in connection with the Polexis acquisition and the accretion of the debt discount related to the private offering.  We anticipate an increase in interest expense in 2005 as these notes will be in effect for a full year.

Income tax Provision.  The provision for income tax was $825,000 in 2004, compared to a benefit of $170,000 for the comparable period in 2003, not including the tax benefit from the discontinued operations.  Our 2004 tax provision represents an effective tax rate of 45.4%.  Our effective tax rate is greater than the federal statutory rate of 34% due primarily to state income tax rates and a change in estimate for tax refunds receivable and prepaid taxes.

Dividends.  For 2004, dividends on preference stock decreased to $4,000 from $6,000 for 2003.  This decrease was attributable to the redemption of the preference stock in fiscal 2004.

Fiscal Year 2003 vs. Fiscal Year 2002

Revenues.  For the fiscal year ended June 30, 2003, our revenues increased 47% to $24.8 million from $16.8 million for the same period in 2002.  This increase is attributable to new contract awards, successful recompetition wins on existing programs and growth within existing programs.  By division the increased revenues were: $3.3 million or a 32% increase for ESD, $2.1 million or 85% increase for ISGD, and $1.7 million or 51% increase for SEMD and $0.5 million in revenue from the new China Lake Division. The China Lake Division was consolidated into ESD in fiscal 2003.

Contract Costs.  Cost of revenues are direct costs that include direct labor, other direct costs such as materials and subcontracts and the associated overhead costs.  Generally, changes in cost of revenues are correlated to changes in revenue as resources are consumed in the production of that revenue.  For 2003, cost of revenues increased 45% to $20.6 million from $14.2 million for the same period in 2002 with a corresponding 47% increase in revenues.  This increase was attributable primarily to the increase in revenue.

As a percentage of revenue, cost of revenues were 83.1% for 2003 as compared to 84.3% for 2002. This decrease in cost of revenues is due to a small increase in direct labor as a component of costs that carries a higher margin than other direct costs.

General and Administrative expenses.  General and Administrative expenses includes the associated indirect labor, fringe benefits, bid and proposal and other indirect costs.  For 2003, G&A expenses increased 91.0% to $3.5 million from $1.8 million for the same period in 2002. This $1.7 million increase was primarily attributable to the expected growth of support functions necessary to facilitate and administer the growth in revenues.  This includes (i) approximately $1.1 million of additional salaries and their associated fringe benefits, audit expenses, legal expenses, shareholder communication, insurance, director fees, and estimated accruals for certain expenses; (ii) write down of goodwill and a note receivable associated with the acquisition of Shadow Research International of $106,000; and (iii) acquisition expenses of $352,000 associated with the terminated merger discussions with AP Labs.

Income (loss) from operations.  For 2003, the Company had a loss from operations of $298,000 compared to income from operations of $674,000 for the same period in 2002.  This decrease is primarily attributable to an increase in costs in 2003 that are discussed under General and Administrative expenses above.  In addition to those increased expenses, the Company also had a litigation settlement of $750,000 and associated legal costs of $222,000.

Interest expense.  For 2003, net interest expense increased 38.6% to $201,000 from $145,000 for the same period in 2002.  This increase is attributable primarily to the increased usage of the Company's credit facility with Comerica Bank.

Income tax Provision. The benefit for income tax was $170,000 in 2003, not including the tax benefit from the discontinued operations, compared to a provision of $37,000 for the comparable period in 2002.

Dividends.  For 2003, dividends on preference stock decreased to $6,000 from $8,000 for 2002.  This decrease was attributable to the redemption of the preferred stock in fiscal 2002.  As of June 30, 2003, the Company had only its preference stock outstanding that had dividends authorized.

Liquidity and Capital Resources

At March 25, 2005, the Company had cash and cash equivalents of $1,080,000. This represents an overall decrease of approximately $1.1 million during 2005. The decrease is a result of the following factors, (i) costs associated with the Polexis acquisition for a lease buy-out, severance and compensation (ii) incentive compensation payments earned for the prior fiscal year (iii) costs associated with an SB-2 registration statement (iv) acquisition of furniture and equipment, (v) costs associated with the purchase of the Xsilogy assets and Antin acquisitions (vi) the pay off of the working capital loan.

Net working capital was $4.1 million at March 25, 2005 compared to $5.2 million at June 30, 2004.  Net working capital is total current assets less total current liabilities.  The primary reasons for the decrease in net working capital is an increase in accrued payroll and related taxes and certain of the 2002 private placement notes becoming short term liabilities. Accounts receivables increased by $1.9 million at the end of the third quarter of 2005.  This increase was due primarily to an increase in the Company's revenues.  Accounts payable decreased by $243,000 to $1.2 million at the end of the third quarter of 2005 due to fewer subcontractor invoices.

The Company has convertible notes payable totaling $3.0 million consisting of $706,000 from a $2.0 million private placement completed during 2002; $1.6 million (excluding $98,000 of note discount) issued in connection with a $3.2 million private placement completed during 2004, and $685,000 issued in connection with the acquisition of Polexis.  The Company used the funds of $ 5.2 million received through the private placements to finance the Company's growth and to complete the acquisition of Polexis. The Company had previously borrowed $500,000 under a working capital loan and this loan was paid in full as of March 25, 2005.

The Company's net assets had increased by $2.8 million at the end of the third quarter of 2005 to $11.2 million.  Net assets are total assets less total liabilities.  Net furniture and equipment increased by $369,000 during the first three quarters of 2005 due primarily to the acquisition of furniture, equipment and software. The Company establishes a capital expenditures plan each year in connection with its annual budgeting process. The Company estimates that its capital expenditures for its current operations during this fiscal year will range from $500,000 to $750,000.

The Company's sources of liquidity are cash generated by operations and its revolving line of credit facility for $4.0 million that expires on December 28, 2006. The Company's revolving line of credit facility had a zero balance and had available borrowing capacity of $4,000,000 at March 25, 2005.

Subsequent to March 25, 2005, the Company agreed to sell to certain institutional investors in a private placement transaction shares of common stock that netted the Company approximately $3,152,000 in cash.

Antin owed $394,000 on two lines of credit at closing.  The Company paid in full both lines of credit during this quarter.

The $4.0 million revolving line of credit facility allows the Company to use (i) the full $4.0 million for working capital purposes or (ii) under a Sub Facility, up to $2.0 million of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes.  The Company must maintain certain financial covenants, including tangible effective net worth, current assets to current liabilities, debt to worth and cash flow coverage, is subject to certain restrictions on permitted acquisitions and minority investments, and in some cases must receive Comerica's consent prior to using the facility for such purposes.  If used for permitted acquisitions or minority investments these advances must be repaid over 48 months.  The Company has the option of being charged prime plus 0.25% or LIBOR plus 300 basis points on the credit facility and prime plus 0.50% or LIBOR plus 325 basis points on the sub facility subject to minimum advance amounts and duration under the LIBOR option.

The loan is collateralized by all of the Company's assets including accounts receivable. Comerica advances funds to the Company of up to 80% of the Company's billed accounts receivable that are less than 90 days old. Comerica requires the Company to maintain certain covenants, including those described above, and at March 25, 2005 the Company was in compliance with all of those covenants.

The Company also finances a portion of its operations through leases.  At March 25, 2005, the Company had non-cancelable operating leases for its offices, which expire at various dates through March 2010.

Annual future minimum lease payments under non-facility operating leases with initial terms of one year or more as of March 25, 2005 totaled $219,000.

Annual future minimum lease payments under facility operating leases with initial terms of one year or more as of March 25, 2005 totaled $2,786,000.

Details of contractual obligations at March 25, 2005 are as follows:

		Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Convertible notes payable and other debt	$3,089,000	$886,000	$2,203,000	-	-
Operating leases	3,004,000	1,075,000	1,781,000	148,000	-
Total contractual cash obligations	$6,093,000	$1,961,000	$3,984,000	$148,000	-

Management believes that the Company will have sufficient cash flow from operations and funds available under the revolving credit agreement with Comerica to finance its operating and capital requirements through December 28, 2006. Long-term liquidity and continued acquisition related growth will depend on the Company's ability to manage cash, raise cash and maintain profitability.

Critical Accounting Policies and Estimates

The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities. On an ongoing basis, management evaluates its estimates, including those that relate to revenues and customer billings, recovery of indirect costs, long-lived assets, intangible assets, income tax contingencies, stock based compensation and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions. If actual results significantly differ from management's estimates, the Company's financial condition and results of operations could be materially impaired.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

SYS contracts with its government customers using various cost-type contracts. They include cost-plus fixed fee, cost-plus award fee, cost-plus incentive fee with incentives based upon both cost and/or performance, and cost sharing contracts. Revenues and profits are recognized in accordance with Accounting Research Bulletin No. 45 and SOP 81-1. For award and incentive fee type contracts, we recognize the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the customer regarding our performance, including any interim performance evaluations rendered by the customer. Revenues are recognized under fixed-price contracts based on the percentage-of-completion basis, using the cost-to-cost or units-of-delivery methods. To the extent that our estimated costs materially change, our revenues recorded under such contracts could materially be affected and could have a material adverse effect on our operations in the future periods. In the nine months ended March 25, 2005, approximately 11% of our total revenues were generated by fixed-price contracts, which are generally recognized using the percentage-of-completion method. The remaining 89% of our revenues in the nine months ended March 25, 2005 were generated by cost reimbursable contracts and time and materials contracts, for which percentage-of-completion is not used, and revenues are generally recognized as work is performed and billed to the customer.

In general, SYS does not recognize revenues in excess of the allowable funding limitations on any delivery order or contract until negotiations are finalized. On occasion, our customers request that we proceed on a tasking in advance of the formal contract modification. We evaluate these requests according to their characteristics and the circumstances in which they occur after taking all factors into consideration such as probability of cost recovery, our experience with the customer, and satisfactory evidence that supports the customer's intent to issue the modification.  If our assessment for the probability of cost recovery changes in a subsequent period due to a change in circumstances then the revenues and profits associated with those costs incurred may be reversed.

Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the DCAA before final payment is received. We record revenues and accounts receivable at amounts expected to be realized upon final settlement.

The Company also derives revenues from the design and management of sensor networks which may include equipment, software, services and installation. The Company recognizes revenue when all of the following criteria have been met:

  Persuasive evidence of an arrangement exists;

  Delivery has occurred or services have been rendered;

  The fee for the arrangement is fixed or determinable; and

  Collectability is reasonably assured.

The Company enters into multiple-element arrangements, which may include any combination of monthly application service provider services, professional consulting services or equipment sales. Accordingly, the Company separates its deliverables into units of accounting and recognized revenue on these deliverables, consistent with the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables."

Our accounts receivable balances include unbilled receivables which are comprised of work-in-process which will be billed in accordance with contract terms and delivery schedules, as well as amounts billable upon final execution of contracts, contract completion, milestones or completion of rate negotiations. Payments to us for performance on certain of our U.S. Government contracts are subject to audit by the DCAA, and are subject to government funding. We provide an allowance against our receivables for estimated losses that may result from rate negotiations and audit adjustments. To the extent that actual adjustments due to rate negotiations or audit adjustments differ from our estimates, our revenue may be impacted. Historically, the Company has not required significant allowances for these risks.

Since the Company's primary customer is the U.S. Government, the Company historically has not recorded significant charges for bad debt expense. Bad debt charges, if needed, are recognized in the period in which they are identified.

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Effective January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which establishes financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets". Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets."

SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two step methodology. The initial step requires the Company to assess whether indications of impairment exist. If indications of impairment are determined to exist, the second step of measuring impairment is performed, wherein the fair value of the relevant reporting unit is compared to the carrying value, including goodwill, of such unit. If the fair value exceeds the carrying value, no impairment loss is recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the reporting unit is impaired.

The Company performs its annual testing for impairment of goodwill and other intangible assets in the fourth quarter of each year, prior to the release of the financial statements for the current year. Based on management's annual testing as of the fourth quarter of 2004, there were no indications of impairment.

MANAGEMENT

Directors and Executive Officers

Name	Age	Position
John M. Burns	58	Director, Vice-Chairman of the Board
Clifton L. Cooke, Jr.	57	Director, President, Chief Executive Officer
David A. Derby	63	Director, Chairman of the Board
Michael W. Fink	48	Secretary
General Al Gray, USMC (Ret.)	75	Director
John R. Hicks	58	Director
Edward M. Lake	50	Executive Vice President, Chief Financial Officer
Gail K. Naughton	49	Director
Thomas A. Page	71	Director
Kenneth D. Regan	63	President, Defense Solutions Group
Charles E. Vandeveer	63	Director

Directors serve until the next annual meeting and until their successors are elected and qualified. There are no family relationships between any of our directors or officers.

John M. Burns was initially elected to the Board of Directors on November 20, 2001 and was re-elected to the Board of Directors on April 14, 2003. Mr. Burns was elected Vice-Chairman of the Board of Directors on April 14, 2003. Since 1996, Mr. Burns has been the Executive Vice President of Power Partners International, Inc. a power plant development firm. In addition, since 1990, Mr. Burns has been Chairman and Chief Executive Officer of Scripps Ventures, Inc., a San Diego based investment company. Prior to holding these positions, he was a Vice President of Management Analysis Company, a $40 million technical and business consulting firm with clients that included Pacific Gas & Electric, San Diego Gas & Electric Company, Merrill Lynch, Raytheon, World Bank, Fulbright & Jaworski, Steptoe & Johnson, U.S. Department of Energy, and the U.S. Environmental Protection Agency. Mr. Burns has also held various positions with San Diego Gas & Electric Company. Mr. Burns currently serves on three boards of directors in addition to SYS, including those of MediCredit, Scripps Ventures and Power Partners. Mr. Burns served in the U.S. Navy, Civil Engineering Corps, from 1969 to 1972. He holds a B.S. degree in Civil Engineering from Worcester Polytechnic Institute and a Juris Doctorate from the University of San Diego. In addition, Mr. Burns has served as a board member or fundraiser for various civic and philanthropic organizations in California and Hawaii.

Clifton L. Cooke, Jr. was elected to the Board of Directors on November 20, 2001 and was re-elected to the Board of Directors on April 14, 2003. Mr. Cooke was elected President and Chief Executive Officer on April 14, 2003. Prior to, Mr. Cooke was the President and Chief Operating Officer of SYS, a position that he has held since January 16, 2002. From 2000 through 2002, Mr. Cooke was self-employed as an independent consultant. Mr. Cooke was Executive Vice President of Titan Corporation, a billion dollar diversified technology company, from 1998 through 2000. Mr. Cooke's principal responsibility at Titan was to maximize the commercial success of Titan's defense based technologies. In addition to his corporate responsibilities, Mr. Cooke was the general manager and Chief Executive Officer of the $170 million Titan Technologies Division. From 1988 to 1998, Mr. Cooke was founder and Chief Executive Officer of VisiCom Laboratories (VisiCom), which grew to over $50 million in revenue. VisiCom provides embedded real time products and services to its customers in industry and government. While at VisiCom, Mr. Cooke was responsible for VisiCom's acquisition of six small companies that contributed significantly to VisiCom's revenue growth. Prior to starting VisiCom in 1988, Mr. Cooke was founder and Chief Executive Officer of Advanced Digital Systems (ADS). ADS focused on providing engineering services for DoD satellite programs. Mr. Cooke received his B.A. degree in Applied Physics and Information Science from the University of California, San Diego.

David A. Derby was elected to the Board of Directors on November 20, 2001 and was re-elected to the Board of Directors on April 14, 2003. Mr. Derby was elected Chairman of the Board of Directors on April 14, 2003. Mr. Derby is an independent business consultant serving New York Stock Exchange and NASDAQ listed public corporations as well as private business ventures and nonprofit service organizations. A founder of Datron Systems Incorporated, Mr. Derby was its president and Chief Executive Officer from 1982 until 1997. From 1997 through 2001, Mr. Derby served as Chairman, President and Chief Executive Officer of Datron Systems. During his tenure, Datron completed two public offerings, made several acquisitions, funded and later sold a new venture, sold a number of product lines and successfully brought to market a line of consumer products derived from military technology. In September 2001, Mr. Derby negotiated the sale of Datron to Titan Corporation through a tax-free exchange of stock. Since 1995, Mr. Derby has served on the board of directors, chaired the audit committee and served on the compensation committee of AML Communications, a wireless communications company headquartered in Camarillo, California. He also is a member of the board of directors of the Corporate Directors Forum, a nonprofit organization dedicated to better corporate governance through better education of directors. In 1996, Mr. Derby joined the board of The Fellowship Center, a residential, social model recovery facility for the treatment of addiction to alcohol and other drugs. He was elected President of that board in 2000. Mr. Derby also provided technical services and training to NASA field engineering personnel in the Canary Islands during NASA's Gemini Program, served in the U.S. Navy from 1959 to 1962 and studied engineering at California State University, Northridge.

Michael W. Fink is Sr. Vice President, Finance and Contracts at the corporate offices. He has been the Corporate Secretary since January 20, 1999. He was the acting Chief Financial Officer from January 16, 2002 through August 4, 2003. Mr. Fink joined SYS in July 1995 as its Vice President of Finance and Administration. He is responsible for the financial and contract functions of the Company, including finance, accounting, Securities and Exchange Commission reporting, banking, contracts and other management areas. He previously held various executive positions at San Diego Aircraft Engineering, Inc. (SANDAIRE), an engineering firm specializing in the aerospace and defense industries. Some of SANDAIRE's major customers include the U.S. Navy, NASA, Lockheed, McDonnell Douglas, Tracor Aviation, Teledyne Ryan Aeronautical and Westinghouse. Mr. Fink received a B.S. degree in Business Administration (Accounting) from San Diego State University (SDSU). He has also attended graduate school at SDSU, where he studied mechanical engineering.

General Alfred (Al) M. Gray was elected to the Board of Directors on April 14, 2003. General Gray, in 1991, retired from the U.S. Marine Corps after 41 years of service and joined Garber International Associates (GIA) as Senior Associate. He is currently Chairman and CEO. From 1987 to 1991, General Gray served as a member of the Joint Chiefs of Staff and was the 29th Commandant of the Marine Corps. In these capacities, General Gray was responsible for the organization, training, equipment, readiness, effectiveness, efficiency and total performance of the Marine Corps. He served as military advisor to the President, the National Security Council and the Secretary of Defense. From 1984 to 1987, General Gray was the Commanding General, Fleet Marine Force, Atlantic, Fleet Marine Force Europe, II Marine Expeditionary Force and Marine Striking Forces Atlantic (NATO). He enlisted in the Marine Corps in 1950 and achieved the rank of sergeant. He was commissioned a Second Lieutenant in 1952. In addition to being a recipient of numerous American military awards, General Gray has also received awards from the Republic of Korea, the Netherlands, Chile, Argentina, Colombia and Brazil. General Gray holds a B.S. from the State University of New York. He also attended Lafayette College, the Marine Corps Command and Staff College, Army War College and did graduate work at Syracuse University. General Gray is the recipient of two honorary Doctor of Law degrees, one from Lafayette College and the other from Monmouth College, and is a recipient of a Doctor of Military Science degree from Norwich University and a Doctor of Strategic Intelligence degree from the Defense Intelligence College.

John R. Hicks is President and CEO of JSH Investments, which he founded in 1998. JSH Investments is an emerging technology investor for the AIDC market and Real Estate Management Company. From 2001-2003, Mr. Hicks served on the Advisory council for Teklynx Corporation a $40 million subsidiary of Brady Corporation a publicly traded company of $700 + million. Brady Corporation is a manufacturer and converter of specialty labels and a systems integrator for the Auto ID industry. From 1980 to 1998, Mr. Hicks was the Founder and President of CW Technologies, a software development company. CW Technologies developed software for Laser and Thermal printing devices; CW has held several US patents with regards to thermal printing devices and software. From 1987 to 1998, Mr. Hicks was the Founder and CEO of Codewriter Industries Inc. a $15+ million manufacturer and developer of thermal printers for the Auto ID industry. Codewriter developed products for the DoD, US Healthcare market and specialty retail products. In 1998 Codewriter Industries was acquired by Datasouth Computer Corporation a then publicly traded company. From 1972 to 1980, Mr. Hicks was the Vice President of Sales and New Product development for CCR Corporation a POS distributor and developer. In 1978 CCR was integrated with Micros Systems a publicly traded manufacturer of POS Systems, at which time Mr. Hicks became VP of new product development until his departure in 1980. Mr. Hicks received a B.S. degree in Business Administration from the University of Southern California with a minor in Computer Science.

Edward M. Lake became the Company's Chief Financial Officer on August 4, 2003. Mr. Lake has over 20 years of financial management experience in the high tech industry including software, wireless communications and medical devices. In addition to the core CFO responsibilities of finance and administration, he has had significant operating experience with oversight responsibility for all business functions and multiple business units in both private and publicly traded companies. He has successfully completed both private and public financings including IPO as well as M&A transactions. He has worked with companies in the US and internationally, ranging in size from the startup phase through to a subsidiary of a billion dollar NYSE company. Mr. Lake was CFO/COO for WIDCOMM, a leading software provider of Bluetooth short-range wireless connectivity solutions. He was SVP/CFO for Cayenta Inc., a $70 million commercial subsidiary of the Titan Corporation (NYSE:TTN), a billion dollar defense company, providing enterprise software products, system integration, application hosting and managed services. He was EVP/CFO and Secretary for Optimay Corporation and Optimay GmbH, a mobile telecommunications software company, which was acquired by Lucent Technologies in 1998; EVP/CFO and Secretary for Intelligent Surgical Lasers, Inc., a development stage medical laser company during which time it completed an initial public offering and subsequent merger and VP/CFO for Telesoft, an international software development company that was acquired by a European company. Mr. Lake received his B.S. in Business Administration (Accounting) from San Diego State University, started his financial career with Coopers & Lybrand and is a CPA.

Gail K. Naughton, Ph.D. was elected to the Board of Directors on August 30, 2004.  Dr. Naughton has been the Dean of the College of Business Administration at San Diego State University since August 2002. Previously, she spent more than 15 years at Advanced Tissue Sciences, where she was the company's co-founder and co-inventor of its core technology. During her tenure there, Dr. Naughton held a variety of key management positions, including president, chief operating officer, chief scientific officer and principal scientist. While serving as an officer and director of Advanced Tissue Sciences, Dr. Naughton oversaw the design and development of the world's first up-scaled manufacturing facility for tissue engineered products, established corporate development and marketing partnerships with companies, including Smith & Nephew, Ltd., Medtronic and Inamed Corporation and brought four products from concept through FDA approval and market launch. Before founding Advanced Tissue Sciences, Dr. Naughton held professorships at City University of New York, New York University Medical Center, Hunter College and York College. Her primary fields of research include cell and tissue culture technology, dermatology and hematology. Dr. Naughton holds over 75 U.S. and foreign patents and has been extensively published in the field of tissue engineering. In 2000, Dr. Naughton received the 27th Annual National Inventor of the Year award by the Intellectual Property Owners Association in honor of her pioneering work in the field of tissue engineering. In addition to her duties at San Diego State University, Dr. Naughton serves as a director for several not-for-profit foundations. She also sits on the scientific and industry advisory boards of leading universities including the Georgia Institute of Technology, the University of California, San Diego, the University of Washington and the Massachusetts Institute of Technology. She is a member of the Board of Directors of the California Health Institute, the San Diego World Trade Center and the San Diego Corporate Governance Institute, and is a member of the UCSD Connect Leadership Council, the San Diego Science & Technology Council and Rotary International. She is currently on the board of two private biotechnology companies: Iken Therapeutics, Inc. and DermTech International (where she is also chairperson) and one public company, C.R. Bard, Inc. (NYSE: BCR). Dr. Naughton earned her Ph.D. in Basic Medical Sciences and her M.S. in histology from the New York University Medical Center. She earned an executive MBA in 2001 from the Anderson School at the University of California, Los Angeles.

Thomas A. Page was elected to the Board of Directors on April 14, 2003. Mr. Page is the former Chairman of the Board of Enova Corporation and San Diego Gas & Electric Company (SDG&E). Mr. Page joined SDG&E in 1978 as Executive Vice President and Chief Operating Officer. In 1981 he was elected President and Chief Executive Officer and added the Chairmanship in 1983. He held one or more of these positions until his retirement in 1998. Prior to joining SDG&E, Mr. Page held executive positions at Gulf States Utilities in Beaumont, Texas, including Executive Vice President, member of the Board and President of its non-utility business operations. Earlier, he served as Treasurer and Controller of Wisconsin Power and Light in Madison, Wisconsin. Mr. Page earned his Bachelor of Science degree in Civil Engineering and his Masters in Industrial Administration from Purdue University, where he was awarded a Doctorate in Management in 1994. He has been licensed as a Certified Public Accountant (CPA) and Professional Engineer. Among his current activities he is an elected member of the Grossmont Union High School District Board of Education and a director of the San Diego Regional Economic Development Corporation. Mr. Page is Chairman of Cuyamaca Bank, a Director of Leap Wireless International, Targeted Molecules Corp., Metallic Power, and an Advisory Director of Sorrento Ventures, a venture capital firm.

Kenneth D. Regan is President, Defense Solutions Group.  Mr. Regan joined the Company in May 2000.  Prior to joining the Company, Mr. Regan was Corporate VP for Mergers and Acquisitions of Advanced Communication Systems, Inc., following two years as President of Advanced Communication Systems Services (ACSS) Division.  As President of ACSS, he directed and organized the growth of ACSS from a 238 person, $37 million annual revenue communications and IT services company to over 1,050 people with annual revenue of $114 million.  Prior to becoming President of ACSS, he served three months as ACSS Corporate Vice President for International Development after retiring as a member of the Senior Executive Service (SES) from the U.S. Navy.  During his 32 year career in the U.S. Navy RDT&E community, his roles ranged from hands-on engineering to managing a 600 person, $300 million U.S. Navy R&D technical department.  While President of ACSS, Mr. Regan played a key role in its largest single acquisition, and other strategic acquisitions, which lead to assuming merger and acquisition responsibilities.  As Vice President for International Development, he successfully established multiple international business relationships.  As a Department Head in the U.S. Navy R&D community for seven years, he successfully directed and expanded a technically excellent, productive organization during a time of reduced budgets and directed mission purification and base closures.  Mr. Regan received his Bachelors degree in Electronic Engineering from Colorado State University in 1965.

Charles E. Vandeveer was elected to the Board of Directors on March 21, 1997, and was re-elected to the Board of Directors on April 14, 2003. Mr. Vandeveer is the Company's Sr. Vice President, Enterprise Solutions Division. Mr. Vandeveer has held various management, supervisory, administrative and project positions since he joined the Company in 1987. He is a retired Commander, United States Navy, Supply Corps. Mr. Vandeveer served as a Director of Naval Supply Centers and Supply Annexes, managing material operations and ship repairable programs. He was also a Ship Superintendent/Type Desk Officer, responsible for coordinating Naval Shipyard repairs and overhauls. Mr. Vandeveer has brought his valuable U.S. Navy experience to the Company and has put it to work expanding the Company's presence in the Oxnard area. He has organized and directed large scale management studies and supervised subcontractors with various firms. Mr. Vandeveer received his Bachelors degree in Agricultural Industries from Southern Illinois University in 1963.

Executive Compensation

The following tables set forth certain information regarding our Chief Executive Officer and each of our most highly compensated executive officers whose total annual salary and bonus for any of the fiscal years ended June 30, 2002, 2003 or 2004 exceeded $100,000:

Summary Compensation Table

	Annual Compensation(1)					Long-Term Compensation Securities Underlying Options(#)
Name & Principal Position				All Other Compensation
	Year	Salary
W. Gerald Newmin, Former Chief Executive Officer and Chairman of the Board of Directors(2)	2003 2002	$ $	116,762 147,558		- -	- 100,000
Clifton L. Cooke, Jr., President, Chief Executive Officer(3)	2004 2003 2002	$ $ $	165,378 190,757 132,453		$11,538 - -	- - -
Edward M. Lake, Chief Financial Officer(4)	2004		$154,836		$22,000	140,000
Michael W. Fink, Secretary	2004 2003 2002	$ $ $	145,080 144,308 126,450	$ $	5,000 26,993 -	30,000 10,000 -
Robert A. Babbush, Assistant Secretary	2003		$123,762		-	10,000
Linda E. Gagnon, Senior Vice President	2004 2003 2002	$ $ $	148,668 145,080 145,080		- 5,680 -	24,000 10,000 -
Kenneth D. Regan, Senior Vice President	2004 2003 2002	$ $ $	148,668 144,500 128,846		- - -	24,000 10,000 -
Charles E. Vandeveer, Senior Vice President	2004 2003 2002	$ $ $	143,088 139,440 136,642	$ $	9,130 48,683 -	24,000 20,000 -

(1)        The compensation described in this table does not include medical insurance, retirement benefits and other benefits available, generally, to all employees of SYS and certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the executive officer's compensation in this table.

(2)        Mr. Newmin did not stand for re-election to the positions of Chairman and CEO and therefore his employment with the Company ended on April 14, 2003.

(3)        On April 14, 2003, Mr. Cooke became the President and CEO of the Company. Mr. Cooke assumed the duties of President and Chief Operating Officer on January 16, 2002. He previously served as the Vice President of Corporate Development for the Company.

(4)        Mr. Lake began his employment with the Company on August 4, 2003 and, therefore, the amount shown is not for a full year.

The following table set forth certain information regarding options granted to the named executive officers during the fiscal year ending June 30, 2004:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Shares)	Expiration Date
Robert A. Babbush	7,500	1.0%	$1.25	July 1, 2008
	25,000	3.3%	$2.25	March 30, 2009
Michael W. Fink	5,000	0.7%	$1.25	July 1, 2008
	25,000	3.3%	$2.25	March 30, 2009
Linda E. Gagnon	7,500	1.0%	$1.25	July 1, 2008
	16,500	2.1%	$2.25	March 30, 2009
Edward M. Lake	100,000	13.0%	$2.05	August 4, 2008
	40,000	5.2%	$2.00	January 22, 2009
Kenneth D. Regan	7,500	1.0%	$1.25	July 1, 2008
	16,500	2.1%	$2.25	March 30, 2009
Charles E. Vandeveer	7,500	1.0%	$1.25	July 1, 2008
	16,500	2.1%	$2.25	March 30, 2009

The following table sets forth information regarding the number and value of unexercised options held by the named executive officers on June 30, 2004:

Aggregate Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

			Number of securities underlying unexercised options at Fiscal Year End(#)
					Value of unexercised In-the-Money Options at Fiscal Year End($)(1)
	Shares acquired on exercise (#)
Name		Value realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert A. Babbush	0	0	39,500	43,000	69,780	45,520
Michael W. Fink	0	0	22,500	42,500	36,900	44,700
Linda E. Gagnon	0	0	33,500	40,500	61,940	52,920
Edward M. Lake	0	0	70,000	70,000	60,800	58,800
Kenneth D. Regan	50,000	94,500	45,500	28,500	84,620	30,240
Charles E. Vandeveer	0	0	37,500	46,500	61,500	59,760

(1)         Based on the closing price of $2.89 as reported on the Over-the-Counter Bulletin Board on June 30, 2004.

Employment Agreements

Effective August 24, 2004, the Company entered into employment agreements with officers Cooke, Fink, Lake and Regan.  These agreements provide for a base salary that is subject to annual review, an annual bonus pursuant to a bonus plan approved by the Board of Directors and certain fringe benefits.  If their employment is terminated for any reason other than for Cause (as defined therein) or their resignation, each will be entitled to receive his or her base salary and certain fringe benefits during the severance period.  These agreements were submitted as exhibits to the Company's June 30, 2004 10-KSB.   Some of the keys terms of the agreements are shown in the table below:

Officer	Expiration Date	Base Salary	Severance Pay(in months)
Cooke	June 30, 2006	$225,000	12
Fink	June 30, 2006	$152,000	12
Lake	June 30, 2006	$190,923	18
Regan	June 30, 2006	$175,000	12

Compensation of Directors

The Company provides that each outside director receive cash compensation of $15,000 per year.  Each Committee Chairman receives an additional $15,000 per year, and the Chairman of the Board receives an additional $15,000 per year.  This policy also provides each outside director with 6,000 stock options per year.  Each Committee Chairman receives an additional 3,000 stock options per year and the Chairman of the Board receives an additional 3,000 stock options per year.  These stock option grants vest over four years and expire after five years.  New directors also receive 25,000 stock options that vest over three years and expire after five years.  All outside director stock option grants have exercise prices equal to or greater than the fair market value of the common stock on the grant date.

1997 Incentive Stock Option and Restriction Stock Plan

Our 1997 Incentive Stock Option and Restricted Stock Plan authorizes us to grant to our employees, officers and consultants incentive and non-qualified stock options to purchase shares of our common stock and rights to purchase shares of restricted stock of the Company. As of June 3, 2005, our board of directors had reserved 450,000 non-statutory shares under the 1997 Plan, of which 91,000 shares were subject to outstanding options and 1,750,000 incentive shares under the 1997 Plan, of which 762,600 were subject to outstanding options. Our board of directors or a committee appointed by the board administers the 1997 Plan. The administrators select the recipients to whom options or stock purchase rights are granted and determine the number of shares to be awarded. Options granted under the 1997 Plan are exercisable at a price determined by the board of directors of SYS at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our common stock on the date of the grant. Options become exercisable at such times and in such installments as the administrators provide in the terms of each individual option agreement. In general, the administrators are given broad discretion to issue options and purchase rights and to accept a wide variety of consideration, including shares of our common stock and promissory notes, in payment for the exercise price of options. The 1997 Plan had been authorized by our board of directors and shareholders. The 1997 Plan's outstanding options are still valid; however any new options will be issued under the new 2003 Stock Option Plan.

2003 Stock Option Plan

Our 2003 Stock Option Plan authorizes us to grant to our employees, officers and consultants incentive and non-qualified stock options to purchase shares of our common stock and rights to purchase shares of restricted stock of the Company. As of June 3, 2005, our board of directors had reserved 3,000,000 shares under the 2003 Plan, of which 1,566,600 shares were subject to outstanding options. Our board of directors or a committee appointed by the board administers the 2003 Plan. The administrators select the recipients to whom options or stock purchase rights are granted and determine the number of shares to be awarded. Options granted under the 2003 Plan are exercisable at a price determined by the board of directors of SYS at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our common stock on the date of the grant. Options become exercisable at such times and in such installments as the administrators provide in the terms of each individual option agreement. In general, the administrators are given broad discretion to issue options and purchase rights and to accept a wide variety of consideration, including shares of our common stock and promissory notes, in payment for the exercise price of options. The 2003 Plan has been authorized by our board of directors and shareholders.

Employee Stock Ownership Plan

The SYS 401(k) Employee Stock Ownership Plan (Plan) was established in July 1999 and restated effective July 2001. Through 2004, the Company provided a contribution to the Employee Stock Ownership Plan portion of the Plan to each eligible employee; to be eligible an employee must be 21 years of age and have been employed by the Company for at least 90 days. The Board of Directors of SYS elected to provide a 3% fully vested contribution to all eligible employees in 2004 and 2003, which allows the ESOP to use the "safe harbor" provisions of the Internal Revenue Code. At the end of each year, the Company's ESOP contribution is allocated to the eligible employees. The Company's contribution to the ESOP has been paid in cash and common stock. In accordance with the Plan, in independent appraiser values the common stock at the end of each Plan year for purposes of determining the value of the stock for the employees. During 2004 and 2003, the Company made contributions in common stock and cash to the ESOP totaling approximately $439,000 and $414,000, which was charged to compensation expense.

For 2005, the Company's Board of Directors elected to make the Company's contribution through the 401(k) portion of the Plan.  The amount of the contribution is based on a matching formula and can be paid in cash or stock.

Employee Stock Purchase Plan

During 2003, the Board of Directors approved the 2003 Employee Stock Purchase Plan (ESPP). The purpose of the ESPP is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company. The ESPP provides for enrollment on the first day of a six month period in which the employees can elect payroll deductions for the purchase of the Company's common stock. The exercise date of the ESPP shall be the last day of the six month period and the purchase price shall be 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower. The Company issued 57,406 shares of common stock to the ESPP participants for the first half of fiscal year 2005 and expects to issue a similar number of shares for the second half of fiscal year 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of June 3, 2005 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group:

Title of Class	Name & Address of Beneficial Owner	Beneficial Office, If Any	Amount & Nature of Ownership(1)		Percent of Class(2)
Common Stock Without Par Value	Clifton L. Cooke, Jr. 3509 Via Loma Vista Escondido, CA 92024	Director, President, Chief Executive Officer	1,439,439	(3)	13.3%
	Employee Stock Ownership Plan 5050 Murphy Canyon Road Suite 200 San Diego, CA 92123	Beneficial Owner	781,818		7.3%
	John R. Hicks 3601 Seaview Way Carlsbad, CA 92008	Director	353,699	(4)	3.2%
	John M. Burns 12265 Spruce Grove Place San Diego, CA 92131	Director	297,919	(5)	2.7%
	Charles E. Vandeveer 8203 Tiara Drive Ventura, CA 93004	Director	250,416	(6)	2.3%
	Thomas A. Page 1904 Hidden Crest Drive El Cajon, CA 92019	Director	232,968	(7)	2.1%
	Michael W. Fink 3410 Bangor Place San Diego, CA 92106	Secretary	214,780	(8)	2.0%
	Kenneth D. Regan 1404 Camino Luian San Diego, CA 92111	President, Defense Solutions Group	161,112	(9)	1.5%
	Edward M. Lake 7028 Via Valverde La Jolla, CA 92037	Chief Financial Officer	146,989	(10)	1.4%
	David A. Derby 10784 Loire Avenue San Diego, CA 92131	Director	146,055	(11)	1.3%
	Alfred M. Gray 6317 Chaucer View Circle Alexandria, VA 22304	Director	36,263	(12)	0.3%
	Gail K. Naughton 555 Front Street, #2004 San Diego, CA 92101	Director	7,694	(13)	0.1%
	All Directors and Officers as a Group		3,287,334	(14)	27.9%

(1)        Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities which are currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options, warrants, or convertible securities but are not deemed outstanding for computing the percentage of any other person. To the best knowledge of SYS, each of the beneficial owners listed herein has direct ownership of and sole voting power and investment power with respect to, their shares of our common stock, except as set forth herein.

(2)        A total of 10,734,860 shares of Common Stock of the Company are considered to be issued pursuant to SEC Rule 13d-3(d)(1) for purposes of this table. For each Beneficial Owner above, any options, warrants and convertible securities exercisable or convertible within 60 days have been included in the numerator and denominator.

(3)        Includes (1) 50,000 shares acquirable upon exercise of options and (2) 68,182 shares acquirable upon conversion of a convertible notes.

(4)        Includes (1) 12,271 shares acquirable upon exercise of options and (2) 148,865 shares acquirable upon conversion of convertible notes.

(5)        Includes (1) 70,245 shares acquirable upon exercise of  options, (2) 1,250 shares acquirable upon exercise of warrants and (3) 68,182 shares acquirable upon conversion of convertible notes.

(6)        Includes 40,800 shares acquirable upon exercise of options.

(7)        Includes (1) 25,013 shares acquirable upon exercise of options and (2) 95,455 shares acquirable upon conversion of convertible notes.

(8)        Includes 86,000 shares acquirable upon exercise of options.

(9)        Includes (1) 76,300 shares acquirable upon exercise of options and (2) 11,364 shares acquirable upon conversion of convertible notes.

(10)      Includes (1) 120,000 shares acquirable upon exercise of options and (2) 11,364 shares acquirable upon conversion of a convertible note.

(11)      Includes (1) 78,245 shares acquirable upon exercise of options and (2) 22,727 shares acquirable upon conversion of a convertible note.

(12)      Includes 36,263 shares acquirable upon exercise of options.

(13)      Includes 7,694 shares acquirable upon exercise of options.

(14)      Includes 1,030,220 shares acquirable upon exercise or conversion of options, warrants or convertible notes.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Common stock

Our Articles of Incorporation authorize the issuance of 48,000,000 shares of common stock, no par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors, in its discretion, from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Convertible Preferred Stock

Our Articles of Incorporation authorize the issuance of 250,000 shares of nonvoting convertible preferred stock with a par value of $0.50 per share, of which none are outstanding at June 3, 2005.

Convertible Preference Stock

Our Articles of Incorporation authorize the issuance of 2,000,000 shares of nonvoting convertible preference stock, of which none are outstanding at June 3, 2005.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of SYS. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of SYS; (ii) is or was serving at the request of SYS, as a director, officer, employee or agent of another business entity; or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of SYS or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate our ability and that of our shareholders (through shareholder derivative suits) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of SYS or those of any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of SYS, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to SYS, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling SYS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

  broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder's business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities pursuant to the terms of the Registration Rights Agreement.

SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders; nor will we receive proceeds from the notes, other than relief of indebtedness.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Shares of Common Stock Issuable Upon Conversion of Notes or Exercise of Warrants	Beneficial Ownership Before the Offering(1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(1)(2)	Percentage of Common Stock Owned After Offering(1)(2)	Description of the Transaction
Robert Hicks	73,864	353,699	175,427	178,272	1.7%	(3)
Thomas Page	45,455	232,968	107,955	125,013	1.2%	(3)
Dan Hightower	22,727	53,977	53,977	0	0.0%	(3)
C. H. Dock	45,455	107,955	107,955	0	0.0%	(3)
Donald Lyle	22,727	53,977	53,977	0	0.0%	(3)
David Derby	22,727	146,055	53,977	92,078	0.9%	(3)
Robert Holmes	22,727	53,977	53,977	0	0.0%	(3)
Glen Sherman	22,727	53,977	53,977	0	0.0%	(3)
Colin Hirayama	22,727	53,977	53,977	0	0.0%	(3)
Ruth Cooke	22,727	53,977	53,977	0	0.0%	(3)
Weiskopf, Silver & Co. (7)	22,727	53,977	53,977	0	0.0%	(3)
Clifton Cooke, Jr.	45,455	1,439,439	107,955	1,331,484	12.4%	(3)
Dale Keller	5,682	13,495	13,495	0	0.0%	(3)
Randy Rortvedt	11,364	26,989	26,989	0	0.0%	(3)
Chris Dock	11,364	26,989	26,989	0	0.0%	(3)
Joseph Cohen	11,364	26,989	26,989	0	0.0%	(3)
Kevin Hoyle	11,364	26,989	26,989	0	0.0%	(3)
Scott Laidig	11,364	26,989	26,989	0	0.0%	(3)
Andrew Leitch	11,364	26,989	26,989	0	0.0%	(3)
Jeff Lysaught	11,364	26,989	26,989	0	0.0%	(3)
Dale Derby	11,364	26,989	26,989	0	0.0%	(3)
Howard Weiss	11,364	26,989	26,989	0	0.0%	(3)
Kenneth Regan	11,364	161,112	26,989	134,123	1.3%	(3)
Jerry Starek	11,364	26,989	26,989	0	0.0%	(3)
William Preston	11,364	26,989	26,989	0	0.0%	(3)
Richard Pershing	11,364	26,989	26,989	0	0.0%	(3)
Richard Brehm	5,682	13,495	13,495	0	0.0%	(3)
Dean Rosenburg	5,682	13,495	13,495	0	0.0%	(3)
John Silva	11,364	26,989	26,989	0	0.0%	(3)
Robert Babbush	11,364	198,293	26,989	171,304	1.6%	(3)
Edward Lake	11,364	146,989	26,989	120,000	0.7%	(3)
Keith Cannon	11,364	26,989	26,989	0	0.0%	(3)
John Burns	5,682	297,919	13,495	284,424	2.7%	(3)
Elizabeth Burns	5,682	5,682	5,682	0	0.0%	(3)
Kenneth Hartstein	11,364	26,989	26,989	0	0.0%	(3)
Albert Nelson	11,364	26,989	26,989	0	0.0%	(3)
Melinda Udell	11,364	26,989	26,989	0	0.0%	(3)
Radcliffe Investment Partners I(8)	11,364	26,989	26,989	0	0.0%	(3)
Joseph Szeles	11,364	26,989	26,989	0	0.0%	(3)
Harry Littel	11,364	26,989	26,989	0	0.0%	(3)
David Sixt	11,364	26,989	26,989	0	0.0%	(3)
Nasser Mecklai	11,364	26,989	26,989	0	0.0%	(3)
Betty Hamlin	5,682	13,495	13,495	0	0.0%	(3)
James Hinrichs	5,682	13,495	13,495	0	0.0%	(3)
John Howard	5,682	13,495	13,495	0	0.0%	(3)
Rick Flatow	5,682	13,495	13,495	0	0.0%	(3)
Michael Glasgow	41,445	180,506	180,506	0	0.0%	(4)
John Marsh	41,445	180,506	180,506	0	0.0%	(4)
Rich Kadel	41,445	180,506	180,506	0	0.0%	(4)
Carlos Persichetti	41,445	180,506	180,506	0	0.0%	(4)
David Overskei	0	11	11	0	0.0%	(4)
Kerry Tarlov	0	163	163	0	0.0%	(4)
Jennifer Ross	0	54	54	0	0.0%	(4)
Kimberly Holly	0	11	11	0	0.0%	(4)
Herman Family Trust	0	329	329	0	0.0%	(4)
Jason Bertellotti	0	3	3	0	0.0%	(4)
Barrett Richey	0	11	11	0	0.0%	(4)
Christopher Priebe	0	361	361	0	0.0%	(4)
Michael Miljour	0	146	146	0	0.0%	(4)
Richard Yumul	0	163	163	0	0.0%	(4)
Darren Hardy	0	329	329	0	0.0%	(4)
Adham Shaaban	0	163	163	0	0.0%	(4)
John Helewa	0	98	98	0	0.0%	(4)
Steven Sharp	0	329	329	0	0.0%	(4)
David Moolenaar	0	163	163	0	0.0%	(4)
Jerry Qassar	69	301	301	0	0.0%	(4)
Nicholas Loter	0	163	163	0	0.0%	(4)
Joseph Ortiz	0	329	329	0	0.0%	(4)
Daniel Sturtz	0	163	163	0	0.0%	(4)
Christopher Exline	0	329	329	0	0.0%	(4)
William Lansing	0	329	329	0	0.0%	(4)
David Almilli	0	329	329	0	0.0%	(4)
Wyatt Bertel	0	329	329	0	0.0%	(4)
Nextreme Ventures, LLC(9)	36,465	158,817	158,817	0	0.0%	(4)
Amir Moussavian	16,160	68,365	68,365	0	0.0%	(4)
Ellumina, LLC(10)	45,559	198,419	198,419	0	0.0%	(4)
BridgeWest, LLC(11)	6,784	29,547	29,547	0	0.0%	(4)
Gladehill Development Corporation(12)	10,855	47,277	47,277	0	0.0%	(4)
Brobeck, Phleger & Harrison(13)	1,130	4,924	4,921	0	0.0%	(4)
Hayden Trubitt	1,130	4,924	4,924	0	0.0%	(4)
John Benassi	453	1,970	1,970	0	0.0%	(4)
Montgomery and Co.(14)	10,963	47,119	47,119	0	0.0%	(4)
Barrington Partners, A California Limited Partnership (15)	51,063	221,276	221,276	0	0.0%	(5)
Barrington Investors, L.P. (16)	114,893	497,871	497,871	0	0.0%	(5)
Benchmark Partners, L.P. (17)	90,000	390,000	390,000	0	0.0%	(5)
Whiffletree Partners, L.P. (18)	38,297	165,956	165,956	0	0.0%	(5)
Bluegrass Growth Fund LTD (19)	9,574	41,488	41,488	0	0.0%	(5)
Bluegrass Growth Fund LP (20)	9,574	41,488	41,488	0	0.0%	(5)
Whalehaven Capital Fund Limited (21)	25,531	110,637	110,637	0	0.0%	(5)
Insiders Trend Fund, LP (22)	12,765	55,318	55,318	0	0.0%	(5)
Chestnut Ridge Partners, LP (23)	25,531	110,637	110,637	0	0.0%	(5)
DICA Partners (24)	12,765	55,318	55,318	0	0.0%	(5)
Ronald I. Heller IRA (25)	21,031	91,137	91,137	0	0.0%	(5)
Craig Allison	4,500	19,500	19,500	0	0.0%	(5)
David S. Nagelberg CGM IRA Custodian (26)	10,470	45,370	45,370	0	0.0%	(5)
David S. Nagelberg cust. For Justin Nagelberg	2,295	9,948	9,948	0	0.0%	(5)
Janathin A. Miller	0	323,971	323,971	0	0.0%	(6)
Union Bank of California (27)	0	314,027	314,027	0	0.0%	(6)
Totals	1,450,920	7,915,857	5,479,159	2,436,698

(1)       The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares the selling shareholder has the right to acquire within 60 days.

(2)       Assumes that all securities offered hereby will be sold.

(3)       Shares and convertible notes purchased by investors that participated in the Company's offering from December 2003 through February 2004. Please review the RECENT FINANCINGS section for additional information.

(4)       Shares and convertible notes provided to Polexis shareholders in exchange for their equity holdings in Polexis. Please review the RECENT TRANSACTIONS section for additional information.

(5)       Shares and warrants purchased by investors that participated in the Company's private offering that closed on June 2, 2005.  Please review the RECENT FINANCINGS section for additional information.

(6)        Shares provided to Antin shareholders in exchange for their equity holdings in Antin. Please review the RECENT TRANSACTIONS section for additional information.

(7)        The natural person who controls the voting and disposition of our shares for Weiskopf, Silver & Co. is William Silver.

(8)        The natural person who controls the voting and disposition of our shares for Radcliffe Investment Partners I is Donald Radcliffe.

(9)        The natural person who controls the voting and disposition of our shares for Nextreme Ventures, LLC is Massih Tayebi.

(10)      The natural person who controls the voting and disposition of our shares for BridgeWest, LLC is Massih Tayebi.

(11)      The natural person who controls the voting and disposition of our shares for Ellumina, LLC is Ziyad Abduljawad.

(12)      The natural person who controls the voting and disposition of our shares for Gladehill Development Corporation is Amir Moussavian.

(13)      The natural person who controls the voting and disposition of our shares for Brobeck, Phleger & Harrison is Ronald Greenspan, Chapter 7 Trustee.

(14)      The natural person who controls the voting and disposition of our shares for Montgomery and Co. is James Montgomery.

(15)      The natural person who controls the voting and disposition of our shares for Barrington Partners, A California Limited Partnership, is Russell B. Faucett.

(16)      The natural person who controls the voting and disposition of our shares for Barrington Investors, L.P. is Russell B. Faucett.

(17)      The natural person who controls the voting and disposition of our shares for Benchmark Partners, L.P. is Richard Whitman.

(18)      The natural person who controls the voting and disposition of our shares for Whiffletree Partners, L.P. is Jack Feiler.

(19)      The natural person who controls the voting and disposition of our shares for Bluegrass Growth Fund LTD is Brian Shatz.

(20)      The natural person who controls the voting and disposition of our shares for Bluegrass Growth Fund LP is Brian Shatz.

(21)      The natural persons who control the voting and disposition of our shares for Whalehaven Capital Fund Limited are Evan Schemenauer, Arthur Jones and Jennifer Kelly.

(22)      The natural person who controls the voting and disposition of our shares for Insiders Trend Fund LP is Anthony Marchese.

(23)      The natural person who controls the voting and disposition of our shares for Chestnut Ridge Partners, LP is Kenneth Pasternak.

(24)      The natural person who controls the voting and disposition of our shares for DICA Partners is Jack Rubenstein.

(25)      The natural person who controls the voting and disposition of our shares for Ronald I. Heller IRA is Ronald Heller.

(26)      The natural person who controls the voting and disposition of our shares for David S. Nagelberg CGM IRA Custodian is David S. Nagelberg.

(27)      The natural persons who control the voting and disposition of our shares for Union Bank of California are Janathin A. Miller, Pericles Haleftiras, Paul D. White, Victor M. Wilson, Judith L. Smith, John D. Dunaway, James M. Bennett and Albert J. Ford.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

EXPERTS

The consolidated financial statements of SYS as of June 30, 2004, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SYS and subsidiaries as of June 30, 2003 and for the year then ended have been audited by J. H. Cohn LLP, independent registered public accounting firm, and have been included in this Prospectus in reliance upon the report of J. H. Cohn LLP and upon their authority as experts in accounting and auditing.

The financial statements of Polexis as of June 30, 2003 and for the year then ended have been audited by Nation Smith Hermes Diamond, APC, independent registered certified public accountants, and have been included in this Prospectus in reliance upon the report of Nation Smith Hermes Diamond, APC and upon their authority as experts in accounting and auditing.

The financial statements of Xsilogy, Inc. (Xsilogy) as of as of December 15, 2004 and December 31, 2003, and for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 15, 2004 and December 31, 2003, financial statements of Xsilogy contains an explanatory paragraph that states that Xsilogy's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus is filed as part of the registration statement, and it does not contain all of the information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission (SEC).

We are subject to the informational requirements of the Securities Exchange Act of 1934, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facility of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or the Company's website at http://www.systechnologies.com.

We furnish our shareholders with annual reports containing audited financial statements.

SYS
Reports of Independent Registered Public Accounting Firms
Consolidated Balance Sheets-June 30, 2004 and 2003
Consolidated Statements of Operations-Years Ended June 30, 2004 and 2003
Consolidated Statements of Stockholders' Equity-Years Ended June 30, 2004 and 2003
Consolidated Statements of Cash Flows-Years Ended June 30, 2004 and 2003
Notes to Consolidated Financial Statements
Unaudited Consolidated Balance Sheet-March 25, 2005 and June 30, 2004
Unaudited Consolidated Statements of Operations-Three and Nine Months Ended March 25, 2005 and March 26, 2004
Unaudited Consolidated Statements of Cash Flows-Nine Months Ended March 25, 2005 and March 26, 2004
Notes to Unaudited Consolidated Financial Statements

Polexis
Independent Auditors' Report
Balance Sheet-June 30, 2003
Statement of Operations-Year Ended June 30, 2003
Statement of Stockholders' Equity (Deficit)-Year Ended June 30, 2003
Statement of Cash Flows-Year Ended June 30, 2003
Notes to Financial Statements
Unaudited Balance Sheet-March 31, 2004
Unaudited Statement of Operations-Nine Months Ended March 31, 2004
Unaudited Statement of Cash Flows-Nine Months Ended March 31, 2004
Notes to Unaudited Financial Statements

Xsilogy
Report of Independent Registered Public Accounting Firm
Balance Sheet as of December 15, 2004 and December 31, 2003
Statement of Operations for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003
Statement of Stockholders' Deficit for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003
Statement of Cash Flows for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003
Notes to financial statements

Unaudited Pro Forma Consolidated Financial Statements
Unaudited Pro Forma Consolidated Financial Data
Unaudited Pro Forma Consolidated Statement of Operations for the Nine Months Ended March 25, 2005
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended June 30, 2004
Notes to Unaudited Pro Forma Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SYS and Subsidiaries:

We have audited the accompanying consolidated balance sheet of SYS and subsidiaries as of June 30, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of SYS and subsidiaries as of and for the year ended June 30, 2003, were audited by other auditors whose report thereon, dated August 26, 2003, except for Note 4 which was dated as of September 22, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SYS and subsidiaries as of June 30, 2004, and the results of their operations and their cash flows for year ended June 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Diego, California
August 27, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders

SYS

We have audited the accompanying consolidated balance sheet of SYS and Subsidiaries as of June 30, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SYS and Subsidiaries as of June 30, 2003 and their consolidated results of operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ J.H. Cohn LLP

San Diego, California
August 26, 2003, except for note 4 which is as of September 22, 2003

SYS AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2004 AND 2003

	2004	2003
ASSETS

Current assets:
Cash	$2,159,000	$19,000
Accounts receivables, net	8,118,000	5,650,000
Prepaid expenses	442,000	71,000
Deferred tax assets	-	302,000
Income tax refunds receivable	-	477,000
Other current assets	-	78,000
Total current assets	10,719,000	6,597,000

Furniture and equipment, less accumulated depreciation and amortization of $1,145,000 and $937,000	749,000	738,000
Capitalized software, net of accumulated amortization of $37,000 and $17,000	65,000	85,000
Intangible assets, net of accumulated amortization of $46,000 in 2004	595,000	-
Goodwill	5,452,000	-
Deferred tax assets	-	14,000
Other assets	137,000	237,000

Totals	$17,717,000	$7,671,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Borrowings under bank line of credit	$-	$638,000
Current portion of working capital loan	97,000	167,000
Accounts payable	1,489,000	1,398,000
Accrued payroll and related taxes	2,470,000	932,000
Other accrued liabilities	837,000	266,000
Current portion of deferred tax liabilities	546,000	-
Current portion of convertible notes payable	56,000	-
Current portion of capital lease obligations	35,000	30,000
Total current liabilities	5,530,000	3,431,000

Working capital loan, net of current portion	-	97,000
Convertible notes payable, net of current portion	1,840,000	638,000
Convertible notes payable to related parties	1,677,000	362,000
Capital lease obligations, net of current portion	33,000	64,000
Deferred tax liabilities	289,000	-
Total liabilities	9,369,000	4,592,000

Commitments and contingencies (Notes 6, 12 and 14)

Stockholders' equity:
4% convertible preferred stock, $.50 par value; 250,000 shares authorized; none issued or outstanding	-	-
9% preference stock, $1.00 par value; 2,000,000 shares authorized; 0 and 69,781 Series B shares issued and outstanding at June 30, 2004 and 2003, respectively	-	70,000
Common stock, no par value; 48,000,000 shares authorized; 8,121,921 and 5,425,790 shares issued and outstanding at June 30, 2004 and 2003, respectively	7,143,000	2,710,000
Common stock to be issued for accrued liability	-	82,000
Retained earnings	1,205,000	217,000
Total stockholders' equity	8,348,000	3,079,000

Totals	$17,717,000	$7,671,000

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003

Revenues	$34,895,000	$24,767,000

Operating costs and expenses:
Contract costs	28,749,000	20,568,000
General and administrative expenses	4,103,000	3,525,000
Legal settlement	-	972,000
Total operating costs and expenses	32,852,000	25,065,000

Income (loss) from operations	2,043,000	(298,000)

Other (income) expense:
Interest income	(36,000)	(8,000)
Interest expense	262,000	209,000
Loss on sale and disposition of equipment	-	27,000
(Gain) on sale of Testmasters	-	(36,000)

Totals	226,000	192,000

Income (loss) from continuing operations before income taxes	1,817,000	(490,000)

Income tax provision (benefit) from continuing operations	825,000	(170,000)

Income (loss) from continuing operations	992,000	(320,000)

(Loss) from discontinued operations (less applicable income tax benefit of $255,000 in 2003)	-	(472,000)

Net income (loss)	$992,000	$(792,000)

Preference dividends requirements	4,000	6,000

Net income (loss) applicable to common stockholders	$988,000	$(798,000)

Basic net income (loss) per common share from continuing operations	$0.15	$(0.06)
Basic net income (loss) per common share from discontinued operations	$-	$(0.09)
Basic net income (loss) per common share	$0.15	$(0.15)

Diluted net income (loss) per common share from continuing operations	$0.13	$(0.06)
Diluted net income (loss) per common share from discontinued operations	$-	$(0.09)
Diluted net income (loss) per common share	$0.13	$(0.15)

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED JUNE 30, 2004 AND 2003

	Series B Preference Stock		Common Stock		Common Stock to be Issued for Accrued Liability	Common Stock Subscription Receivable	Retained Earnings	Total
	Shares	Amount	Shares	Amount

Balance, July 1, 2002	69,781	$70,000	4,916,370	$2,079,000		$(64,000)	$1,015,000	$3,100,000

Cash dividends on 9% Series B preference stock, dividend was $0.09 per share							(6,000)	(6,000)

Repayment of common stock subscription receivable						64,000		64,000

Shares issued to ESOP			54,443	73,000				73,000

Stock issued for legal settlement			261,552	518,000				518,000

Stock issued upon exercise of stock options			302,300	229,000				229,000

Company common stock received for the exercise of stock options			(8,875)	(18,000)				(18,000)

Compensation expense on employee options				9,000				9,000

41,325 shares of common stock to be issued for accrued liability related to legal settlement					$82,000			82,000

100,000 shares of Company common stock received in Testmasters transaction			(100,000)	(180,000)				(180,000)

Net loss							(792,000)	(792,000)

Balance, June 30, 2003	69,781	$70,000	5,425,790	$2,710,000	$82,000	$-	$217,000	$3,079,000

See Notes to Consolidated Financial Statements.

	Series B Preference Stock		Common Stock		Common Stock to be Issued for Accrued Liability	Retained Earnings	Total
	Shares	Amount	Shares	Amount
Balance, July 1, 2003	69,781	$70,000	5,425,790	$2,710,000	$82,000	$217,000	$3,079,000

Cash dividends on 9% Series B preference stock, dividend was $0.06 per share						(4,000)	(4,000)

Shares issued to ESOP			95,878	168,000			168,000

Shares issued to ESPP			126,036	185,000			185,000

Common stock issued for legal settlement			41,325	82,000	(82,000)		-

Common stock issued upon exercise of stock options			196,167	166,000			166,000

Common stock issued upon exercise of warrants			250,000	250,000			250,000

Common stock issued upon note conversion			282,778	285,000			285,000

Common stock issued upon conversion and redemption of preference stock	(69,781)	(70,000)	5,969	10,000			(60,000)

Common stock sold for cash through private placement, net of selling expenses of $13,000			1,000,005	1,716,000			1,716,000

Common stock issued for acquisition of business			697,973	1,571,000			1,571,000

Net income						992,000	992,000

Balance, June 30, 2004	-	$-	8,121,921	$7,143,000	$-	$1,205,000	$8,348,000

See Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED JUNE 30, 2004 AND 2003

	2004	2003
Cash flows from operating activities:
Net income (loss)	$992,000	$(792,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Loss from discontinued operations	-	472,000
Depreciation and amortization	347,000	243,000
Write off of inventory	53,000	27,000
Accretion of debt discount	14,000	54,000
Stock based compensation expense	-	96,000
Deferred income taxes, net of the effects of the Polexis acquisition	957,000	(193,000)
Issuance of stock for legal settlement	-	600,000
Impairment of goodwill	-	84,000
Gain on sale of Testmasters	-	(36,000)
Changes in operating assets and liabilities, net of the effect of the Polexis acquisition:
Accounts receivable	(923,000)	(1,361,000)
Income tax refunds receivable	477,000	(313,000)
Other current assets	(39,000)	(49,000)
Other assets	26,000	(112,000)
Accounts payable	80,000	859,000
Accrued payroll and related taxes	(18,000)	148,000
Income taxes payable	3,000	-
Other accrued liabilities	28,000	203,000
Cash flows provided by (used in) operating activities of continuing operations	1,997,000	(70,000)
Cash flows used in discontinued operations	-	(351,000)
Net cash provided by (used in) operating activities	1,997,000	(421,000)

Cash flows from investing activities:
Additions to furniture and equipment	(181,000)	(371,000)
Purchase of Polexis, net of cash acquired of $893,000	(2,243,000)	-
Net cash used in investing activities	(2,424,000)	(371,000)

Cash flows from financing activities:
Net line of credit borrowings (payments)	(638,000)	638,000
Payments of related party convertible notes payable	-	(75,000)
Payments of notes payable	(480,000)	(172,000)
Payments of capital lease obligations	(26,000)	(49,000)
Payments of dividends	(4,000)	(6,000)
Payment of subscription receivables	-	19,000
Payment upon conversion and redemption of preference stock	(60,000)	-
Payment of debt issuance costs	(13,000)	-
Proceeds from convertible notes payable	1,600,000	-
Proceeds from stock options and warrants exercised	416,000	197,000
Proceeds from employee stock purchases and common stock issued in private placement, net	1,772,000	-
Net cash provided by financing activities	2,567,000	552,000

Net increase (decrease) in cash and cash equivalents	2,140,000	(240,000)

Cash at beginning of year	19,000	259,000

Cash at end of year	$2,159,000	$19,000

Supplemental disclosure of cash flow data:
Interest paid	$127,000	$159,000

Income taxes paid	$193,000	$81,000

Supplemental disclosure of noncash investing and financing activities:
Employee surrender of 53,155 and 8,875 shares of the Company's common stock to effect stock option exercise.	$108,000	$18,000

Offset of subscriptions receivable from Company officers with accrued compensation		$45,000

Sale of Testmasters and training divisions in exchange for Company common stock		$144,000

Common stock issued upon exercise of convertible note	$285,000

Common stock issued upon conversion of preference stock	$10,000

Common stock issued for accrued liabilities	$82,000

Common stock issued to ESOP as contribution	$168,000

Common stock issued for Polexis acquisition	$1,571,000

Notes issued for Polexis acquisition	$1,375,000

See Notes to Consolidated Financial Statements.

 SYS AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies:

Organization

SYS was incorporated in 1966 in the State of California. SYS provides management and technical services in systems planning, management and analysis, systems engineering, naval architecture, marine engineering, ordnance engineering, logistics analysis and engineering, operations analysis, hazardous materials reduction studies, computer systems analysis, office automation, information management systems and related support services.

Polexis, Inc. ("Polexis") is a wholly owned subsidiary acquired in 2004 that is a provider of advanced data management software and services (see Note 12).  Polexis, whose primary customer is the Department of Defense (DoD), provides the DoD with information tools that transform time-critical and rapidly changing data into information used by DoD decision makers.

Shadow Research International, Inc. ("Shadow") was a subsidiary acquired in 2002 that was a technology-based consulting services organization.  The Company consolidated the work being performed by Shadow into its Integrated Solutions Group Division as of the beginning of its second quarter of 2003.  Shadow was used to effect the acquisition of Polexis and was dissolved in connection with the transaction.

Principles of consolidation

The 2004 consolidated financial statements include the accounts of SYS and its wholly owned subsidiary, Polexis.  For 2003, the consolidated financial statements included Testmasters, a subsidiary acquired in 2001 that was sold effective June 30, 2003 (see Note 16) and Shadow (collectively, the "Company"). All significant intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue recognition

Generally, revenues are derived from contracts with agencies of the U.S. Government.  Revenues on cost-reimbursement contracts are recorded as services are provided plus the fixed fee rate. Revenues on time-and-materials contracts are recorded based on hours incurred, extended at contract rates plus material expenses and other direct costs incurred. Revenues on fixed-price contracts are recorded on the percentage of completion method in the ratio that costs incurred bear to total estimated costs at completion.

Contract costs, including indirect costs, on certain U.S. Government contracts are subject to audit by the Defense Contract Audit Agency (the "DCAA") before final billing and collection of receivables.  Revenues have been recorded at amounts expected to be realized upon final settlement.  Anticipated contract losses are recognized in the period in which they are identified.

Software development costs

Costs of developing software for internal use are capitalized during the application development stage. The establishment of the application development stage and the ongoing assessment of the recoverability of these costs requires considerable judgment by management using certain external factors such as anticipated future revenue, estimated economic life, and changes in software and hardware technologies.  During 2003 and during the development stage of the internal use software was completed, the Company decided to sell and market the software to external customers. Capitalized software development costs are amortized using the straight-line method over five years.

Furniture and equipment:

Furniture and equipment are carried at cost.  Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 10 years.  Leasehold improvements are amortized over the shorter of the useful lives of the assets or the lease term.  Furniture and equipment include assets under capital leases with a cost of $247,000 and accumulated amortization of $193,000 and $165,000 at June 30, 2004 and 2003, respectively.

Impairment of long-lived assets

Impairment losses on long-lived assets with definitive lives are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable.  Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

Goodwill and Other Intangible Assets

Goodwill

The Company's goodwill balance of $5,452,000 at June 30, 2004 consists entirely of the goodwill generated by the Polexis acquisition.

During 2003, the Company identified, calculated and recorded an impairment charge related to the Shadow reporting unit. The resulting $84,000 charge represented the entire balance of Shadow goodwill.

Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets with indefinite useful lives are no longer systematically amortized. Instead, such assets are subject to reduction only when their carrying amounts exceed their estimated fair values based on impairment tests established by SFAS 142 that must be made at least annually.  The Company tests goodwill for impairment annually during the fourth quarter and whenever indications of impairment are identified. The intangible assets identified in the Polexis acquisition are being amortized on a straight-line basis over their estimated useful lives.

	As of June 30, 2004
Acquired Intangible Assets	Gross carrying Amount	Weighted Average Amortization Period	Accumulated Amortization
Amortizing intangible assets:
Customer contracts	$300,000	13 years	$6,000
Trade name	60,000	1 year	15,000
Backlog	70,000	1 year	14,000
Technology	200,000	5 years	10,000
Non-compete agreements	11,000	2 years	1,000
Total	$641,000		$46,000

Aggregate amortization expense for amortizing intangible assets was $46,000 and none for the years ended June 30, 2004 and 2003, respectively.  Estimated amortization expense for the next five years is:

	2005	2006	2007	2008	2009
Estimated Amortization Expense	$170,000	$67,000	$63,000	$63,000	$53,000

Stock based compensation

Stock options are accounted for in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). In accordance with APB 25, compensation costs are recognized as a result of the issuance of stock options to employees based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock (the intrinsic value method).

Since the Company has adopted the disclosure-only provisions of SFAS 123 and most of the stock options granted to its employees were granted at the fair market value on the date of grant, compensation cost amounting to $0 and $8,667 for stock options issued below fair market value was recognized in the accompanying consolidated financial statements in 2004 and 2003, respectively.  Had compensation cost been determined based on the fair value at the grant date for all stock option awards to employees under the provisions of SFAS 123 the Company's net loss and net loss per common share would have been increased to the pro forma amounts set forth below:

	2004	2003

Net income (loss) - as reported	$988,000	$(798,000)

Deduct total stock-based employee compensation expense determined under fair value based method for all stock option awards, net of tax	(321,000)	(383,000)

Net income (loss) - pro forma - basic	667,000	$(1,181,000)

Add interest on convertible notes, net of tax effects	103,000

Net income (loss) - pro forma - diluted	$770,000

Basic income (loss) per common share:
As reported	$0.15	$(0.15)
Pro forma	$0.10	$(0.23)

Diluted income per common share:
As reported	$0.13	$(0.15)
Pro forma	$0.09	$(0.23)

Income (loss) per common share

Basic income (loss) per common share is calculated by dividing net income (loss) applicable to common stock by the weighted average number of common shares outstanding during the period.  The calculation of diluted income (loss) per common share is similar to that of basic income (loss) per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable, and the exercise of stock options and warrants, were issued during the period.

The following table summarizes the calculation of basic income (loss) per common share for each period:

	2004	2003

Numerators:
Income (loss) from continuing operations	$992,000	$(320,000)

Deduct - preference stock dividend requirements applicable to continuing operations	4,000	6,000

Income (loss) applicable to common stockholders from continuing operations - basic	988,000	(326,000)
Add back - interest expense on convertible notes, net of tax effects	103,000	-
Income (loss) applicable to common stockholders from continuing operations - diluted	1,091,000	(326,000)

Loss applicable to common shareholders from discontinued operations	-	(472,000)
Net income (loss) applicable to common common stockholders	$1,091,000	$(798,000)

Denominators:
Weighted average shares for basic net income (loss) per common share	6,663,449	5,179,398
Add dilutive effect of assumed exercise of stock options and warrants	522,836	-
Add dilutive effect of assumed conversion of convertible promissory notes	1,285,679	-
Weighted average shares for diluted net income (loss) per common share	8,471,964	5,179,398

Basic net income (loss) per common share from continuing operations	$0.15	$(0.06)
Basic net (loss) per common share from discontinued operations	$-	$(0.09)
Basic net income (loss) per common share	$0.15	$(0.15)

Diluted net income (loss) per common share from continuing operations	$0.13	$(0.06)
Diluted net (loss) per common share from discontinued operations	$-	$(0.09)
Diluted net income (loss) per common share	$0.13	$(0.15)

Excluded from the table above in FY 2003 are the Company's convertible promissory notes that may be converted into 1,000,000 shares of common stock and the assumed exercise of 1,593,850 stock options and 252,500 warrants, calculated based on the treasury stock method, into 484,206 shares of common stock at the period end, as these would be anti-dilutive due to the losses in that period.

Excluded from the treasury stock calculation in FY 2004 are options to acquire 504,000 shares of common stock, as these options were priced above the average stock price for the period and therefore would be anti-dilutive.

Income taxes

The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

New accounting pronouncements

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition"  (SAB No. 104), which codifies, revises and rescinds certain sections of SAB No. 101,  "Revenue Recognition", in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.  The changes noted in SAB No. 104 did not have a material effect on our consolidated results of operations, consolidated financial position or consolidated cash flows.

In May 2003, the Financial Accounting Standards Board ("FASB") issued statement of financial accounting standard ("SFAS") 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS 150 requires that certain financial instruments, which under previous guidance were accounted for as equity, must now be accounted for as liabilities. The financial instruments affected include mandatory redeemable stock, certain financial instruments that require or may require the issuer to buy back some of its shares in exchange for cash or other assets and certain obligations that can be settled with shares of stock. SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 effective July 1, 2003. The adoption of SFAS 150 did not have a material impact on the results of operations, financial position or liquidity of the Company.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the results of operations, financial position or liquidity of the Company.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, which addresses the consolidation of certain entities ("variable interest entities") in which an enterprise has a controlling financial interest through other than voting interests. FIN No. 46 requires that a variable interest entity be consolidated by the holder of the majority of the expected risks and rewards associated with the activities of the variable interest entity. FIN 46 was effective for VIE's entered into prior to February 1, 2003 in periods beginning after June 15, 2003.  The adoption of FIN 46 did not have a material impact on the Company's financial condition or results of operation.   In January 2004, the FASB issued a revision to FIN 46, to clarify some requirements and add new scope exceptions.  The revised guidance is effective for the first reporting period beginning after December 15, 2003.  The adoption of the provisions of FIN 46R did not have a material impact on the Company's financial condition or results of operations.

In November 2002, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for the purposes of revenue recognition and how the revenue arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 15, 2003. The adoption of this statement did not have a material impact on the Company's financial condition or results of operations.

In July 2002, the FASB issued SFAS 146, Accounting for Restructuring Costs. SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts, and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value.  SFAS 146 requires a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed.  SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. Under SFAS 146, a company may not restate its previously issued financial statements and SFAS 146 grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3. The adoption of SFAS 146 did not have a material impact on our results of operations, financial position or liquidity.

Reclassifications

Certain amounts in the 2003 consolidated financial statements have been reclassified to conform to the 2004 presentation.

Note 2 - Significant concentrations of credit risk:

The Company grants credit to customers.  Its primary customers are agencies of the U.S. Government. Management believes that the exposure to credit risk from agencies of the U.S. Government is insignificant.

The Company maintains its cash balances primarily in one financial institution.  As of June 30, 2004, cash balances did exceed the Federal Deposit Insurance Corporation limitation for coverage of $100,000.  Exposure to credit risk is reduced by placing such deposits with a major financial institution and monitoring its credit rating.

On a periodic basis, the Company evaluates its contract receivables and establishes an allowance for doubtful accounts, based on a history of past write-offs and the risk of not collecting unbilled recoverable costs. Management determined an allowance of $28,000 at June 30, 2004 was adequate to cover the risk associated with unbilled recoverable costs.

Note 3 - Accounts receivable:

Accounts receivable consist of the following at June 30, 2004 and 2003:

	2004	2003
Amounts billed	$4,423,000	$4,287,000
Amounts unbilled:
Costs and profits in excess of billings	3,188,000	659,000
Retentions, due upon completion of contracts	153,000	155,000
Recoverable costs subject to closure of contracts	354,000	549,000

Totals	$8,118,000	$5,650,000

At June 30, 2004, costs and profits in excess of billings consisted of amounts billed subsequent to year-end.  The balances comprising receivables pursuant to retainage provisions will be due upon completion of the contracts and audits of overhead rates by the customer; based on the Company's experience with similar contracts in recent years, the balances at June 30, 2004 are expected to be collected in fiscal 2005 and 2006.

Recoverable costs subject to closure of contracts consisted primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the provisionally approved indirect rates. These receivables will be billable upon closure of audits of overhead rates of the specific delivery orders or the contracts.

The Company does not recognize revenues in excess of the allowable funding limitations on any delivery order or contract until contract negotiations are finalized.

As of June 30, 2004 and 2003, the Company had advances of approximately $100,000 and $114,000, respectively, on cost-reimbursement contracts.

Note 4 - Line of credit and working capital loan:

At June 30, 2004, the Company had no outstanding borrowings under a revolving line of credit facility ("credit facility") provided by Comerica Bank - California. The credit facility allowed for maximum borrowings of $2,000,000 ("credit limit").  This credit facility was increased on July 20, 2004 to $3,500,000 and it expires on December 28, 2004.  The borrowings under the line of credit are limited to 80% of qualifying contract receivables, are collateralized by substantially all of the assets of the Company, as defined, and bear interest at .25% above the prime rate (an effective rate of 4.25% at June 30, 2004).

Among other things, the terms of the line of credit agreement require the Company to maintain certain financial ratios and meet specified reporting requirements. As of June 30, 2004, the Company was in compliance with the reporting requirements and financial ratios which consists of, tangible effective net worth, current assets to current liabilities, debt to net worth and cash flow coverage under the agreement as of June 30, 2004.

The credit facility allows the Company to use (i) the full $3,500,000 for working capital purposes or (ii) under a Sub Facility, up to $2,000,000 of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes.  The Company is subject to certain restrictions on the permitted acquisitions and minority investments and in some cases must receive Comerica's consent prior to using the facility for such purposes.  If used for permitted acquisitions or minority investments, such borrowings must be repaid over 48 months.  The Company has the option of being charged prime plus 0.25% or LIBOR plus 300 basis points on the credit facility and prime plus 0.50% or LIBOR plus 325 basis points on the sub facility subject to minimum advance amounts and duration under the LIBOR option.

At June 30, 2004, the Company had an outstanding balance of $97,000 under a $500,000 working capital loan provided by the same bank, which matures on January 31, 2005.  The loan is collateralized by substantially all of the assets of the Company and bears interest at 0.75% above the prime rate (an effective rate of 4.75% at June 30, 2004).

Note 5 - Notes payable to related and unrelated parties:

During 2001, the Company borrowed $150,000 from an individual who became the Company's CEO. This note, as amended, bore interest at 10% and matured on October 15, 2003.  As additional consideration, the noteholder was granted warrants to purchase 250,000 shares of common stock at a price of $1.00 per share, the market value of the Company's common stock at the grant date. The warrants vested immediately and were scheduled to expire 30 days after October 15, 2003. The warrants had a fair value of $130,000 as of the date of issuance; accordingly, the Company discounted the note by $130,000 and accreted the discount on a straight-line basis over the term of the note.  The Company recognized $54,000 of additional interest expense in 2003 related to the accretion of this debt discount. The Company paid the remaining outstanding balance of $75,000 of principal on the note in 2003.

During 2002, the Company issued $1,000,000 of three-year convertible notes payable in exchange for cash to related and unrelated parties.  The related parties are directors, officers and employees of the Company who hold notes with a face value of at $425,000.  The notes bear interest at an annual rate of 10%, mature on various dates starting November 8, 2004 and are unsecured.  The notes may be extended one year at the option of the holder. During 2004, the holders of $663,000 of the convertible notes payable notified the Company that they exercised this right.

Each note has a conversion feature whereby the noteholder can convert at any time the unpaid principal balance at the rate of $1.00 per share into the Company's common stock.  The Company deferred approximately $105,000 of expenses associated with the issuance of these notes payable, which are included in other assets and are being amortized over three years.

During 2004, $281,000 of the notes issued in 2002 were converted into common stock.

During 2004, the Company issued $1,600,000 of three-year convertible notes payable in exchange for cash to related and unrelated parties. The related parties are directors, officers and employees of the Company who hold notes with a face value of at $675,000. The notes bear interest at an annual rate of 10%, mature on December 31, 2006 and are unsecured.  Each note has a conversion feature whereby the note holder can convert at any time the unpaid principal balance at the rate of $2.20 per share into the Company's common stock.

These 10% notes were sold at an aggregate discount of $ 129,000. Accordingly, the discount will be accreted through interest expense over the term of the notes.

Also during 2004, the Company issued three-year convertible notes payable to the shareholders of Polexis in connection with the acquisition (See Note 12).  Some of the former Polexis shareholders are now Company employees and, therefore, related parties. These employees hold notes valued at $577,000.  The notes bear interest at an annual rate of 10%, mature on March 31, 2007, are unsecured and are subordinated to the Company's bank debt.  Each note has a conversion feature whereby the note holder can convert at any time the unpaid principal balance at the rate of $2.32 per share into the Company's common stock.  The Company has a mandatory conversion option commencing six months from the date of issue whereby if the Company's stock trades above $3.00 per share for a specified period of time, the Company can force a conversion of one-half of the notes outstanding at the stated conversion price.  Subsequent to the closing of the acquisition, notes valued at $4,000 were converted into common stock and an additional $2,000 in notes were converted to cash.

The Company has deferred approximately $26,000 of expenses associated with these notes payable, which are included in other assets and are being amortized over three years.

As of June 30, 2004, the principal balance of the convertible notes payable to related parties amounted to $1,677,000 and the amount owed to unrelated parties was $1,896,000 for a total discounted carrying value of $3,573,000.

Note 6 - Leases:

The Company has noncancelable operating leases for its offices and certain office equipment and automobile that expire at various dates through December 2008. Certain leases provide for increases in the minimum lease payments based on fluctuations in various price indices. Rent expense for operating leases totaled $705,000 and $685,000 in 2004 and 2003, respectively.

The Company also leased certain office equipment under capital leases that expire on various dates through September 2006.  At June 30, 2004 and 2003, the gross amount of the plant and equipment and related accumulated amortization recorded under capital leases were as follows:

	2004	2003
Equipment	$247,000	$247,000

Less accumulated depreciation	193,000	165,000

	$54,000	$82,000

Future minimum lease payments under noncancelable operating and capital leases with initial terms of one year or more as of June 30, 2004 are as follows:

	Operating Leases	Capital Leases

2005	$766,000	$37,000
2006	769,000	28,000
2007	652,000	7,000
2008	339,000	-
2009	150,000	-
Thereafter	-	-

Totals	$2,676,000	72,000

Less amounts representing interest		7,000

Present value of minimum lease payments		65,000
Less current portion		35,000

Long-term portion		$30,000

Note 7 - Stockholders' equity:

Preferred stock

The Company is authorized to issue up to 250,000 shares of nonvoting convertible preferred stock with a par value of $.50 per share, of which none are outstanding at June 30, 2004 or 2003.  Cumulative dividends on outstanding shares are payable at the annual rate of 4%.

Preference stock

The Company is authorized to issue up to 2,000,000 shares of preference stock, of which 0 and 69,781 shares of the Series B 9% cumulative convertible callable nonvoting preference stock ($1.00 par value) were outstanding as of June 30, 2004 and 2003, respectively.  Payments of dividends on the preference stock are subordinate to the payment of dividends on the 4% preferred stock.  The Company called this stock in 2004 and gave the shareholders an option to convert to common stock.  The Company issued $10,000 in common stock and $60,000 in cash to these shareholders, thus retiring the stock.  Cash dividends paid on the preference stock totaled $4,000 and $6,000 in 2004 and 2003, respectively.

Common stock

The Company is authorized to issue up to 48,000,000 shares of common stock, of which 8,121,921 shares were outstanding as of June 30, 2004.

Stock options and warrants

The Company received $416,000 and $197,000 in cash for the exercise of stock options and warrants in 2004 and 2003, respectively.

Stock option plans

On August 20, 1996, the Company's Board of Directors adopted the SYS 1997 Incentive Stock Option and Restricted Stock Plan (the "old Plan"), which was modified and ratified by the Company's stockholders during 1998.  The old Plan provided for grants by the Board of Directors of Incentive Stock Options to purchase up to 1,750,000 shares of common stock to employees and grants of restricted stock options to purchase up to 450,000 shares of common stock to directors and consultants.  The old Plan may have options with terms of no more than ten years.  The maximum terms of the options granted under the old Plan are seven years with a maximum vesting of five years.  On April 14, 2003, the 1997 stock option plan was superseded by a new plan, however, all outstanding options remain valid.

On February 21, 2003, the Company's Board of Directors adopted the SYS 2003 Stock Option Plan (the "Plan"), which, was approved by the Company's stockholders during the 2002 annual stockholders' meeting on April 14, 2003.

The Plan provides for grants by the Board of Directors of Incentive Stock Options to employees and grants of Non-Qualified Options to directors and consultants.  The total amount of common stock reserved for issuance under the Plan is 1,500,000 shares.

The Plan may have options with terms of no more than ten years.  The maximum terms of the options granted under the Plan are five years with a maximum vesting of four years.  At June 30, 2004, the Company had 628,250 shares of common stock available to be granted under the Plan.

The following table summarizes certain information regarding stock options issued under the Plan and warrants issued at June 30, 2004 and 2003:

	2004		2003
	Shares or Price Per Share	Weighted Average Exercise Price	Shares or Price Per Share	Weighted Average Exercise Price
Balance outstanding at beginning of year	1,846,350	$1.17	1,689,200	$1.01

Granted	768,000	$2.11	522,750	$1.45

Exercised	(499,322)	$1.05	(302,300)	$0.76

Cancelled	(193,028)	$1.09	(63,300)	$1.10

Balance outstanding at end of year	1,922,000	$1.59	1,846,350	$1.17

Price range at end of year	$0.73 to $2.89		$0.47 to $2.30

Weighted average fair value per share of 768,000 and 489,750 options and warrants granted during the year with an exercise price equal to the market price at the date of grant	$0.70		$0.81

Weighted average fair value per share of 33,000 options granted during 2003 with an exercise price less than the market price at the date of grant			$0.91

The following table summarizes information about stock options and warrants outstanding at June 30, 2004, all of which were at fixed prices:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.73 - $1.00	418,500	1.79 Years	$0.99	385,500	$1.00
$1.18 - $1.75	744,500	2.87 Years	$1.33	337,944	$1.27
$1.80 - $2.89	759,000	4.30 Years	$2.17	167,630	$2.06

	1,922,000			891,074

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions in 2004 and 2003:

	2004	2003

Dividend yield	0%	0%
Expected volatility	31%	62%
Risk-free interest rate	2.9%	2.9%
Expected lives	4.5 years	4.5 years

Note 8 - Employee stock ownership plan ("ESOP"):

The Employee Stock Ownership Plan was established in July 1999 and restated effective July 2001.  A contribution is given to each eligible employee; to be eligible, an employee must be 21 years of age and have been employed by the Company for at least 90 days.  The Board of Directors of SYS elected to provide a 3% fully vested contribution to all eligible employees in 2004 and 2003. To determine the contribution, all eligible compensation pursuant to the Plan is multiplied by 3%.  At the end of each year, the Company's contribution is allocated to the eligible employees.  The Company's contribution to the ESOP is paid in cash and common stock.

In accordance with the Plan and until such time as the Company's stock is traded on a national securities exchange as defined by the IRS, which excludes over the counter bulletin board stocks, an independent appraiser values the common stock at the end of each plan year for purposes of determining the number of shares to be contributed.

During 2004 and 2003, the Company made contributions in common stock and cash to the ESOP totaling approximately $439,000 and $414,000, respectively, which was charged to compensation expense. In 2004, 95,878 shares of common stock with a fair value of $168,000 was contributed. In 2003, 54,443 shares of common stock with a fair value of $73,000 was contributed. The cash contributions totaled $271,000 and $341,000 for 2004 and 2003, respectively.

Note 9 - Employee stock purchase plan:

During 2003, the Board of Directors approved the 2003 Employee Stock Purchase Plan (the "Purchase Plan"). The purpose of the Purchase Plan is to provide employees of the Company and its designated subsidiaries with an opportunity to purchase common stock of the Company.  The Purchase Plan provides for enrollment on the first day of a six-month period in which the employees can elect payroll deductions for the purchase of the Company's common stock.  The exercise date of the Purchase Plan shall be the last day of the six month period and the purchase price shall be 85% of the fair market value of a share of common stock on the enrollment or exercise date, whichever is lower.

As of June 30, 2004, payroll deductions were accrued in the amount of $60,000 for the issuance of approximately 35,945 shares of common stock. Pursuant to APB 25, no compensation expense was recorded or recognized in 2004.  For purposes of FAS 123, the weighted average fair value per common share issued under the Purchase Plan was $1.76 during 2004.

Note 10- Income taxes:

The provision (benefit) for income taxes in 2004 and 2003 consists of the following:

	2004	2003
Current:
Federal	$-	$(232,000)
State	15,000	-
Totals	15,000	(232,000)

Deferred:
Federal	733,000	(136,000)
State	77,000	(57,000)
Totals	810,000	(193,000)

Totals	$825,000	$(425,000)

Significant components of the Company's deferred tax assets and liabilities as of June 30, 2004 and 2003 are shown below:

	2004	2003
Deferred tax assets:
Accrued vacation and allowance for doubtful accounts	$121,000	$217,000
Capitalized software	-	58,000
Future deductible amount for warrant stock and compensation expense	81,000	51,000
Net operating loss carryforwards	139,000	92,000
Other	-	11,000
Totals	341,000	429,000

Deferred tax liabilities:
Depreciation	(73,000)	(114,000)
Accrued expenses	(837,000)	-
Amortization of Polexis intangibles	(249,000)	-
Other	(17,000)	-
Totals	(1,176,000)	(114,000)

Net deferred tax asset (liability)	$(835,000)	$315,000

At June 30, 2004, the Company had net operating loss carryforwards available to reduce future taxable income, if any, of approximately $285,000 and $530,000 for Federal and California income tax purposes, respectively.  The difference between the Federal and California tax loss carryforwards is primarily related to the carryback of approximately $793,000 for Federal purposes. The Federal net operating loss carryforwards expire in 2023. California currently imposes a moratorium on the utilization of net operating loss carryforwards through December 31, 2003. The California net operating loss carryforwards expire in 2014. The carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period.

The expected income tax provision, computed based on the Company's pre-tax income (loss) and the statutory Federal income tax rate, is reconciled to the actual tax provision reflected in the accompanying consolidated financial statements as follows:

	2004	2003

Expected tax provision (benefit) at statutory rates	$618,000	$(414,000)

Non-deductible goodwill impairment charge	-	29,000
State taxes, net of Federal benefit	91,000	(38,000)
Changes in estimate for tax refunds receivable and prepaid taxes	116,000	(2,000)

Totals	$825,000	$(425,000)

Note 11- Fair value of financial instruments:

The Company's financial instruments at June 30, 2004 for which disclosure of estimated fair value is required consisted of cash, contract and other receivables, accounts payable, convertible notes payable and notes payable.  In the opinion of management, (i) cash, contract and other receivables and accounts payable were carried at values that approximated their fair values because of their liquidity and/or their short-term maturities and (ii) notes payable were carried at values that approximated their fair values because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

As of June 30, 2004, the convertible notes payable to related and unrelated parties with a carrying value of $3,573,000 had a fair value of $5,885,000 on an "as converted" basis.

Note 12- Business combination:

On March 31, 2004, the Company purchased all of the outstanding stock of Polexis in exchange for $3,136,000 in cash, the issuance of 697,973 shares of common stock and $1,375,000 of three-year convertible subordinated notes. The estimated fair value of the stock at the date of purchase was $2.25 per share.  The Company also incurred direct acquisition related costs of $458,000.

The acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), whereby the total cost of the acquisition has been allocated to tangible and intangible net assets acquired based upon determined fair values at the effective date of the acquisition.

The allocation of the purchase price is subject to refinement. Specifically, 50,762 shares are contingently issuable to certain selling shareholders if they remain continuously employed at the Company for the six months ending September 30, 2004. As of June 30, 2004, the Company has accrued $67,000 of compensation expense related to this contingency. If the employees leave the Company prior to September 30, 2004, this accrual would be reversed. If they remain employed, an additional $67,000 will be recorded as compensation expense in FY 2005. The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the date of acquisition:

		Estimated Life in years
Current assets	$2,678,000
Property, furniture and equipment, net	93,000	Various (2-5)
Customer contracts	300,000	13
Trade name	60,000	1
Backlog	70,000	1
Technology	200,000	5
Non-Compete Agreements	11,000	2
Goodwill	5,452,000	Indefinite
Other assets	28,000

Total assets acquired	8,892,000

Current liabilities	1,850,000
Long term liabilities	577,000

Total liabilities assumed	2,427,000

Fair value of net assets acquired	$6,465,000

The goodwill is not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

The following summary presents pro forma consolidated results of operations for the fiscal years ended June 30, 2004 and 2003 as if the acquisition described above had occurred as of July 1, 2002 and includes adjustments that were directly attributable to the transaction or were expected to have a continuing impact on the Company.

The pro forma results are unaudited and for illustrative purposes only for the applicable periods, and do not purport to be indicative of the actual results which would have occurred had the transaction been completed as of the beginning of the periods, nor are they indicative of results of operations which may occur in the future. The following is also a reconciliation of GAAP (as reported) to pro forma financial results for the fiscal years ended June 30, 2004 and 2003.  All numbers are in thousands, except net income per common share:

	June 30, 2004	June 30, 2003
	Pro forma	Pro forma

Revenues	$40,871	$32,539
Operating Income	$2,627	$100
Net income (loss)	$1,220	$(721)

Net income per common share:
Basic	$0.17	$(0.13)
Diluted	$0.14	$(0.13)
Weighted average shares outstanding:
Basic	7,176	5,877
Diluted	9,428	5,877

Note 13- Segment information:

The Company had reported segment information in its previous filings for the operations associated with its SYS Government Services Division and Testmasters Division (the "Testmasters Segment") in the same format as reviewed by its Chief Operating Decision Maker (the "CODM").  The sales, operating income and assets of the Testmasters Segment no longer meet the thresholds that require separate disclosure and the CODM no longer separately reviews such information.  Accordingly, the Company discontinued reporting segment information in the second quarter of 2003.

Note 14- Legal matters:

As previously reported, the Company and four employees were sued in Virginia by Systems Integration & Research, Inc. ("SIR") in February 2002, which claimed that the Company and four employees had conspired to divert a contract that SIR was performing for the U.S. Navy. In January of 2003, all of SIR's claims against the Company and the four employees and all of the Company's claims against SIR and the other defendants were dismissed.

In connection with the dismissal of the lawsuit, on January 9, 2003, the Company signed a license agreement with C-Cubed whereby the Company received a five-year exclusive license to manufacture and sell C-Cubed's "ViewCASE".  ViewCASE is a portable, briefcase-sized videoconferencing system.  The Company agreed to pay C-Cubed $150,000 in cash and 302,877 shares, of which 41,325 shares were issued subsequent to June 30, 2003, of the Company's common stock with a fair value of approximately $600,000.  In addition, the Company incurred approximately $222,118 in legal fees during 2003 in a successful defense of the lawsuit filed against it by C-Cubed, which has been dismissed and settled.

We are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. We are named as defendants in legal proceedings from time to time and we may assert claims from time to time.

Note 15- Sale of subsidiary:

On June 30, 2003, the Company agreed to the sale of the Testmasters Division and its newly formed training division to the former owner of Testmasters.  The agreement called for the transfer of all the assets and certain liabilities of these two divisions having a net book value of approximately $140,000.  The agreement also includes a 12.5% royalty to be recognized by the Company for the deferred revenue the Company collected which was associated with the training division.  The amount of deferred revenue was approximately $159,000 as of June 30, 2003 and was paid to the buyer during fiscal 2004.  In consideration, the Company received 100,000 shares of SYS common stock, which were valued at the fair market value of $1.80 per share at June 30, 2003.

Note 16- Discontinued operations:

As of June 30, 2003, the Company consolidated its Training Division into the Testmasters Division and then sold Testmasters.   Additionally, during 2003, the Company started the Walk Up Systems Division, which was discontinued as of June 30, 2003.  The consolidated financial statements have been restated to reflect the losses associated with these Divisions as losses from discontinued operations.  The revenue generated by these Divisions approximated $616,000 during 2003.

*    *    *

PART 1
FINANCIAL INFORMATION

Item 1.        Financial Statements

SYS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 25, 2005	June 30, 2004
ASSETS
Current assets:
Cash	$1,080,000	$2,159,000
Accounts receivables, net	10,052,000	8,118,000
Prepaid expenses	141,000	442,000
Income tax refund receivable	58,000	-
Inventory	187,000	-
Total current assets	11,518,000	10,719,000

Furniture and equipment, less accumulated depreciation and amortization of $1,268,000 and $1,145,000	1,118,000	749,000
Capitalized software, net of accumulated amortization of $53,000 and $37,000	49,000	65,000
Intangible assets, net of accumulated amortization of $220,000 and $46,000	1,246,000	595,000
Goodwill	6,776,000	5,452,000
Other assets	374,000	137,000
Total assets	$21,081,000	$17,717,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,246,000	$1,489,000
Accrued payroll and related taxes	3,205,000	2,470,000
Income taxes payable	33,000	-
Other accrued liabilities	1,427,000	837,000
Deferred revenue	56,000	-
Current portion of deferred tax liabilities	546,000	546,000
Current portion of notes payable and other debt	886,000	188,000
Total current liabilities	7,399,000	5,530,000

Convertible notes payable, net of current portion	2,203,000	3,517,000
Capital lease obligations, net of current portion	-	33,000
Other long term liabilities	4,000	-
Deferred tax liabilities	289,000	289,000
Total liabilities	9,895,000	9,369,000
Stockholders' equity:
Common stock, no par value; 48,000,000 shares authorized; 8,961,056 and 8,121,921 shares issued and outstanding	9,100,000	7,143,000
Retained earnings	2,086,000	1,205,000
Total stockholders' equity	11,186,000	8,348,000
Total liabilities and stockholders' equity	$21,081,000	$17,717,000

See accompanying Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004

Revenues	$10,944,000	$8,094,000	$32,513,000	$23,304,000
Operating costs and expenses:
Contract costs	8,956,000	6,785,000	27,061,000	19,297,000
General and administrative expenses	1,337,000	840,000	3,621,000	2,863,000
Total operating costs and expenses	10,293,000	7,625,000	30,682,000	22,160,000
Income from operations	651,000	469,000	1,831,000	1,144,000

Other (income) expense:
Other income	(19,000)	(4,000)	(19,000)	(35,000)
Interest expense	130,000	52,000	366,000	118,000
Totals	111,000	48,000	347,000	83,000
Income before income taxes	540,000	421,000	1,484,000	1,061,000
Income tax provision	219,000	172,000	603,000	442,000
Net income	$321,000	$249,000	$881,000	$619,000
Preference dividend requirements	-	-	-	4,000
Net income applicable to common stock	$321,000	$249,000	$881,000	$615,000
Basic net income per common share	$0.04	$0.04	$0.11	$0.10
Diluted net income per common share	$0.03	$0.03	$0.09	$0.09
Weighted average shares for basic net income per common share	8,825,460	6,950,042	8,383,598	6,159,876
Weighted average shares for diluted net income per common share	11,276,234	8,766,986	11,044,063	7,719,261

See accompanying Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
	March 25, 2005	March 26, 2004
Cash flows from operating activities:
Net income	$881,000	$619,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	396,000	191,000
Deferred revenue	21,000	-
Deferred rent	(98,000)	-
Increase in allowance for doubtful accounts	-	30,000
Accretion of debt discount	32,000	-
Gain on disposition of equipment	(8,000)	-
Changes in operating assets and liabilities:
Contract receivables	(620,000)	(713,000)
Income tax refund receivable	(58,000)	477,000
Inventory	(27,000)
Other current assets	370,000	(33,000)
Other assets	(145,000)	103,000
Accounts payable	(672,000)	(733,000)
Accrued payroll and related taxes	61,000	856,000
Income taxes payable	114,000	310,000
Other accrued liabilities	(183,000)	36,000
Net cash provided by operating activities	64,000	1,143,000
Cash flows from investing activities:
Additions to furniture and equipment	(408,000)	(105,000)
Cash paid for acquisitions, net of cash acquired	(354,000)	-
Net cash used in investing activities	(762,000)	(105,000)
Cash flows from financing activities:
Net line of credit borrowings (payments)	-	(638,000)
Payments of notes payable and other borrowings	(569,000)	(111,000)
Payments of capital lease obligations	(16,000)	(19,000)
Payments of dividends on preference stock	-	(4,000)
Cash paid due to call on preference stock	-	(60,000)
Proceeds from convertible notes payable	-	1,600,000
Proceeds from issuance of common stock	204,000	2,091,000
Net cash (used in) provided by financing activities	(381,000)	2,859,000
Net increase (decrease) in cash	(1,079,000)	3,897,000
Cash at beginning of period	2,159,000	19,000
Cash at end of period	$1,080,000	$3,916,000

Supplemental disclosure of cash flow data:
Interest paid	$306,000	$93,000
Income taxes paid	$485,000	$23,000
Supplemental disclosure of noncash investing and financing activities:
Common stock issued upon exercise of convertible notes	$698,000	$281,000
Common stock issued upon conversion of preference stock		$10,000
Common stock issued for accrued liability		$82,000
Common stock issued to ESOP as contribution		$168,000
Common stock issued in connection with acquisition	$988,000
Employee surrender of shares for exercise of options	$174,000

See accompanying Notes to Consolidated Financial Statements.

SYS AND SUBSIDIARIES
NOTES TO UNAUDITED FINANCIAL STATEMENTS
March 25, 2005

(1)       General

In the opinion of the management of SYS and subsidiaries (the Company) the unaudited financial information in this report reflects all adjustments, consisting only of normal recurring accruals, which are considered necessary for a fair presentation of the consolidated financial position of SYS and subsidiaries as of March 25, 2005 and June 30, 2004 and the consolidated results of operations and cash flows for the periods shown.  Certain information and footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to SEC regulations and financial statement reclassifications have been made in the prior year to conform to the current year presentation. It is suggested that these financial statements be read in conjunction with the audited financial statements included in the Company's Report on Form 10-KSB for the fiscal year ended June 30, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Substantially all of the Company's operations are conducted in the United States. The results of operations for the nine months ended March 25, 2005 are not necessarily indicative of the results to be expected for the full year ending June 30, 2005.

The Company's fiscal year is from July 1 through June 30.  The Company uses the 5-4-4 weeks per period method for each quarter; periods one (July) and twelve (June) may vary slightly in the actual number of days due to the beginning and end of each fiscal year.

The March 25, 2005 consolidated financial statements include the accounts of SYS and its wholly owned subsidiaries, Shadow I, Inc. and Polexis.  Effective January 3, 2005, the Company completed its acquisition of all of the outstanding securities of Antin Engineering, Inc ("Antin") through its wholly-owned subsidiary, Shadow I, Inc. under an agreement and plan of merger.  As a result of the merger, Antin merged into Shadow I, Inc.  The Company purchased the assets and certain liabilities of Xsilogy on December 15, 2004.  The results of the Antin and Xsilogy transactions are included for the periods subsequent to their date of acquisition. All significant intercompany accounts and transactions are eliminated in consolidation.

(2)       Stock-Based Compensation

As allowed by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the company's stock at the date of the grant over the exercise price of the related option.  Accordingly, the Company has issued all stock options with exercise prices equal to the fair market value of the Company's common stock and therefore, no compensation expense has been incurred.

Had compensation costs for the Company's stock options been determined based on the fair value method under SFAS No. 123, the Company's net income and earnings per share would have been as follows for the three and nine months ended March 25, 2005 and March 26, 2004, respectively:

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004
Net income applicable to common stockholders - as reported - basic	$321,000	$249,000	$881,000	$615,000
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect	49,000	42,000	159,000	145,000
Net income applicable to common stock - pro forma - basic	$272,000	$207,000	$722,000	$470,000
Net income applicable to common stockholders - as reported - diluted	$378,000	$277,000	$1,046,000	$671,000
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of tax effect	49,000	42,000	159,000	145,000
Net income applicable to common stockholders - pro forma - diluted	$329,000	$235,000	$887,000	$526,000
Basic income per common share:
As reported	$0.04	$0.04	$0.11	$0.10
Pro forma	$0.03	$0.03	$0.09	$0.08
Diluted income per common share:
As reported	$0.03	$0.03	$0.09	$0.09
Pro forma	$0.03	$0.03	$0.08	$0.07

(3)       Accounts receivables:

Accounts receivables consist of the following at March 25, 2005 and June 30, 2004:

	March 25, 2005	June 30, 2004
Amounts billed	$5,388,000	$4,423,000
Amounts unbilled:
Costs and profits in excess of billings	3,957,000	3,188,000
Retentions, due upon completion of contracts	239,000	153,000
Recoverable costs subject to closure of contracts	468,000	354,000

Totals	$10,052,000	$8,118,000

            At March 25, 2005, costs and profits in excess of billings consisted of amounts billed subsequent to period-end.  The balances comprising receivables pursuant to retainage provisions will be due upon completion of the contracts and audits of overhead rates by the Defense Contract Audit Agency; based on the Company's experience with similar contracts in recent years, the balances at March 25, 2005 are expected to be collected in fiscal 2005, 2006 and 2007.

Recoverable costs subject to closure of contracts consisted primarily of revenues recognized on specific delivery orders as a result of actual indirect expense rates exceeding the provisionally approved indirect rates. These receivables will be billable upon closure of audits of overhead rates of the specific delivery orders or the contracts.

(4)       Inventory

Inventory consisted of the following:

Raw materials	$69,000
Work in process	68,000
Finished goods	50,000
Total	$187,000

(5)       Intangible Assets

Intangible assets consist of the following:

	March 25, 2005		June 30, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer contracts and related customer relationships	$460,000	$26,000	$300,000	$6,000
Covenants not to compete	11,000	5,000	11,000	1,000
Tradename	170,000	65,000	60,000	15,000
Technology	390,000	49,000	200,000	10,000
Backlog	155,000	70,000	70,000	14,000
Patents	280,000	5,000	-	-
Total	$1,466,000	$220,000	$641,000	$46,000

            Intangible assets are being amortized over periods ranging from 1 to 17 years based on their estimated useful lives. Aggregate amortization expense for intangible assets for the nine months ended March 25, 2005 and March 26, 2004 were $174,000 and $0, respectively. Estimated annual amortization expense for the remainder of fiscal year 2005 and the next 4 years is as follows:

Amortization Expense
Three months ended June 30, 2005	$94,000
Year Ended June 30, 2006	233,000
Year Ended June 30, 2007	147,000
Year Ended June 30, 2008	147,000
Year Ended June 30, 2009	130,000
Total	$751,000

(6)       Notes payable and other debt

Notes payable at March 25, 2005 and June 30, 2004 consists of the following (in thousands):

	March 25, 2005		June 30, 2004
	Current	Long-Term	Current	Long-Term
Notes payable	$319	$1,409	$56	$1,840
Notes payable to related parties	387	794	-	1,677
Due to stockholder	180	-	-	-
Working capital loan	-	-	97	-
Capital lease obligations	-	-	35	33
	$886	$2,203	$188	$3,550

            The notes payable and notes payable to related parties consists of three-year unsecured convertible notes all of which bear interest at 10%.  Related parties are directors, officers and employees of the Company.  These notes were issued in connection with private placement offerings of $2.0 million and $3.2 million in 2002 and 2004, respectively and the acquisition of Polexis in 2004.  The conversion prices and maturities vary with $706,000 convertible at $1.00 per share and maturing in the second and third quarters of fiscal 2006; $1,600,000 convertible at $2.20 per share and maturing in December 2006; and $685,000 convertible at $2.32 per share, subordinated to Company bank debt and maturing in March 2007.  The due to stockholder consists of $180,000 due to the principal stockholder of Antin which was assumed by the Company in connection with the acquisition of Antin. This amount is included in the related party balance at March 25, 2005.

In connection with the issuance of the notes, the Company deferred certain expenses which are included in other assets of which, approximately $49,000 remains to be amortized over the terms of the notes. The $1.6 million issuance of notes were issued at an aggregate discount of $129,000, which is being accreted through interest expense over the term of these notes.

At March 25, 2005, the Company had paid in full the June 30, 2004 outstanding balance of $97,000 on its working capital loan.

(7)       Earnings Per Share

Basic net income per common share is calculated by dividing net income applicable to common stock by the weighted average number of common shares outstanding during the period.  The calculation of diluted net income per common share is similar to that of basic net income per common share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally those issuable upon the conversion of notes payable and the exercise of stock options and warrants, were issued during the period.

The following table summarizes the calculation of basic and diluted net income per common share for each period:

	Three months ended		Nine months ended
	March 25, 2005	March 26, 2004	March 25, 2005	March 26, 2004
Numerators:
Net income	$321,000	$249,000	$881,000	$619,000
Deduct - preference stock dividend requirements	-	-	-	4,000
Income applicable to common stockholders - basic	321,000	249,000	881,000	615,000
Add back - interest expense on convertible notes, net of tax effects	57,000	28,000	165,000	56,000
Net income applicable to common stockholders - diluted	$378,000	$277,000	$1,046,000	$671,000

Denominators:
Weighted average shares for basic net income per common share	8,825,460	6,950,042	8,383,598	6,159,876
Add dilutive effect of assumed exercise of stock options and warrants and application of treasury stock method	749,074	587,430	712,261	527,467
Add dilutive effect of assumed conversion of convertible promissory notes	1,701,700	1,229,514	1,948,204	1,031,918
Weighted average shares for diluted net income per common share	11,276,234	8,766,986	11,044,063	7,719,261

Basic net income per common share	$0.04	$0.04	$0.11	$0.10

Diluted income per common share	$0.03	$0.03	$0.09	$0.09

            Excluded from the treasury stock calculation in fiscal 2005 are 0 and 218,000 shares of common stock at the end of the quarter and period ends respectively, as these options were priced above the average stock price for the period and therefore were anti-dilutive.  Excluded from the treasury stock calculation in fiscal 2004 are 122,000 and 227,000 shares of common stock at the quarter and period ends, respectively, as these options were priced above the average stock price for the period and therefore were anti-dilutive.

(8)       Line of Credit

At March 25, 2005, the Company had no borrowings under its revolving line of credit facility ("credit facility") provided by Comerica Bank - California. The credit facility allows for maximum borrowings of up to $4,000,000 ("credit limit"), is limited to 80% of qualifying contract receivables, is collateralized by substantially all of the assets of the Company, as defined, and bears interest at 0.25% above the prime rate (an effective rate of 5.75% at March 25, 2005).  The credit facility expires on December 28, 2006.  The Company had available borrowing capacity of $4,000,000 at March 25, 2005 on this credit facility.

The terms of the line of credit agreement require the Company to maintain certain financial ratios and meet specified reporting requirements. As of March 25, 2005, the Company was in compliance with the reporting requirements and financial ratios, which consist of, tangible effective net worth, current assets to current liabilities, debt to net worth and cash flow coverage.

The credit facility allows the Company to use (i) the full $4,000,000 for working capital purposes or (ii) under a Sub Facility, up to $2,000,000 of the credit facility for permitted acquisition purposes and $750,000 for minority investment purposes.  The Company is subject to certain restrictions on the permitted acquisitions and minority investments and in some cases must receive Comerica's consent prior to using the facility for such purposes.  If used for permitted acquisitions or minority investments, such borrowings must be repaid over 48 months.  The Company has the option of being charged prime plus 0.25% or LIBOR plus 300 basis points on the credit facility and prime plus 0.50% or LIBOR plus 325 basis points on the Sub Facility subject to minimum advance amounts and duration under the LIBOR option.

(9)       Legal Matters

Periodically, we are involved in legal actions in the normal course of business, including audits and investigations by various governmental agencies that result from our work as a governmental contractor. There are currently no such legal matters outstanding.

(10)      Stockholders' Equity

During the third quarter of fiscal 2005, 163,300 shares of common stock were issued due to the exercise of stock options.  The Company received approximately $22,000 in cash and 53,000 shares of Company common stock as payment for these issued shares.

During the third quarter of fiscal 2005, the Company issued 57,406 shares of common stock to employees that participated in the Employee Stock Purchase Plan.  The period of performance was from July 1, 2004 to December 31, 2004.  The Company received approximately $135,000 from the employees that opted to participate in this Plan.

The Company had one note holder from the 2002 subscription offering convert a $12,500 convertible note to stock in this quarter.  The note was converted into 12,500 shares of common stock at $1.00 per share.

The Company exercised its right to convert half of the outstanding Polexis convertible notes in the amount of $685,000 into common stock.  295,159 shares of common stock were issued based on a conversion price of $2.32 per share.

Effective January 3, 2005, the Company issued 323,971 shares of common stock to the stockholders of Antin as part of the Antin acquisition.  Pursuant to the acquisition agreement, 314,027 shares were issued to an escrow agent and are held in an escrow account at Union Bank and may become issuable to the stockholders upon the achievement of certain revenue milestones (see note 11).

(11)      Acquisitions

On December 16, 2004, SYS acquired all of the assets and certain liabilities of Xsilogy, Inc. ("Xsilogy"), a privately held, San Diego-based provider of wireless sensor network technologies and applications. The assets purchased consisted principally of intellectual property and technology, inventory, fixed assets and certain other intangible assets.  The acquisition of Xsilogy's wireless sensor technology is an important part of the Company's growth strategy, representing the Company's first expansion into the products-oriented business and to customers outside of the Department of Defense (DoD). Xsilogy provides the Company with the ability to expand its markets to the industrial arenas where Xsilogy has a proven domain expertise, while offering existing customers, such as the DoD, Homeland Security and state and local governments, these new capabilities. The Company's goal is to integrate products and services in order to provide complete systems solutions for its customers.

The total purchase price consisted of initial cash consideration, (i) $345,000, (ii) up to approximately $900,000, of which up to $200,000 may be in the form of SYS common stock and the remainder in cash,  may be earned and paid subject to certain milestones to be achieved from the date of closing through June 30, 2005 and (iii) up to a maximum of $3.5 million in additional contingent consideration, of which up to $2.5 million may be in the form of SYS common stock and the remainder in cash, which may be earned and paid in installments upon the completion of certain criteria from the date of closing through June 30, 2009. As of the end of the third quarter, total consideration was $592,000 which consisted of the $345,000 in cash and $247,000 of acquisition related costs.

The transaction was accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations, whereby the net tangible and intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition.  As of the end of the third quarter, the fair market value of the total assets acquired exceeded the consideration paid to date resulting in a contingent consideration liability of $180,000. If future milestones are achieved, additional consideration will be paid. Accordingly the liability will be reduced and may result in the recording of goodwill. If future milestones are not achieved then the fair market value of the assets acquired would be reduced proportionately by the amount of any remaining contingent liability.

The following table summarizes the determined fair values of the assets acquired and liabilities assumed at the date of acquisition:

		Estimated Life in years
Current assets	$180,000
Property, furniture and equipment, net	92,000	Various (2-5)
Cost-method investment	72,000
Patents	280,000	17
Technology	190,000	5
Trade name	60,000	4
Customer relationships	10,000	10
Total assets acquired	$884,000
Current liabilities	112,000

Net assets acquired	$772,000

Contingent consideration liability	$180,000

            On January 6, 2005, the Company completed its acquisition of all of the outstanding securities of Antin Engineering, Inc. (Antin); the effective date of the acquisition was January 3, 2005. The transaction was completed pursuant to an Agreement and Plan of Merger (the Plan) by and among the Company, Shadow I, Inc. (a wholly-owned subsidiary of the Company), Antin, and all of its stockholders. Antin is a defense contractor that provides information technology, C4ISR (command, control, communication, computer, intelligence, surveillance and reconnaissance), and technical support services. This acquisition furthers the Company's strategy of expanding its capabilities and broadening the customer base.

The aggregate initial purchase price was approximately $1,433,000, which consisted of $49,000 in cash paid at closing and $305,000 paid subsequent to the end of the quarter, $988,000 of common stock and $91,000 of transaction costs that consisted primarily of fees paid for financial advisory, legal and accounting services. The Company issued 323,971 shares of common stock to the stockholders of Antin, the fair value of which was based on an average of the closing price of the Company's stock three days prior to the acquisition date. Pursuant to the Plan, an additional 314,027 shares were issued to an escrow agent, on behalf of the Antin stockholders, which shares are contingently issuable to the stockholders upon the future operating performance of Antin through June 30, 2007. As the contingencies have not been met or resolved as of March 25, 2005, the value of these shares has been excluded from the purchase price. If future payments are made, amounts will be recorded as additional purchase price based upon the fair market value of the Company's common stock at that time.

The transaction was accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations, whereby the net tangible and intangible assets acquired and liabilities assumed were recognized at their estimated fair market values at the date of acquisition, based on preliminary estimates made by management. The allocation of the purchase price is subject to refinement. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

		Estimated Life in years
Current assets	$1,488,000
Property, furniture and equipment, net	104,000	Various (2-5)
Intangible assets	285,000	Various (1-5)
Goodwill	1,359,000
Total assets acquired	$3,236,000
Liabilities assumed	1,803,000

Net assets acquired	$1,433,000

            The excess purchase price over the fair values of assets acquired and liabilities assumed was allocated to goodwill. The goodwill is not subject to amortization and none of the amount assigned to goodwill is deductible for tax purposes.

The following table summarizes the unaudited pro forma information of the Company for the three and nine months ended March 25, 2005 and March 26, 2004, as if the Xsilogy and Antin transactions had occurred as of the beginning of the periods being reported. The unaudited pro forma information should be read in conjunction with SYS's separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management's opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

	Three months ended		Nine months ended
	March 25, 2005 Proforma	March 26, 2004 Proforma	March 25, 2005 Proforma	March 26, 2004 Proforma

Revenues	$10,944,000	$9,287,000	$36,044,000	$26,103,000
Income from operations	$651,000	$222,000	$1,483,000	$129,000
Net income (loss)	$321,000	$104,000	$566,000	$22,000

Net income per common share:
Basic	$0.04	$0.01	$0.07	$0.00
Diluted	$0.03	$0.01	$0.06	$0.01
Weighted average shares outstanding:
Basic	8,861,061	7,274,011	8,609,651	6,483,845
Diluted	11,311,834	9,090,955	11,270,116	8,043,229

(12)      Segment Reporting

The Company reports operating results and financial data for two reporting segments: Defense Solutions Group (DSG) and the Sensor Networking Systems and Products Group (SNG). The Defense Solutions Group provides engineering, technical, and financial and management services primarily to U.S. Government customers including the U.S. Navy and General Services Administration, in support of Navy, Army, and Joint programs for Defense and Civil Government organizations.  The Sensor Networking Systems and Products Group was recently formed subsequent to the acquisition of the assets of Xsilogy, Inc. (Xsilogy).  Xsilogy is a provider of wireless sensor network technologies and applications.  The Xsilogy business will form the basis of the new Sensor Networking Systems and Products Group which will include sensor network technologies, public safety and security solutions and additional product based solutions to both commercial and government customers.  Antin will initially be included in the DSG.  Based upon certain quantitative thresholds, both the Defense Solutions Group and the Sensor Networking Systems and Products Group are considered reportable segments.

Summarized financial information concerning our reportable business segments for the three and nine month periods ended March 25, 2005 and March 26, 2004 are as follows:

	Three Months Ended		Nine Months Ended
	March 25,	March 26,	March 25,	March 26,
	2005	2004	2005	2004
Revenue
DSG	$10,904,000	$8,094,000	$32,473,000	$23,304,000
SNG	40,000	-	40,000	-

Totals	$10,944,000	$8,094,000	$32,513,000	$23,304,000

Income (loss) from operations
DSG	$899,000	$469,000	$2,079,000	$1,144,000
SNG	(248,000)	-	(248,000)	-

Totals	$651,000	$469,000	$1,831,000	$1,144,000

            Interest expense and income taxes are not reported on an operating segment basis in accordance with the Company's method of internal reporting.

The increase in goodwill from $5.5 million to $6.8 million during the quarter is related to the acquisition of Antin.

(13)      Recently Issued Accounting Standards

In December 2004, the FASB revised Statement No. 123 (FAS 123R), Share-Based Payment, which requires companies to expense the estimated fair value of employee stock options and similar awards. The accounting provisions of FAS 123R will be effective as of the beginning of the first interim or annual reporting period that begins after June 15 for non-small business issuers and December 15, 2005 for small business issuers. The Company will adopt the provisions of FAS 123R using a modified prospective application. Under modified prospective application, FAS 123R, which provides certain changes to the method for valuing stock-based compensation among other changes, will apply to new awards and to awards that are outstanding on the effective date and are subsequently modified or cancelled. Compensation expense for outstanding awards for which the requisite service had not been rendered as of the effective date will be recognized over the remaining service period using the compensation cost calculated for pro forma disclosure purposes under FAS 123. The Company is in the process of determining how the new method of valuing stock-based compensation as prescribed in FAS 123R will be applied to valuing stock-based awards granted after the effective date and the impact the recognition of compensation expense related to such awards will have on its financial statements.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Polexis, Inc.
San Diego, California

        We have audited the accompanying balance sheet of Polexis, Inc. ("the Company") (see Note 1 to the financial statements) as of June 30, 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polexis, Inc. as of June 30, 2003, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Nation Smith Hermes Diamond, APC

San Diego, California
September 4, 2003, except for Note 4 for which the date is December 18, 2003

POLEXIS, INC.

BALANCE SHEET

June 30, 2003
Assets (Note 4)
Current Assets
Cash and cash equivalents (Notes 1 and 11)	$706,000
Trade accounts receivable-net of allowance for doubtful accounts of $49,000 (Notes 1 and 11)	1,613,000
Prepaid expenses and other assets	72,000

Total current assets	2,391,000
Fixed Assets-Net (Notes 1 and 2)	126,000

$2,517,000

POLEXIS, INC.

BALANCE SHEET

June 30, 2003
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt (Note 4)	$250,000
Accounts payable	22,000
Accrued liabilities (Note 3)	862,000
Income taxes payable (Notes 1 and 5)	135,000
Deferred tax liabilities (Notes 1 and 5)	105,000

Total current liabilities	1,374,000
Long-term Debt, Less Current Portion (Note 4)	250,000
Deferred Tax Liabilities (Notes 1 and 5)	201,000

Total liabilities	1,825,000
Commitments and Contingencies (Notes 4, 10, and 11)
Stockholders' Equity (Notes 6 and 7)
Convertible preferred stock; 4,200,000 shares authorized
Series A Convertible Preferred Stock, no par value; 869,563 shares issued and outstanding; (liquidation (liquidation preference of $1.15 per share)	977,000
Series B Convertible Preferred Stock; no par value; 3,330,000 shares authorized; 3,329,177 shares issued and outstanding; (liquidation preference of $0.4806 per share)	1,950,000
Common stock, no par value; 17,250,000 shares authorized; 7,212,350 shares issued and outstanding	83,000
Accumulated deficit	(2,318,000)

Total stockholders' equity	692,000

$2,517,000

The accompanying notes are an integral part of this financial statement.

POLEXIS, INC.

STATEMENT OF OPERATIONS

Year Ended June 30, 2003
Revenues
Contract services revenues, net (Notes 1 and 11)	$7,696,000
License revenues (Note 1)	76,000

Total Revenues	7,772,000
Cost of Revenues
Direct labor	3,072,000
Other direct costs	754,000
Indirect costs	2,940,000

Total Cost of Revenues	6,766,000

Gross Profit	1,006,000
Operating Expenses
Selling, general, and administrative expenses	687,000
Research and development (Note 1)	83,000

Total Operating Expenses	770,000

Income from Operations	236,000

Other Income (Expense)
Interest expense (Note 4)	(98,000)
Interest income	6,000

Total Other Income (Expense)	(92,000)

Income Before Income Taxes	144,000
Income tax provision (Note 5)	87,000

Net Income	$57,000

The accompanying notes are an integral part of this financial statement.

POLEXIS, INC.

STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock
							Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Total
Balance at June 30, 2002	869,563	$977,000	5	$-	7,200,000	$82,000	$(2,375,000)	$(1,316,000)
Conversion of notes payable and accrued interest into Series B Preferred Stock (Notes 4 and 6)	-	-	3,329,172	1,950,000	-	-	-	1,950,000
Stock options exercised (Note 7)	-	-	-	-	12,350	1,000	-	1,000
Net income	-	-	-	-	-	-	57,000	57,000

Balance at June 30, 2003	869,563	$977,000	3,329,177	$1,950,000	7,212,350	$83,000	$(2,318,000)	$692,000

The accompanying notes are an integral part of this financial statement.

POLEXIS, INC.

STATEMENT OF CASH FLOWS

Year Ended June 30, 2003
Cash Flows From Operating Activities
Net income	$57,000
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(124,000)
Bad debt expense	(83,000)
Depreciation and amortization	96,000
Change in operating assets and liabilities:
Trade accounts receivable	462,000
Other receivables	135,000
Prepaid expenses and other assets	(21,000)
Accounts payable and accrued liabilities	(202,000)
Income taxes payable	59,000

Net cash provided by operating activities	379,000

Cash Flows From Investing Activities
Purchases of fixed assets	(57,000)

Cash Flows From Financing Activities
Principal payments on notes payable	(273,000)
Proceeds from exercise of stock options	1,000

Net cash used in financing activities	(272,000)

Net Increase in Cash and Cash Equivalents	50,000
Cash and Cash Equivalents at Beginning of Year	656,000

Cash and Cash Equivalents at End of Year	$706,000

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$40,000
Income taxes	$152,000

Noncash Investing and Financing Activities:

        During 2003 the Company converted $1,600,000 of notes payable and $350,000 of accrued interest into Series B Preferred Stock (see Notes 4 and 6).

The accompanying notes are an integral part of this financial statement.

POLEXIS, INC.

NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies and Basis of Presentation

        A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of operations

        Polexis, Inc. ("the Company") was founded and incorporated in the state of California in 1996. The Company is engaged primarily in software development and computer programming services for the commercial industry and the U.S. Government.

Use of estimates

        The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents

        The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

Accounts receivable

        The Company has established an allowance for doubtful accounts for potential credit losses that are expected to be incurred, based on historical information and specific identification.

Depreciation

        Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term.

Revenue recognition

        The Company contracts to provide services, directly or indirectly, with commercial businesses and the U.S. Government primarily on a time and materials basis. Revenues for the time and materials contracts are recognized as hours and costs are incurred. In addition, the Company provides services using fixed-price or cost plus fixed fee contracts. Revenues for the fixed-price and cost plus fixed fee contracts are recognized using the percentage-of-completion method of accounting, primarily based upon hours of work performed. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Software license revenue is recognized when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collectibility is probable.

        Contracts with the U.S. Government may be audited subsequent to completion. Management believes that revenues from the U.S. Government have been recognized in accordance with the contracts and, if an adjustment were to be determined through an audit, would not result in a material adverse effect on the financial position, results of operation, or cash flows of the Company.

Income taxes

        Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Research and development

        The Company is actively engaged in new product development efforts. Research and development expense relating to possible future products are expensed as incurred.

Advertising

        The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expenses were approximately $2,000 for 2003.

Stock-based compensation

        In October 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company has elected to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) and has provided pro forma disclosures as if the fair value based method prescribed in SFAS No. 123 has been utilized. See Note 7.

New accounting standards

        In December 2002 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of SFAS No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock- based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The adoption of this Statement is not expected to have a material effect on the financial statements.

        In April 2003 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have a material effect on the financial statements.

        In May 2003 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2004. The adoption of this Statement is not expected to have a material effect on the financial statements.

2. Fixed Assets

        Fixed assets consisted of the following:

June 30, 2003
Computer equipment	$426,000
Furniture and fixtures	133,000
Computer software	28,000
Leasehold improvements	15,000

602,000
Less accumulated depreciation and amortization	(476,000)

$126,000

        Depreciation and amortization expense was approximately $96,000 for 2003.

3. Accrued Liabilities

        Accrued expenses are comprised of the following:

June 30, 2003
Employee benefit plan contributions	$344,000
Salaries and bonuses	263,000
Accrued vacation	185,000
Deferred revenue	41,000
Other	29,000

$862,000

4. Notes Payable

        Notes payable consisted of the following:

June 30, 2003
Note payable due to bank; interest at bank's prime rate plus 1.5% (5.5% at June 30, 2003); monthly payments of principal and interest through June 2005; secured by all of the assets of the Company and personal guarantees of shareholders of the Company.	$500,000

Less current portion	(250,000)

Long-term portion	$250,000

        Future minimum principal payments on notes payable are as follows:

Year Ending June 30,
2004	$250,000
2005	250,000

Total	$500,000

        The Company's note payable with a bank contains certain financial covenants. At June 30, 2003, the Company was not in compliance with certain covenants. In December 2003, the bank waived its right to demand payment for these violations.

        In November 2002 the Company exercised its right to convert unsecured convertible notes payable of $1,600,000 plus accrued interest of $350,000 into 3,329,172 shares of Series B Convertible Preferred Stock (see Note 6).

5. Income Taxes

        The income tax provision (benefit) consisted of the following for the year ended June 30, 2003:

	Current	Deferred	Total
Federal	$173,000	$(106,000)	$67,000
State	38,000	(18,000)	20,000

	$211,000	$(124,000)	$87,000

        Temporary differences which give rise to deferred tax assets (liabilities) are:

June 30, 2003
Cash to accrual adjustments	$(413,000)
Accrued vacation	49,000
State taxes	36,000
Allowance for doubtful accounts	21,000
Other	1,000

$(306,000)

        The following summarizes the differences between the income tax expense and the amount computed applying the Federal income tax rate of 34% to income before income taxes:

Year ended June 30, 2003
Federal income tax at statutory rate	$49,000
Nondeductible interest (Note 6)	20,000
State income taxes, net of federal benefit	9,000
Other	6,000
Meals and entertainment	3,000

$87,000

6. Preferred Stock

Series A Convertible Preferred Stock

        Series A Preferred Stock is noncumulative and nonredeemable. The holders of Series A Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors. The preferred stock has a liquidation preference of $1.15 per share, plus any dividends declared but unpaid on such shares. Series A Preferred Stock is convertible into common stock at the option of the holder at a conversion rate determined by dividing $1.15 by the Series A conversion price in effect at the date of conversion ($0.3833 as of June 30, 2003). Each share of Series A Preferred Stock shall automatically be converted to common stock immediately upon the consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock or the closing of a firm commitment underwritten public offering in which the public offering aggregate gross proceeds exceed $20,000,000.

        Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred stock is convertible on the record date for the vote, and have voting rights and powers equal to the holders of common stock.

Series B Convertible Preferred Stock

        In January 2001, the Company issued five shares of its Series B Preferred Stock to the holders of the $1,600,000 unsecured convertible notes payable in consideration for issuing the debt. In November 2002 the Company issued 3,329,172 shares of Series B Preferred Stock upon conversion of $1,600,000 in convertible debt plus accrued interest of $350,000 (see Note 4). Series B Preferred Stock is noncumulative and nonredeemable. The holders of Series B Preferred Stock are entitled to receive dividends, when and if declared by the Board of Directors. The Series B Preferred Stock has a liquidation preference of $0.4806 per share, plus any dividends declared but unpaid on such shares, and is convertible into common stock at the option of the holder at conversion rate determined by dividing $0.4806 by the Series B conversion price in effect at the date of conversion ($0.4806 as of June 30, 2003). Each share of the Preferred stock shall automatically be converted to common stock immediately upon the consent of the holders of at least two thirds of the outstanding Series B Preferred Stock or the closing of a firm commitment underwritten public offering in which the public offering aggregate gross proceeds exceed $20,000,000. No amount of the implied fair value of the Preferred shares has been allocated to debt issuance costs, as the amount is immaterial to the financial statements.

        Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is convertible on the record date for the vote, and have voting rights and powers equal to the holders of common stock.

7. Stock Options

        In June 1999, the Company established the 1999 Stock Option Plan (the Plan), which permits, as amended, the issuance of options for 5,000,000 shares of the Company's common stock to officers, employees, and consultants of the Company. The Plan provides for the issuance of incentive stock options with an exercise price of not less than the fair value, and for nonqualified stock options with an exercise price of not less than 85% of the fair value of the Company's common stock at the date of grant. Options granted under the Plan expire within ten years from the date of grant and generally vest over five years. At June 30, 2003, options for 2,101,750 shares were available for future grants.

        The Company applies APB 25, and related Interpretations in accounting for its stock options. There has been no compensation cost charged against income for the options for 2003.

        Had compensation cost for the Company's stock options been determined based on their fair value at the grant dates consistent with the method of FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have been decreased to the pro forma amounts indicated below. The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: a risk-free interest rate of 2.27%; an expected life of five years; and an expected dividend yield of zero for 2003.

Years Ended June 30, 2003
As reported	$57,000
Pro forma	$6,000

        A summary of stock option activity is as follows:

	Number of shares	Weighted average exercise price
Options outstanding at June 30, 2002	3,167,502	$0.41
Granted (weighted-average fair value of $0.05)	436,500	$0.48
Forfeited	(705,752)	$0.42
Exercised	(12,350)	$0.08

Options outstanding at June 30, 2003	2,885,900	$0.42

        Additional information regarding options outstanding as of June 30, 2003 is as follows:

Range Of Exercise Prices	Number Outstanding	Weighted- Average Remaining Life (years)	Number Exercisable	Weighted- Average Exercise Price
$0.07	46,000	6.6	43,750	$0.07
$0.38	1,464,602	7.2	983,772	$0.38
$0.48	1,375,298	8.6	767,659	$0.48

	2,885,900	7.8	1,795,181	$0.42

8. Employee Benefit Plans

        The Company has a 401(k) Profit Sharing Plan ("the Plan") for substantially all its employees. The Company makes discretionary annual contributions to the trust fund of the Plan, which are allocated to employee profit sharing accounts based on number of years of service and compensation. There were no matching contributions made by the Company in 2003.

        The Company also sponsors a Money Purchase Pension Plan ("the Plan"), a defined contribution plan. Participation in the Plan is available to substantially all employees who have completed three months of service. Company contributions to the Plan are made annually based upon 10% of the total compensation of all eligible employees. Contributions made on behalf of employees vest at a rate of 20% per year for each completed year of service. Contribution expense for 2003 totaled approximately $294,000.

9. Related Party Transactions

        As of June 30, 2002, the Company had an unsecured note receivable due from an employee in the amount of $9,000. The note bore no interest, and was paid in full during 2003.

        During 2003 the Company paid legal fees to a holder of convertible notes payable.
10. Commitments and Contingencies

Operating leases

        The Company leases office space and equipment under non-cancelable operating leases. Certain of these leases include renewal and purchase options. Rent expense under these leases was approximately $420,000 for 2003.

        Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows:

Year Ending June 30,
2004	$423,000
2005	381,000
2006	128,000

Total	$932,000

Litigation

        In the normal course of business, the Company is occasionally named as a defendant in various lawsuits. It is the opinion of management and of legal counsel that the outcome of any pending lawsuits will not materially affect the operations or the financial position of the Company.

11. Concentrations

Credit risk

        The Company maintains cash balances at various financial institutions primarily located in San Diego. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation up to $100,000.

        At times, balances may exceed federally insured limits. As of June 30, 2003, the Company had approximately $656,000 of uninsured cash based on actual bank balances. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

        A significant portion of the Company's revenues and accounts receivable are derived from one major class of customer, which is the U.S. Government. The Company does not believe significant credit risk exists as of June 30, 2003, and as a general rule, does not require cash collateral or other security to support customer receivables.

Customer

        During 2003 the Company had three major customers that accounted for sales of approximately $2,700,000, $1,600,000, and $1,200,000 (35%, 21%, and 16%), respectively. At June 30, 2003, the amounts receivable from these customers were approximately $234,000, $797,000, and $90,000, respectively.

POLEXIS, INC.

BALANCE SHEET

(Unaudited)

March 31, 2004
ASSETS
Current assets:
Cash	$893,000
Accounts receivables	1,545,000
Other current assets	191,000

Total current assets	2,629,000
Fixed assets, net	93,000
Other assets	28,000

Total assets	$2,750,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loan	$250,000
Accounts payable	24,000
Accrued payroll and related taxes	905,000
Income taxes payable	85,000
Deferred income taxes	180,000
Other accrued liabilities	390,000

Total current liabilities	1,834,000
Wages executive severance	71,000
Bank note payable	63,000

Total liabilities	1,968,000

Stockholders' equity:
Preferred stock	2,927,000
Common stock	635,000
Accumulated Deficit	(2,780,000)

Total stockholders' equity	782,000

$2,750,000

See accompanying notes to unaudited financial statements.

POLEXIS, INC.

STATEMENT OF OPERATIONS

FOR THE NINE MONTHS

ENDED MARCH 31, 2004

(Unaudited)

March 31, 2004
Revenues	$5,976,000

Costs and expenses:
Cost of revenues	2,744,000
General and administrative expenses	3,119,000
Merger related expenses	550,000

6,413,000

Loss from operations	(437,000)

Other expenses:
Interest expense	18,000

18,000

Loss before income taxes	(455,000)
Income tax provision	7,000

Net loss	$(462,000)

See accompanying notes to unaudited financial statements.

POLEXIS, INC.

STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS

ENDED MARCH 31, 2004

(Unaudited)

March 31, 2004
Cash Flows From Operating Activities:
Net loss	$(462,000)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	61,000
Deferred tax liabilities	(21,000)
Changes in operating assets and liabilities:
Contract receivables	68,000
Other current assets	(119,000)
Other assets	(28,000)
Accounts payable	2,000
Accrued payroll and related taxes	43,000
Income taxes payable	(50,000)
Other accrued liabilities	356,000

Net cash used in operating activities	(150,000)
Cash Flows From Investing Activities-Acquisition of furniture and equipment	(28,000)

Cash Flows From Financing Activities:
Payments of notes payable	(187,000)
Proceeds from issuance of common stock	2,000
Proceeds from capital contribution	550,000

Net cash provided by financing activities	365,000

Net increase (decrease) in cash	187,000
Cash at beginning of period	706,000

Cash at end of period	$893,000

See accompanying notes to unaudited financial statements.

POLEXIS, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

March 31, 2004

1. Summary of Significant Accounting Policies and Basis of Presentation	A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.
Nature of operations

Polexis, Inc. ("the Company") was founded and incorporated in the state of California in 1996. The Company is engaged primarily in software development and computer programming services for the commercial industry and the U.S. Government.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and cash equivalents	The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.
Accounts receivable	The Company has established a policy for an allowance for doubtful accounts. Based on historical information and specific identification, there is no allowance at this time.
Depreciation

Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term.

Revenue recognition

The Company contracts to provide services, directly or indirectly, with commercial businesses and the U.S. Government primarily on a time and materials basis. Revenues for the time and materials contracts are recognized as hours and costs are incurred. In addition, the Company provides services using fixed-price or cost plus fixed fee contracts. Revenues for the fixed-price and cost plus fixed fee contracts are recognized using the percentage-of-completion method of accounting, primarily based upon hours of work performed. Any anticipated losses on contracts are charged to operations as soon as they are determinable. Software license revenue is recognized when all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the fee is fixed or determinable; and collectibility is probable.

Contracts with the U.S. Government may be audited subsequent to completion. Management believes that revenues from the U.S. Government have been recognized in accordance with the contracts and, if an adjustment were to be determined through an audit, would not result in a material adverse effect on the financial position, results of operation, or cash flows of the Company.

Income taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Research and development	The Company is actively engaged in new product development efforts. Research and development expense relating to possible future products are expensed as incurred.
Stock-based compensation

In October 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." The Company has elected to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) and there has been no compensation cost charged against income for the options for the nine month period ended March 31, 2004. Had compensation cost for the Company's stock options been determined based on their fair value at the grant dates consistent with the method of FASB Statement No. 123, "Accounting for Stock-Based Compensation", the Company's net loss would have been increased to $502,500. The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted-average assumptions; a risk-free interest rate of 2.27%; an expected life of five years; and an expected dividend yield of zero.

New accounting standards

In December 2002 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of SFAS No. 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The adoption of this Statement is not expected to have a material effect on the financial statements.

In April 2003 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 requires that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this Statement is not expected to have a material effect on the financial statements.

In May 2003 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. For nonpublic entities, mandatorily redeemable financial instruments are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2004. The adoption of this Statement is not expected to have a material effect on the financial statements.

Subsequent Event

On March 31, 2004, all of the outstanding securities of the Company were acquired for approximately $6,500,000 in cash, stock, notes, and assumption of debt. As a result of the acquisition, the Company became a wholly owned subsidiary of SYS Technologies, Inc. (SYS) and therefore, will be included in the consolidated financial results of SYS effective for periods subsequent to the closing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Xsilogy, Inc.:

We have audited the accompanying balance sheets of Xsilogy, Inc. (the"Company") as of December 15, 2004 and December 31, 2003, and the related statements of operations, stockholders' deficit, and cash flows for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xsilogy, Inc. as of December 15, 2004 and December 31, 2003, and the results of its operations and its cash flows for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Diego, California
March 18, 2005

XSILOGY, INC.
Balance Sheets
As of December 15, 2004 and December 31, 2003
Assets	2004	2003
Cash	$-	$348,832
Accounts receivable, net of allowance for doubtful accounts of $23,403 and
$21,645 at December 15, 2004 and December 31, 2003, respectively	21,650	187,702
Inventories	180,792	165,656
Prepaid expenses and other current assets	30,908	26,522
Total current assets	233,350	728,712
Property and equipment, net	110,191	166,340
Intangibles, net of accumulated amortization of $35,706 and $20,547
at December 15, 2004 and December 31, 2003, respectively	165,760	147,286
Cost-method investment	-	72,000
Other assets, net of accumulated amortization of $55,978 and
$55,978 at December 15, 2004 and December 31, 2003, respectively	7,970	9,716
	$517,271	$1,124,054
Liabilities and Stockholders' Deficit
Liabilities:
Accounts payable	$259,875	$73,290
Accrued liabilities	487,718	140,519
Deferred revenue	74,107	95,926
Notes payable	-	1,294,080
Notes payable to related party	427,637	267,000
Total liabilities	1,249,337	1,870,815
Commitments and contingencies (note 8)
Stockholders' deficit:
Common stock, $0.001 par value. Authorized 190,000,000 shares;
issued and outstanding 36,728,378 and 26,297,917 shares at December 15, 2004 and December 31, 2003, respectively
	36,728	26,298
Additional paid-in-capital	10,059,248	8,687,239
Deferred compensation	(3,749)	(17,578)
Accumulated deficit	(10,824,293)	(9,442,720)
Total stockholders' deficit	(732,066)	(746,761)
	$517,271	$1,124,054
See accompanying notes to financial statements.

XSILOGY, INC. Statements of Operations Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003
	2004	2003

Revenues	$295,858	$607,649
Cost of revenues	102,651	291,161
Gross profit	193,207	316,488
Operating expenses:
Selling, general, and administrative	759,027	1,178,580
Research and development	694,730	768,571
Total operating expenses	1,453,757	1,947,151
Loss from operations	(1,260,550)	(1,630,663)
Other income (expense):
Interest expense	(121,289)	(16,958)
Other income	1,066	99,897
Total other income (expense)	(120,223)	82,939
Loss before income taxes	(1,380,773)	(1,547,724)
Income tax provision	800	800
Net loss	$(1,381,573)	$(1,548,524)
See accompanying notes to financial statements.

XSILOGY, INC.
Statements of Stockholders' Deficit
Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003

	Series A convertible preferred stock		Series B convertible preferred stock		Common stock		Additional paid-in capital	Deferred stock-based compensation	Accumulated deficit	Total stockholders' equity (deficit)
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	507,875	$ 2,600,000	592,160	$5,000,000	18,809,381	$18,810	$379,520	$(97,370)	$ (7,894,196)	$6,764
Conversion of preferred stock to common stock	(507,875)	(2,600,000)	(592,160)	(5,000,000)	4,400,140	4,400	7,595,600	-	-	-
Common stock issued for assets of Graviton	-	-	-	-	3,036,317	3,036	746,964	-	-	750,000
Amortization of deferred compensation	-	-	-	-	-	-	-	31,979	-	31,979
Reversal of deferred compensation	-	-	-	-	-	-	(47,813)	47,813	-	-
Stock issuance in lieu of compensation	-	-	-	-	37,079	37	9,233		-	9,270
Exercise of stock options	-	-	-	-	15,000	15	3,735	-	-	3,750
Net loss	-	-	-	-	-	-	-	-	(1,548,524)	(1,548,524)
Balance, December 31, 2003	-	-	-	-	26,297,917	26,298	8,687,239	(17,578)	(9,442,720)	(746,761)
Amortization of deferred compensation	-	-	-	-	-	-	-	8,439	-	8,439
Reversal of deferred compensation	-	-	-	-	-	-	(5,390)	5,390	-	-
Conversion of notes payable to common stock	-	-	-	-	10,430,461	10,430	1,377,399	-	-	1,387,829
Net loss	-	-	-	-	-	-	-	-	(1,381,573)	(1,381,573)
Balance, December 15, 2004	-	$-	-	$-	36,728,378	$36,728	$10,059,248	$(3,749)	$(10,824,293)	$(732,066)
See accompanying notes to financial statements.

XSILOGY, INC.
Statements of Cash Flows
Period from January 1, 2004 through December 15, 2004 and year ended December 31, 2003
	2004	2003
Operating activities:
Net loss	$(1,381,573)	$(1,548,524)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	73,861	99,395
Stock-based compensation	8,439	41,249
Changes in operating assets and liabilities:
Accounts receivable	166,052	(109,436)
Inventories	(15,136)	113,499
Prepaid expenses and other current assets	(4,690)	316
Other assets	(31,887)	30,169
Accounts payable	186,585	(58,388)
Accrued liabilities	362,948	72,379
Deferred revenue	(21,819)	(150,801)
Net cash used in operating activities	(657,220)	(1,510,142)
Investing activities:
Purchases of property and equipment	(2,249)	(44,898)
Proceeds from sale of intangible asset and advance from sale of business from acquirer	150,000	500,000
Net cash provided by investing activities	147,751	455,102
Financing activities:
Proceeds from notes payable	-	1,294,080
Proceeds from notes payable to related party	160,637	105,000
Proceeds from issuance of common stock	-	3,750
Net cash provided by financing activities	160,637	1,402,830
Net increase (decrease) in cash	(348,832)	347,790
Cash:
Beginning of year	348,832	1,042
End of year	$-	$348,832
Supplemental disclosure of noncash financing activities:
Common stock issued upon conversion of notes payable	1,387,829	-
Common stock issued for purchase of Graviton assets	-	750,000
See accompanying notes to financial statements.

XSILOGY, INC.

NOTES TO FINANCIAL STATEMENTS

(1)	Summary of Significant Accounting Policies and Practices
	(a)	Description of Business

Xsilogy, Inc. (the Company), a Delaware corporation incorporated in January 1999, designs and manages real‑time wireless sensor networks. These networks provide Internet-based remote monitoring of sensor data for a wide range of commercial and industrial applications. Current user applications include industrial and recreational wastewater treatment, chemical, fuel, oil and gas vendor-managed inventory, energy management, and a range of manufacturing processes.

The Company has only a limited operating history and the revenue and income potential of the Company's business and markets are unproven. Further, the markets for wireless Internet products and services are relatively new and rapidly evolving, both technologically and competitively.

	(b)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, valuation allowances for accounts receivable, inventories and deferred income tax assets. Actual results could differ from those estimates.
	(c)	Revenue Recognition

The Company recognizes revenue when all of the following criteria have been met:

  Persuasive evidence of an arrangement exists;

  Delivery has occurred or services have been rendered;

  The fee for the arrangement is fixed or determinable; and

  Collectibility is reasonably assured.

Sometimes our customer arrangements have multiple deliverables, which may include any combination of monthly Application Service Provider (ASP) services, professional consulting services or equipment sales. We apply the separation provisions of the Emerging Issues Task Force ("EITF") consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables". The provisions of EITF Issue No. 00-21 require us to unbundle multiple element arrangements into separate units of accounting when the delivered element(s) has stand-alone value and fair value of the undelivered element(s) exists. When we are able to unbundle the arrangement into separate units of accounting, we apply the accounting policy described above to each unit. If we are unable to unbundle the arrangement into separate units of accounting, we apply the accounting policy described above to the entire arrangement. Sometimes this results in recognizing the entire arrangement fee when delivery of the last element in a multiple element arrangement occurs. For example, if the last undelivered element is a service, we recognize revenue for the entire arrangement fee ratably as the service is performed.

	(d)	Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market.
	(e)	Property and Equipment
Property and equipment, which consists primarily of computer equipment and furniture, is stated at cost and depreciated using the straight‑line method over the estimated useful lives of the assets (3 years for computers and 10 years for furniture).
	(f)	Intangible Assets

Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill and other intangible assets with indefinite useful lives are no longer systematically amortized. Instead, such assets are subject to reduction only when their carrying amounts exceed their estimated fair values based on impairment tests established by SFAS 142 that must be made at least annually.  Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets".

	(g)	Fair Value of Financial Instruments
The carrying amounts of all financial instruments, such as accounts payable and accrued expenses, are reasonable estimates of their fair value because of the short maturity of these instruments.
	(h)	Research and Development Costs

The Company incurs research and development costs associated with designing and developing its current and future products, improving product functionality, expanding compatibility and troubleshooting. All research and development costs are expensed as incurred.

	(i)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j)	Impairment of Long-Lived Assets
In accordance with FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", long‑lived assets, such as property and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
(k)	Comprehensive Loss

The Company accounts for its components of comprehensive loss in accordance with SFAS No. 130, Reporting Comprehensive Income, which requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The only component of comprehensive loss for the Company was its net losses for the periods presented.

(l)	Stock Option Plan

The Company applies the intrinsic‑value‑based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25, to account for its fixed‑plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. FASB Statement No. 123, Accounting for Stock‑Based Compensation and FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, established accounting and disclosure requirements using a fair‑value‑based method of accounting for stock‑based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic‑value‑based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended. The following table illustrates the effect on net loss if the fair‑value‑based method had been applied to all outstanding and unvested awards in each period.

	From January 1, 2004 through December 15, 2004	Year Ended December 31, 2003
Net loss, as reported	$(1,381,573)	$(1,548,524)
Add stock-based employee compensation expense
included in reported net loss	8,439	41,249
Deduct total stock-based employee compensation
expense determined under fair-value-based method
for all awards	(23,550)	(28,179)
Pro forma net loss	$(1,396,684)	$(1,535,454)

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions at December 15, 2004 and December 31, 2003: dividend yields of 0.0%, risk-free interest rate of 3.78%, expected volatility of 0.0%, and expected life of 7 years.

	(m)	Recently Adopted Accounting Pronouncements

In December 2003, the SEC issued Staff Accounting Bulletin (SAB) No. 104, "Revenue Recognition"  (SAB No. 104), which codifies, revises and rescinds certain sections of SAB No. 101,  "Revenue Recognition", in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations.  The changes noted in SAB No. 104 did not have a material effect on our results of operations, financial position or cash flows.

In November 2002, the EITF issued EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF Issue No. 00-21 addresses how to determine whether a revenue arrangement involving multiple deliverables contains more than one unit of accounting for the purposes of revenue recognition and how the revenue arrangement consideration should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 applies to revenue arrangements entered into after June 15, 2003. Xsilogy adopted the provisions of EITF Issue No. 00-21 as of June 15, 2003.

(2)	Going Concern
The Company has experienced net losses in each year since its inception, and has an accumulated deficit of approximately $10.8 million at December 15, 2004. The Company incurred a net loss of approximately $1.4 million and negative cash flows from operations of approximately $579,000 for the period from January 1, 2004 through December 15, 2004.

As a result of these losses and the inability to raise additional financing, on December 15, 2004 the Company sold substantially all of its assets to SYS Technologies ("SYS"), as more fully described in Note 15. In addition to acquiring substantially all of the assets, SYS hired all of the employees and assumed certain liabilities including performing on specified contracts. As a result, there are no ongoing continuing business activities of Xsilogy other than to record and distribute the proceeds from the transaction with SYS.

(3)	Composition of Certain Financial Statement Captions

	December 15,	December 31,
	2004	2003
Inventories:
Raw materials	$77,838	$99,273
Work-in-process	61,768	61,980
Finished goods	41,186	4,403
	$180,792	$165,656
Property and equipment:
Furniture and fixtures	$137,256	$137,256
Computers and software	357,966	355,717
Tenant improvements	3,319	3,319
	498,541	496,292
Less accumulated depreciation	(388,350)	(329,952)
	$110,191	$166,340
(4)	Purchase of Assets

On March 13, 2003 Xsilogy acquired certain tangible and intangible assets used in the business of remote monitoring from Graviton, Inc. in exchange for (i) 3,036,317 shares of Xsilogy common stock representing 10% of Xsilogy's issued and outstanding shares of capital stock immediately after the closing after certain adjustments and (ii) a conditional warrant granting Graviton the right to purchase up to 3,373,686 shares of Xsilogy's common stock, at a price per share equal to the fair market value of such shares of common stock immediately following the closing of the Company's next round of financing, with such number of shares representing 10% of Xsilogy's issued and outstanding shares of capital stock immediately after the grant of the conditional warrant.

For purposes of establishing the price per share for the conditional warrants, the parties stipulated in the warrant agreement that the price be no greater than that price per share of common stock, on a fully-diluted, as converted basis, equivalent to a pre-money valuation of Xsilogy equal to $7.5 million.

Accordingly, for purposes of establishing the purchase price for the acquired assets, management determined that $7.5 million was a reasonable estimate for the fair market value of Xsilogy as it was the result of good faith negotiations by the two parties. Further, since Xsilogy issued 10% of its issued and outstanding shares in exchange for the assets, management determined that the purchase price paid for the acquired assets was $750,000.

In addition to acquiring certain tangible and intangible assets, Xsilogy also received cash in the amount of $1.3 million in exchange for convertible promissory notes issued December 30, 2003 to the Graviton investors with an 8% interest rate and a March 31, 2004 maturity date. The notes contained certain conversion features in the event of non-payment or in the event that Xsilogy completes an equity financing or is acquired and contain default provisions in the event that the notes are not paid when due or if a bankruptcy is commenced by or against the Company.

In March 2004 the holders of the notes extended the maturity date of the notes to September 30, 2004 and then extended the notes again in September 2004 to November 30, 2004. In connection with the transaction described under "Subsequent Events" (see Note 15), these notes were converted into Xsilogy common stock and therefore were not outstanding at December 15, 2004.

The total cost of the acquisition has been allocated to tangible and intangible net assets as follows:

Total Cost Allocation

Existing technology	$553,000
Cost-method investment	72,000
Patents	75,000
Inventories	50,000

Fair value of assets acquired	$750,000
(5)	Intangible Assets
The acquired intangible assets identified in the Graviton asset purchase, which consisted of existing technology and intellectual property are being amortized on a straight-line basis over their estimated useful lives, except for acquired software that was held for sale and ultimately sold (see Note 7). The acquired intangible assets, all of which are being amortized, have a weighted average useful life of approximately 12 years. The acquired intangible assets that make up that amount include intellectual property, which consists of patents of $75,000 (17‑year weighted average useful life), and existing technology of $53,000 (5‑year weighted average useful life). Estimated amortization expense for the next five years is: $15,012 in 2005, $15,012 in 2006, $15,012 in 2007, $10,600 in 2008, and $10,600 in 2009.

The Company incurs legal costs associated with filing patents. Such costs are capitalized as other assets and upon issuance of a patent the associated costs are amortized over the useful life of the patent. The weighted average useful life of patents is approximately 17 years. Aggregate amortization expense for amortizing patent costs was $147 and $147 for the years ended December 15, 2004 and December 31, 2003, respectively. Estimated amortization expense for each of the next five years is $147 per year.

The Company has acquired a number of trademarks on the technology underlying its Internet devices. Costs related to the Company's trademarks have been capitalized as other assets as of December 15, 2004. These costs are being reviewed annually for impairment and adjusted as necessary.

(6)	License Agreement

On August 25, 2003 Xsilogy entered into a Chemical Sensor and Detector License Agreement with Seacoast Sciences Inc. ("Seacoast"), a California corporation formed by some of the scientists who previously worked for Graviton developing chemical sensor technologies. Under the terms of the agreement, Xsilogy granted to Seacoast a royalty bearing, worldwide license, including the right to sublicense subject to certain conditions, to develop, manufacture, have manufactured, use, import, export, offer for sale, and sell licensed products utilizing Xsilogy's chemical sensing technology acquired from Graviton.

In exchange for these license rights, Seacoast issued 10,000 fully paid non-assessable shares of its common stock (equaling 10% of all shares of Seacoast's fully diluted common stock) and granted Xsilogy a warrant for an additional 2% at a fixed price of $.40 per share.   In addition, Seacoast is obligated to (i) pay Xsilogy royalties based on revenues generated by Seacoast and (ii) pay all patent costs to obtain a patent for the intellectual property licensed under the agreement.  Xsilogy received a total of $16,922 in royalties in 2004 under this agreement.  The value placed on this minority investment was $72,000.

In connection with the sale of the assets to SYS (Note 15), SYS made cash advances of $150,000 to Xsilogy prior to the closing. As consideration for these cash advances, Xsilogy transferred the rights in Seacoast to SYS and recorded an advance payment of $78,000 for the sale, which is included in accrued liabilities at December 15, 2004.

(7)	Asset Disposition

On July 17, 2003 Xsilogy entered into an Asset Purchase Agreement ("Agreement") with Soflinx Corporation. Under the terms of the Agreement, Xsilogy sold its Distributed Information Management and Control Software (DIMAC) assets acquired from Graviton in exchange for $500,000. Soflinx agreed to purchase the DIMAC assets "as is" without representation or warranty of any kind. The $500,000 value of the DIMAC assets was included in the intangible assets category of "Existing technology" as discussed in Note 4, "Purchase of Assets". These assets were held for sale when acquired from Graviton and upon the sale, the existing technology was reduced and no gain was recorded.

(8)	Commitments and Contingencies

Leases

The Company leases its office facilities and certain other equipment under noncancellable operating leases. There were no future minimum payments (with initial or remaining lease terms in excess of one year) as of December 15, 2004.

(9)	Notes Payable
Notes payable at December 15, 2004 and December 31, 2003 consists of the following:

	2004	2003

Convertible promissory note principal plus 8% interest due
June 30, 2005 and March 31, 2004, respectively	$ 133,500	$ 133,500
Unsecured promissory note 8% interest due and payable
monthly, principal and unpaid interest due June
30, 2005 and March 31, 2004, respectively	133,500	133,500
Convertible promissory notes principal plus 8% interest due
March 31, 2004	-	1,294,080
Secured promissory notes, 10% interest due and payable
monthly, principal plus unpaid interest due June 30, 2005	160,637	-
Total notes payable	$ 427,637	$ 1,561,080

As of December 31, 2003, the convertible promissory note in the amount of $133,500 and the unsecured convertible promissory note in the amount of $133,500 were both due to mature on March 31, 2004. As of December 15, 2004, these notes had been extended to June 30, 2005.

The convertible promissory notes of $1,294,080 were converted into Xsilogy common stock prior to December 15, 2004 (see Note 4).

(10)	Convertible Preferred Stock
The Company is authorized to issue 10,000,000 shares of convertible preferred stock and have designated 2,000,000 shares as Series A and 592,160 shares as Series B. At December 31, 2002, the Company had 507,875 and 592,160 shares of Series A and Series B preferred stock outstanding, respectively.

Holders of both Series A and Series B are entitled to dividends, when and as declared by the Company's board of directors out of funds that are legally available, cash dividends at the same rate per share as the holders of common stock. Dividends are payable only when, and if declared by the board and are non-cumulative. Upon any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of the Series A and Series B preferred stock shall be entitled to be paid out of the assets of the Company an amount per share equal to the original issue price plus all declared and unpaid dividends. If assets of the Company shall be insufficient to make payment in full to all holders of Series A and Series B preferred stock, then such assets shall be distributed among the Series A and Series B holders, in pari passu at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Series A and Series B preferred stock, may, at the option of the holder, be converted into such number of fully paid and nonassessable shares of Common Stock as is determined with respect to the stock by multiplying the respective conversion rate then in effect by the number of shares being converted. The conversion rate is determined by dividing the original issue price of each series by one‑fourth of the original issue price.

All of the Series A and Series B preferred stock was converted into common stock at the time of the Graviton asset purchase discussed in Note 4.

(11)	Stock Options
On September 20, 1999, the Company adopted its 1999 Stock Option Plan (the Plan) which provides for granting of 2,000,000 incentive stock options and nonqualified stock options to employees, directors or consultants of the Company. Subsequent to September 1999, the Company amended the Plan to increase the number of options available for grant and in March 2003 amended the Plan again such that the shares available for grant under the Plan are 2,325,000.

 The Plan is administered by the board of directors of the Company and provides that the options granted under the plan will be exercisable at such times and under such conditions as may be determined by the Company's board of directors at the time of grant, not to exceed 10 years from the date of grant. The options generally vest over four years. The terms of the Plan provide for the granting of incentive stock options at an exercise price as determined by the Company's board of directors that is not less than 100% of the fair market value at the date of grant and nonqualified stock options at not less than 85% of the fair market value on the date of grant for a non-employee.

The Company allows options to be exercised early. The shares purchased through early exercise are subject to certain restrictions. The unvested portion of the shares is restricted and will continue to vest over the original vesting schedule. If the shareholder discontinues employment before the shares are fully vested, the Company is entitled to repurchase the unvested shares at the price paid by the shareholder. There were no such repurchases during 2003 or 2004.  At December 15, 2004 and December 31, 2003, there were no restricted shares outstanding. At December 15, 2004, there were 1,275,953 shares available for grant.

The following table summarizes stock option activity for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003:
		Weighted Average Exercise Price
	Shares
Total Outstanding @ 12/31/2002	1,803,875	$0.23
Grants	409,375	0.25
Exercises	(15,000)	0.25
Cancellations	(702,000)	0.23
Total Outstanding @ 12/31/2003	1,496,250	0.23
Grants	75,000	0.25
Exercises	-	-
Cancellations	(731,250)	0.24
Total Outstanding @ 12/15/2004	840,000	0.23

The following table summarizes information about common stock options outstanding at December 15, 2004:

	Options Outstanding			Options Exercisable
Range of exercise price	Number outstanding at December 15, 2004	Weighted average remaining contractual life (in years)	Weighted average exercise price	Number outstanding at December 15, 2004	Weighted average exercise price

$ 0.13	160,000	5.45	$ 0.13	200,000	$ 0.13
$ 0.25	680,000	8.08	$ 0.25	218,311	$ 0.25

	840,000			418,311

(12)	Employee 401(k) Profit Sharing Plan
The Company started a retirement plan effective January 1, 2000. Substantially all employees of the Company who have completed six months of eligible service may participate in the "Xsilogy, Inc. 401(k) Profit Sharing Plan." Employees may defer up to 15% of their compensation, subject to certain statutory limits. The Company may make discretionary profit-sharing contributions to the plan each year. Employees must have been employed on the last day of the plan year and have worked at least 1,000 hours in order to be eligible for the profit-sharing contribution. The Company made no profit-sharing contributions in 2004 or 2003.

(13)	Income Taxes
The provision (benefit) for income taxes for the period from January 1, 2004 through December 15, 2004 and the year ended December 31, 2003 consists of the following:

	2004	2003
Current:
Federal	$ -	$ -
State	800	800
Totals	800	800

Deferred:
Federal	-	-
State	-	-
Totals	-	-

Totals	$ 800	$ 800

Significant components of the Company's deferred tax assets as of December 15, 2004 and December 31, 2003 are shown below:

	December 15,	December 31,
	2004	2003
Deferred tax assets:
Accrued vacation	$19,152	$22,832
Allowance for doubtful accounts	10,084	9,327
Inventories	89,191	119,756
Accrued compensation	104,722	-
Net operating loss	4,172,351	3,676,259
Deferred revenue	31,932	41,334
General business credits	307,818	307,818
Other	33,576	23,851
Total deferred tax assets	4,768,826	4,201,177
Deferred tax liabilities:
Depreciation and amortization	(15,202)	(6,210)
Deferred state taxes	(382,532)	(342,482)
Total deferred tax liabilities	(397,734)	(348,692)

Net deferred tax asset	4,371,092	3,852,485
Valuation allowance	(4,371,092)	(3,852,485)
	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  At December 15, 2004 the Company had a net operating loss carry forward available to reduce future taxable income, if any, of approximately $9,697,000 for Federal income tax purposes.  It also had a net operating loss carry forward available to reduce future taxable income, if any, of approximately $9,630,000 for state purposes. The Federal and state net operating loss carry forwards will begin expiring in 2020 and 2010, respectively. The carry forwards may be limited if a cumulative change in ownership of more than 50% occurs within a three year period.

The expected income tax provision, computed based on the Company's pre-tax income (loss) and the statutory Federal income tax rate of 34%, is reconciled to the actual tax provision reflected in the accompanying financial statements as follows:

	2004	2003
Expected tax provision (benefit) at statutory rates	$(442,943)	$(535,406)
State taxes, net of federal benefit	528	528
Meals & Entertainment	2,350	3,933
Change in valuation allowance	440,865	531,745

Totals	$800	$800

(14)	Related Parties

The Company sold $72,000 and $248,000 in 2004 and 2003 respectively in ASP services to the owner of 100% of the Company's Series B preferred stock which was converted to common stock in March of 2003.

During the period from November 2002 through March 2003, the principal shareholder made cash loans to the Company for working capital needs. These loans were made pursuant to a series of Secured Promissory Notes which provide for, among other things (i) an interest rate of 10%  (ii) a Security Agreement pledging  all of Xsilogy's assets as collateral and (iii) default provisions in the event that amounts are not paid when due and if a default occurs under the security agreement or if the property covered by the security agreement is sold, transferred or otherwise disposed of other than as expressly permitted by the principal shareholder.  These notes amounted to $267,000 and had a maturity date of March 31, 2003.

In April of 2003 these notes were converted into two notes, one unsecured promissory note in the amount of $133,500 and one convertible promissory note in the amount of $133,500 both with an 8% interest rate and a March 31, 2004 maturity date. The convertible promissory note contains certain conversion features in the event of non-payment or in the event that Xsilogy completes an equity financing or is acquired and contains default provisions in the event that the note is not paid when due or if a bankruptcy is commenced by or against the Company.

During the period from June 2004 through October 2004, the principal shareholder made additional cash loans to the Company for working capital needs. These loans were made pursuant to a series of Secured Promissory Notes which provide for, among other things (i) an interest rate of 10%  (ii) a Security Agreement pledging  all of Xsilogy's assets as collateral and (iii) default provisions in the event that amounts are not paid when due and if a default occurs under the security agreement or if the property covered by the security agreement is sold, transferred or otherwise disposed of other than as expressly permitted by the principal shareholder.  These notes amounting to $160,637 had a maturity date of December 31, 2004.

The maturity dates for all related party notes were extended to June 30, 2005 at the time of acquisition discussed in Note 15.

(15)	Subsequent Events

On December 16, 2004, SYS acquired all of the assets and certain liabilities of Xsilogy. The total purchase price consisted of cash consideration of (i) $345,000, (ii) up to approximately $900,000, of which up to $200,000 may be in the form of SYS common stock and the remainder in cash,  may be earned and paid subject to certain milestones to be achieved from the date of closing through June 30, 2005 and (iii) up to a maximum of $3.5 million in additional contingent consideration, of which up to $2.5 million may be in the form of SYS common stock and the remainder in cash, which may be earned and paid in installments upon the completion of certain criteria from the date of closing through June 30, 2009.

In connection with this transaction, the principal shareholder released his security interest in Xsilogy's assets related to the outstanding Secured Promissory Notes.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated statements of operations for the nine months ended March 25, 2005 reflects the acquisition of Xsilogy as if the acquisition had occurred on July 1, 2004. The unaudited pro forma consolidated statements of operations for the twelve months ended June 30, 2004 reflect the acquisitions of Xsilogy and Polexis as if those acquisitions had occurred on July 1, 2003.

The pro forma adjustments are based upon available information and certain assumptions that SYS's management believes is reasonable. The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the date indicated or the expected financial position or results of operations in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with SYS's separate historical consolidated financial statements and notes thereto as filed with the United States Securities and Exchange Commission. In management's opinion, all material adjustments necessary to reflect the effect of this transaction have been made.

SYS
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED

	SYS Historical March 25, 2005	Xsilogy December 15, 2004	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$32,513,000	$111,000			$32,624,000

Costs and expenses:
Cost of revenue	27,061,000	34,000			27,095,000
General and administrative expenses	3,621,000	288,000	(50,000)	(a)	3,859,000
Research and development costs	-	297,000			297,000
	30,682,000	619,000	(50,000)		31,251,000

Income (loss) from operations	1,831,000	(508,000)	50,000		1,373,000
Other (income) expenses	347,000	121,000	(121,000)	(b)	347,000
Income (loss) before income taxes	1,484,000	(629,000)	171,000		1,026,000
Income tax provision	603,000	-	(193,000)	(c)	410,000

Net income (loss)	$881,000	$(629,000)	$364,000		$616,000

Net income (loss) applicable to common stock	$881,000	$(629,000)	$364,000		$616,000

Net income per common share
Basic	$0.11				$0.07
Diluted	$0.09				$0.06

Weighted average common shares outstanding
Basic	8,384,000				8,384,000
Diluted	11,044,000				11,044,000

See accompanying notes to unaudited pro forma consolidated financial statements.

SYS
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED

	SYS Historical June 30, 2004	Xsilogy June 30, 2004	Polexis Nine months ended March 31, 2004	Pro Forma Adjustments		SYS Pro Forma Consolidated
Revenues	$ 34,895,000	$ 508,000	$ 5,976,000	$ -		$ 41,379,000

Costs and expenses:
Cost of revenues	28,749,000	317,000	2,744,000	-		31,810,000
General and administrative expenses	4,103,000	1,092,000	3,669,000	(910,000)	(a)	7,954,000
Research and development costs	-	801,000	-	-		801,000
	32,852,000	2,210,000	6,413,000	(910,000)		40,565,000

Income (loss) from operations	2,043,000	(1,702,000)	(437,000)	910,000		814,000

Other (income) expense	226,000	(24,000)	18,000	26,000	(b)	246,000

Income (loss) before income taxes	1,817,000	(1,678,000)	(455,000)	884,000		568,000

Income tax provision (benefit)	825,000	-	7,000	(605,000)	(c)	227,000

Net income (loss)	$ 992,000	$ (1,678,000)	$ (462,000)	$ 1,489,000		$ 341,000

Preference dividend requirement	4,000	-				4,000

Net income (loss) applicable to common stock	$ 988,000	$ (1,678,000)	$ (462,000)	$ 1,489,000		$ 337,000

Net income per common share

Basic	$ 0.15					$ 0.05
Diluted	$ 0.13					$ 0.04

Weighted average common shares outstanding

Basic	6,663,000			524,000	(d)	7,187,000
Diluted	8,472,000			968,000	(d)	9,440,000

See accompanying notes to unaudited pro forma consolidated financial statements.

SYS

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation-SYS Pro Forma Consolidated

        The accompanying unaudited pro forma consolidated statement of operations combine the statements of operations of SYS and Xsilogy for the nine months ended March 25, 2005 and the operations of SYS, Xsilogy and Polexis for the year ended June 30, 2004. The unaudited pro forma consolidated statement of operations are not necessarily indicative of results that would have occurred had the acquisitions of Xsilogy and Polexis been consummated at the beginning of the periods presented or the results that may be attained in the future.

Note 2. Pro Forma Adjustments

                (a) For the nine months ended March 25, 2005, the adjustments include (i) cost reductions which would not continue on a going forward basis consisting principally of reduced facility and utility costs from consolidating Company facilities and the elimination of certain legal, accounting and fundraising expenses that would not be incurred as a result of the transaction, which together amounted to $85,000 and (ii) increased amortization expense of $35,000 for the intangible assets acquired as a result of the acquisition.

                For the twelve months ended June 30, 2004, the adjustments include (i) cost reductions for both Xsilogy and Polexis, which would not continue on a going forward basis consisting principally of salaries and benefits for positions that have been eliminated, reduced facility costs from consolidating Company facilities and the elimination of certain legal, accounting and fundraising expenses that would not be incurred as a result of the transactions, which together amounted to $568,000, (ii) The elimination of $550,000 of Polexis merger related expenses (principally investment banking, legal and other expenses) that would have been expensed prior to June 30, 2003 and therefore not a cost of the combined entity.  The selling shareholders paid for these expenses from the merger consideration and (iii) increased amortization expense of $208,000 for the intangible assets acquired as a result of the transactions.

                (b) For the nine months ended March 25, 2005, the adjustment reflects the elimination of interest expense of $95,000 for Xsilogy convertible promissory notes that were converted into common stock at the closing of the transaction and to eliminate interest expense of $26,000 for an Xsilogy related party shareholder note, neither of which were assumed in the transaction.

                For the twelve months ended June 30, 2004, which includes Xsilogy and Polexis to reflect (i) additional interest expense of $103,000 associated with the issuance of convertible notes in connection with the Polexis acquisition and (ii) the elimination of interest expense of $50,000 for Xsilogy convertible promissory notes that were converted into common stock at the closing of the transaction and to eliminate interest expense of $27,000 for an Xsilogy related party shareholder note, neither of which were assumed in the transaction.

                (c) The income tax effect included in the pro forma adjustments were calculated using the Company's statutory rates of 40% for the nine months ended March 25,2005 and the twelve months ended June 30, 2004.

                (d)  For the twelve months ended June 30, 2004 to reflect the change to combined shares outstanding after the acquisition of Polexis using approximately 698,000 shares issued and 593,000 shares underlying the subordinated notes

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Notice About Forward-Looking Statements
Recent Financings
Recent Transactions
Use Of Proceeds
Market For Common Equity and Related Shareholder Matters
Dividend Policy
Business
Legal Proceedings
Management's Discussion and Analysis Of Financial Condition and Results Of Operations
Management
Certain Relationships And Related Transactions
Security Ownership Of Certain Beneficial Owners and Management
Description of Securities
Indemnification For Securities Act Liabilities
Plan Of Distribution
Selling Shareholders
Legal Matters
Experts
Available Information

5,479,159
OF
COMMON STOCK

SYS

5050 Murphy Canyon Road
Suite 200
San Diego, California
92123
(858) 715-5500

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of the Company. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of the Company, (ii) is or was serving at the request of the Company, as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and shareholders (through shareholder derivative suits on behalf of our Company) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of our Company or any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of the Company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,715
Accounting fees and expenses	$30,000	*
Legal fees and expenses	$20,000	*
Printing and related expenses	$15,000	*
TOTAL	$66,715

                    * Estimated.

Item 26. Recent Sales of Unregistered Securities.

During the period from December, 2003 through February, 2004, the Company entered into subscription agreements with some of the investors in this Form SB-2 Registration Statement for the sale of an aggregate 64 units, each consisting of (i) 15,625 shares of Company common stock and (ii) a 10% unsecured convertible note, which is convertible into 11,364 shares of common stock, at $2.20 a share, and is payable as of December 31, 2006. The net proceeds received by the Company were $3,200,000. The Company relied upon an exemption from registration pursuant to Regulation D, promulgated under the Securities Act.

During fiscal year 2003, the Company issued 95,878 shares of common stock to the Company's 401(k)/Employee Stock Ownership Plan. These shares were part of the Company's contribution to the employees for fiscal year 2003. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

On March 31, 2004, SYS acquired all of the outstanding securities of Polexis.  The Polexis stockholders received 697,973 shares of SYS common stock and unsecured subordinated convertible notes in the amount of $1,375,000.  These notes are convertible into SYS common stock at $2.32 per share.

Effective January 3, 2005, SYS acquired all of the outstanding securities of Antin.  The Antin stockholders received 323,971 shares of SYS common stock and an additional 314,027 shares were issued to an escrow agent , on behalf of the Antin stockholders, which shares are contingently issuable to the stockholders based upon future operating performance.

On May 11, 2005, the Company issued 19,122 shares of common stock to the SYS 401(k) Employee Stock Ownership Plan as part of its matching contribution.

On May 27, 2005, SYS entered into a securities purchase agreement pursuant to which the Company agreed to sell to certain institutional investors in a private placement transaction an aggregate of 1,427,655 shares of common stock at an aggregate purchase price of $3,355,000 (or $2.35 per share). As part of the transaction, the Company also agreed to issue to the investors warrants to purchase an aggregate of 428,289 shares of common stock at an exercise price of $2.50 per share. The transaction was closed on June 2, 2005.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean SYS, a California corporation.

Exhibit No.	Description
2.1	Testmasters, Inc. Stock Purchase Agreement (1)
2.2	Polexis Merger Agreement (2)
2.3	Asset Purchase and Sale Agreement effective as of December 15, 2004, by and between SYS and Xsilogy, Inc. (3)
2.4	Agreement and Plan of Merger effective as of January 3, 2005 among SYS, Shadow I, Inc., a wholly-owned subsidiary of SYS, Antin Engineering, Inc., and the stockholders of Antin Engineering, Inc. (3)
3.1	Articles of Incorporation for SYS, as amended (1)
3.2	Bylaws of SYS (1)
4.1	Form of Subscription Agreement from the November 2001 Offering (1)
4.2	Form of Convertible Note from the November 2001 Offering (1)
4.3	Form of Subscription Agreement from the December 2003 Offering (Convertible Note from December 2003 Offering included) (2)
4.4	Securities Purchase Agreement, dated as of May 27, 2005, by and among SYS and the investor parties as identified on the signature pages thereto (4)
4.5	Registration Rights Agreement, dated as of May 27, 2005, by and among SYS and the investor parties as identified on the signature pages thereto (4)
4.6	Form of Warrant to be issued by SYS to the investors in connection with the Securities Purchase Agreement from May 2005 Offering (4)
5.1	Opinion of Luce, Forward, Hamilton & Scripps Regarding Legality and Consent *
10.1	SYS 1997 Incentive Stock Option and Restricted Stock Plan (5)
10.2	SYS 2003 Stock Option Plan (6)
10.3	SYS 2003 Employee Stock Purchase Plan (6)
10.4	Employment contract for Clifton L. Cooke, Jr., the Company's Chief Executive Officer (7)
10.5	Employment contract for Edward M. Lake, the Company's Chief Financial Officer and Executive Vice President of Financial Operations (7)
10.6	Employment contract for Michael W. Fink, the Company's Secretary and Sr. Vice president of Finance and Contracts (7)
10.7	Employment contract for Kenneth D. Regan, the Company's Defense Solutions Group's President and Chief Operating Officer (7)
21.1	List of all subsidiaries of SYS*
23.1	Consent of Legal Counsel (see Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm - J. H. Cohn LLP *
23.3	Consent of Independent Registered Public Accounting Firm - Nation Smith Hermes Diamond, APC *
23.4	Consent of Independent Registered Public Accounting Firm - KPMG LLP *
23.5	Consent of Independent Registered Public Accounting Firm - KPMG LLP *
24.1	Power of Attorney (see page II-5)

*Filed herewith

(1)	Incorporated by reference from this Company's Registration Statement on Form SB-2 filed on May 24, 2002.
(2)	Incorporated by reference from this Company's Registration Statement on Form SB-2 filed on April 19, 2004.
(3)	Incorporated by reference from this Company's report on Form 10-QSB filed on February 7, 2005.
(4)	Incorporated by reference from this Company's report on Form 8-K filed on June 3, 2005.
(5)	Incorporated by reference from this Company's Proxy Statement filed on February 21, 1997.
(6)	Incorporated by reference from this Company's report on Form S-8 filed on April 8, 2003.
(7)	Incorporated by reference from this Company's report on Form 10-KSB for the fiscal year ended June 30, 2004, filed on September 29, 2004.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)  Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on June 22, 2005.

Date: June 22, 2005
SYS
By:	/s/ CLIFTON L. COOKE, JR.
Clifton L. Cooke, Jr., Chief Executive Officer

By:	/s/ EDWARD M. LAKE
Edward M. Lake, Chief Financial Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Clifton L. Cooke, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

                In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ CLIFTON L. COOKE, JR.	President, Chief Executive Officer and Director	June 22, 2005
Clifton L. Cooke, Jr.

/s/ EDWARD M. LAKE	Executive Vice President, Chief Financial Officer	June 22, 2005
Edward M. Lake

/s/ MICHAEL W. FINK	Secretary	June 22, 2005
Michael W. Fink

/s/ JOHN M. BURNS	Director	June 22, 2005
John M. Burns

/s/ DAVID A. DERBY	Director	June 22, 2005
David A. Derby

/s/ GENERAL AL GRAY, USMC (RET.)	Director	June 22, 2005
General Al Gray, USMC (Ret.)

/s/ JOHN R. HICKS	Director	June 22, 2005
John R. Hicks

/s/ GAIL K. NAUGHTON	Director	June 22, 2005
Gail K. Naughton

/s/ THOMAS A. PAGE	Director	June 22, 2005
Thomas A. Page

/s/ CHARLES E. VANDEVEER	Director	June 22, 2005
Charles E. Vandeveer

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Notice About Forward-Looking Statements
Recent Financings
Recent Transactions
Use Of Proceeds
Market For Common Equity and Related Shareholder Matters
Dividend Policy
Business
Legal Proceedings
Management's Discussion and Analysis Of Financial Condition and Results Of Operations
Management
Certain Relationships And Related Transactions
Security Ownership Of Certain Beneficial Owners and Management
Description of Securities
Indemnification For Securities Act Liabilities
Plan Of Distribution
Selling Shareholders
Legal Matters
Experts
Available Information

5,479,159
OF
COMMON STOCK

SYS

5050 Murphy Canyon Road
Suite 200
San Diego, California
92123
(858) 715-5500

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of the Company. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of the Company, (ii) is or was serving at the request of the Company, as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and shareholders (through shareholder derivative suits on behalf of our Company) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of our Company or any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of the Company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$1,748
Accounting fees and expenses	$30,000	*
Legal fees and expenses	$20,000	*
Printing and related expenses	$15,000	*
TOTAL	$66,748

                    * Estimated.

Item 26. Recent Sales of Unregistered Securities.

During the period from December, 2003 through February, 2004, the Company entered into subscription agreements with some of the investors in this Form SB-2 Registration Statement for the sale of an aggregate 64 units, each consisting of (i) 15,625 shares of Company common stock and (ii) a 10% unsecured convertible note, which is convertible into 11,364 shares of common stock, at $2.20 a share, and is payable as of December 31, 2006. The net proceeds received by the Company were $3,200,000. The Company relied upon an exemption from registration pursuant to Regulation D, promulgated under the Securities Act.

During fiscal year 2003, the Company issued 95,878 shares of common stock to the Company's 401(k)/Employee Stock Ownership Plan. These shares were part of the Company's contribution to the employees for fiscal year 2003. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

On March 31, 2004, SYS acquired all of the outstanding securities of Polexis.  The Polexis stockholders received 697,973 shares of SYS common stock and unsecured subordinated convertible notes in the amount of $1,375,000.  These notes are convertible into SYS common stock at $2.32 per share.

Effective January 3, 2005, SYS acquired all of the outstanding securities of Antin.  The Antin stockholders received 323,971 shares of SYS common stock and an additional 314,027 shares were issued to an escrow agent, on behalf of the Antin stockholders, which shares are contingently issuable to the stockholders based upon future operating performance.

On May 11, 2005, the Company issued 19,122 shares of common stock to the SYS 401(k) Employee Stock Ownership Plan as part of its matching contribution.

On May 27, 2005, SYS entered into a securities purchase agreement pursuant to which the Company agreed to sell to certain institutional investors in a private placement transaction an aggregate of 1,427,655 shares of common stock at an aggregate purchase price of $3,355,000 (or $2.35 per share). As part of the transaction, the Company also agreed to issue to the investors warrants to purchase an aggregate of 428,289 shares of common stock at an exercise price of $2.50 per share. The transaction was closed on June 2, 2005.

Item 27. Exhibits.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean SYS, a California corporation.

Exhibit No.	Description
2.1	Testmasters, Inc. Stock Purchase Agreement (1)
2.2	Polexis Merger Agreement (2)
2.3	Asset Purchase and Sale Agreement effective as of December 15, 2004, by and between SYS and Xsilogy, Inc. (3)
2.4	Agreement and Plan of Merger effective as of January 3, 2005 among SYS, Shadow I, Inc., a wholly-owned subsidiary of SYS, Antin Engineering, Inc., and the stockholders of Antin Engineering, Inc. (3)
3.1	Articles of Incorporation for SYS, as amended (1)
3.2	Bylaws of SYS (1)
4.1	Form of Subscription Agreement from the November 2001 Offering (1)
4.2	Form of Convertible Note from the November 2001 Offering (1)
4.3	Form of Subscription Agreement from the December 2003 Offering (Convertible Note from December 2003 Offering included) (2)
4.4	Securities Purchase Agreement, dated as of May 27, 2005, by and among SYS and the investor parties as identified on the signature pages thereto (4)
4.5	Registration Rights Agreement, dated as of May 27, 2005, by and among SYS and the investor parties as identified on the signature pages thereto (4)
4.6	Form of Warrant to be issued by SYS to the investors in connection with the Securities Purchase Agreement from May 2005 Offering (4)
5.1	Opinion of Luce, Forward, Hamilton & Scripps Regarding Legality and Consent*
10.1	SYS 1997 Incentive Stock Option and Restricted Stock Plan (5)
10.2	SYS 2003 Stock Option Plan (6)
10.3	SYS 2003 Employee Stock Purchase Plan (6)
10.4	Employment contract for Clifton L. Cooke, Jr., the Company's Chief Executive Officer (7)
10.5	Employment contract for Edward M. Lake, the Company's Chief Financial Officer and Executive Vice President of Financial Operations (7)
10.6	Employment contract for Michael W. Fink, the Company's Secretary and Sr. Vice president of Finance and Contracts (7)
10.7	Employment contract for Kenneth D. Regan, the Company's Defense Solutions Group's President and Chief Operating Officer (7)
21.1	List of all subsidiaries of SYS*
23.1	Consent of Legal Counsel (see Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm - J.H. Cohn LLP *
23.3	Consent of Independent Registered Public Accounting Firm - Nation Smith Hermes Diamond, APC *
23.4	Consent of Independent Registered Public Accounting Firm - KPMG LLP *
23.5	Consent of Independent Registered Public Accounting Firm - KPMG LLP *
24.1	Power of Attorney (see page II-5)

*Filed herewith

(1)        Incorporated by reference from this Company's Registration Statement on Form SB-2 filed on May 24, 2002.

(2)        Incorporated by reference from this Company's Registration Statement on Form SB-2 filed on April 19, 2004.

(3)        Incorporated by reference from this Company's report on Form 10-QSB filed on February 7, 2005.

(4)        Incorporated by reference from this Company's report on Form 8-K filed on June 3, 2005.

(5)        Incorporated by reference from this Company's Proxy Statement filed on February 21, 1997.

(6)        Incorporated by reference from this Company's report on Form S-8 filed on April 8, 2003.

(7)        Incorporated by reference from this Company's report on Form 10-KSB for the fiscal year ended June 30, 2004, filed on September 29, 2004.

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii)  Include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on June 21, 2005.

Date: June 22, 2005
SYS
By:	/s/ CLIFTON L. COOKE, JR.
Clifton L. Cooke, Jr., Chief Executive Officer

By:	/s/ EDWARD M. LAKE
Edward M. Lake, Chief Financial Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Clifton L. Cooke, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

                In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ CLIFTON L. COOKE, JR.	President, Chief Executive Officer and Director	June 22, 2005
Clifton L. Cooke, Jr.

/s/ EDWARD M. LAKE	Executive Vice President, Chief Financial Officer	June 22, 2005
Edward M. Lake

/s/ MICHAEL W. FINK	Secretary	June 22, 2005
Michael W. Fink

/s/ JOHN M. BURNS	Director	June 22, 2005
John M. Burns

/s/ DAVID A. DERBY	Director	June 22, 2005
David A. Derby

/s/ GENERAL AL GRAY, USMC (RET.)	Director	June 22, 2005
General Al Gray, USMC (Ret.)

/s/ JOHN R. HICKS	Director	June 22, 2005
John R. Hicks

/s/ GAIL K. NAUGHTON	Director	June 22, 2005
Gail K. Naughton

/s/ THOMAS A. PAGE	Director	June 22, 2005
Thomas A. Page

/s/ CHARLES E. VANDEVEER	Director	June 22, 2005
Charles E. Vandeveer